Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN

OF REORGANIZATION

By and Among

ACNB CORPORATION,

ACNB SOUTH ACQUISITION SUBSIDIARY, LLC,

ACNB BANK,

TRADITIONS BANCORP, INC.

And

TRADITIONS BANK

July 23, 2024

SCHEDULE 1	Identification of Certain Executive Officers and Certain Employees of Traditions Bank to be Retained by ACNB Bank
EXHIBIT A	Form of Letter Agreement
EXHIBIT B	Form of Employment Agreement
EXHIBIT C	Form of Acknowledgement and Release
EXHIBIT D	Form of Employment Agreement
EXHIBIT E	Form of Employment Agreement
EXHIBIT F	Form of Termination Benefits Preliminary Calculation Acknowledgement
EXHIBIT G	Form of Bank Plan of Merger
EXHIBIT H	Draganosky Letter Agreement
EXHIBIT I	Kochenour Letter Agreement
EXHIBIT J	Form of Affiliate Agreement
EXHIBIT K	Form of Separation and Non-Competition Agreement

Execution Copy

AGREEMENT

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 23, 2024, is made by and among ACNB CORPORATION (“ACNB”), a Pennsylvania corporation, having its principal place of business in Gettysburg, Pennsylvania, ACNB SOUTH ACQUISITION SUBSIDIARY, LLC (“Acquisition Subsidiary”), a Pennsylvania limited liability company having its principal place of business in Gettysburg, Pennsylvania, ACNB BANK (“ACNB Bank”), a Pennsylvania state-chartered bank and trust company, having its principal place of business in Gettysburg, Pennsylvania, TRADITIONS BANCORP, INC. (“Traditions”), a Pennsylvania corporation, having its principal place of business in York, Pennsylvania, and TRADITIONS BANK (“Traditions Bank”), a Pennsylvania state-chartered commercial bank, having its principal place of business in York, Pennsylvania.

BACKGROUND

1.	The board of directors or sole member of each of ACNB, Acquisition Subsidiary, ACNB Bank, Traditions and Traditions Bank deems it advisable and in each of their respective best interests and consistent with and in furtherance of their respective business strategies and goals for Traditions to merge with and into Acquisition Subsidiary (the “Merger”), with Acquisition Subsidiary surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania, and such boards of directors or sole members have unanimously approved this Agreement, declared it advisable, and recommended that this Agreement be adopted by the shareholders of Traditions and sole member of Acquisition Subsidiary.

2.	ACNB, Acquisition Subsidiary and Traditions intend for federal income tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the IRC (as hereafter defined) and that this Agreement be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

3.	ACNB is the sole member of Acquisition Subsidiary and the parent financial institution holding company and sole shareholder of ACNB Bank. Traditions is the parent holding company and sole shareholder of Traditions Bank.

4.	As an inducement to ACNB’s willingness to enter into this Agreement, the directors and certain shareholders of Traditions, Traditions’ s Chair of the Board & Chief Executive Officer, President, Chief Financial Officer and certain other executive officers have executed a Traditions Letter Agreement in the form attached hereto as Exhibit A (“Letter Agreement”).

5.	As a condition and inducement to the parties’ willingness to enter into this Agreement, ACNB and ACNB Bank, as applicable, have entered into: Employment Agreements materially in the form attached hereto as Exhibit B, with the officers of Traditions Bank to be retained by ACNB Bank as identified on Schedule 1; an Acknowledgement and Release materially in the form attached hereto as Exhibit C and an Employment Agreement materially in the form attached hereto as Exhibit D with the executives of Traditions Bank to be retained by ACNB Bank as identified on Schedule 1; and an Employment Agreement materially in the form attached hereto as Exhibit E with the executive of Traditions Bank to be retained by ACNB Bank as identified on Schedule 1, all to be effective at the Effective Time (as defined herein).

6.	As a condition and inducement to the parties’ willingness to enter into this Agreement, certain officers of Traditions and Traditions Bank have each received a Termination Benefits Preliminary Calculation Acknowledgement in the form attached hereto as Exhibit F.

7.	The respective boards of directors or sole member of the parties have determined that it is in the best interests of their respective companies and their shareholders and members, respectively, to consummate the Merger provided for herein.

8.	Subject to the terms of this Agreement, the parties’ desire to merge Traditions Bank with and into ACNB Bank, as soon as practicable after the Effective Time (as hereinafter defined) and in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit G.

9.	The parties desire to set forth in this Agreement the terms and conditions governing the transactions contemplated herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

ACNB shall have the meaning set forth in the Introductory Recital of this Agreement.

ACNB Bank shall have the meaning set forth in the Introductory Recital of this Agreement.

ACNB Benefit Plans shall have the meaning set forth in Section 3.12(a) of this Agreement.

ACNB Common Stock has the meaning given to that term in Section 3.03 of this Agreement.

ACNB Determination Date Market Share Price shall be the ACNB Market Share Price.

ACNB Disclosure Schedule means a disclosure schedule delivered by ACNB to Traditions pursuant to Article III of this Agreement.

ACNB Financials means (i) the audited consolidated statements of condition as of and for the fiscal years ending December 31, 2023, December 31, 2022, and December 31, 2021, and the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for fiscal years ending December 31, 2023, December 31, 2022, and December 31, 2021, including the notes thereto and (ii) unaudited interim consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity, and cash flows, as of the end of each calendar quarter ending on or after March 31, 2024 and for the periods then ended including the notes thereto.

ACNB Information Security Reviews shall have the meaning set forth in Section 3.22(d) of this Agreement.

ACNB Loan Property has the meaning given to that term in Section 3.15 (c)(ii) of this Agreement.

ACNB Market Share Price shall be the arithmetic average of the closing per share prices of ACNB Common Stock as quoted on Nasdaq for the 20 trading days for which closing prices are available immediately preceding the Determination Date.

ACNB Ratio means the quotient obtained by dividing the ACNB Determination Date Market Share Price by the Initial ACNB Market Share Price.

ACNB Regulatory Reports means the annual and quarterly reports of ACNB filed with the SEC since December 31, 2021 through the Closing Date, and the financial reports of ACNB Bank and accompanying schedules for each calendar quarter filed with the FDIC, as applicable, since the quarter ended December 31, 2021 through the Closing Date.

ACNB Shareholder Approval shall have the meaning set forth in Section 3.04(a) of this Agreement.

ACNB Subsidiaries means any corporation, limited liability company, partnership, or other entity 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by ACNB, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of ACNB Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons, except ACNB, Acquisition Subsidiary, or ACNB Bank, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Traditions or any Traditions Subsidiaries, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of Traditions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Traditions Subsidiary and the capital stock of any entity surviving any merger or business combination involving any Traditions Subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of Traditions or any of its Traditions Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of Traditions or any Traditions Subsidiary where that Traditions Subsidiary represents more than 20% of the consolidated assets or revenue of Traditions, in each case other than the transactions contemplated by this Agreement.

Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Applications means the applications for regulatory approval which are required by the transactions contemplated herein.

Bank Merger means the merger of Traditions Bank with and into ACNB Bank.

Bank Regulator means any banking agency or department of any federal or state government, including without limitation, the PDB, the FDIC, and the FRB.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHCA means the Bank Holding Company Act of 1956, as amended.

CECL means current expected credit losses as provided for under GAAP.

CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

CERCLIS means the Comprehensive Environmental Response Compensation Liabilities Information System.

Closing shall have the meaning set forth in Section 1.02(a) of this Agreement.

Closing Date shall have the meaning set forth in Section 1.02(a) of this Agreement.

Confidentiality Agreement means that certain confidentiality agreement, dated April 24, 2024, pursuant to which ACNB agrees, among other things, to maintain the confidentiality of certain information provided to it by Traditions and pursuant to which Traditions agrees, among other things, to maintain the confidentiality of certain information provided to it by ACNB.

Deposit Liabilities means all deposit liabilities (which shall include, but shall not be limited to, “deposits” as such term is defined in Section 3(l)(1) of the FDIA, as amended) of Traditions Bank or ACNB Bank including balances in money market and other accounts linked to accounts containing deposit liabilities under “sweep” or similar arrangements, together with Traditions Bank’s or ACNB Bank’s rights and obligations under any related customer agreement, and Individual Retirement Accounts for which Traditions Bank or ACNB Bank is custodian.

Determination Date shall mean the seventh calendar day immediately preceding the Closing Date, or if such date is not a trading day, the last trading day immediately preceding such calendar day.

Dissenting Traditions Shares means shares of Traditions Common Stock as to which appraisal rights are perfected under the ETL.

DP Contracts shall have the meaning set forth in Section 2.27(c) of this Agreement.

Effective Time shall have the meaning set forth in Section 1.02(c) of this Agreement.

Eligible Employee shall have the meaning set forth in Section 5.20 of this Agreement.

Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The term Environmental Law includes without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous materials.

Environmental Liability means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Law or relating to or arising from contamination or hazardous substances.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate means (i) a member of any “controlled group” (as defined in Section 414(b) of the IRC) of which a party is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with a party, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which a party is a member, or (iv) an entity required to be aggregated with a party (as applicable pursuant to Section 414(o) of the IRC).

ETL means of the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §311 et seq.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent shall have the meaning set forth in Section 1.02(l)(i) of this Agreement.

Exchange Agent Agreement means the agreement entered into between ACNB and the Exchange Agent in form and substance reasonably acceptable to ACNB setting forth the terms and conditions upon which the Exchange Agent will render the exchange services in connection with the Merger.

Exchange Fund shall have the meaning set forth in Section 1.02(l)(ii) of this Agreement.

Exchange Ratio shall have the meaning set forth in Section 1.02(i)(iii) of this Agreement.

Expenses shall have the meaning set forth in Section 8.01(b) of this Agreement.

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

Final Index Price means the arithmetic average of the closing prices of the KBW Nasdaq Bank Index for the 20 trading days for which closing prices are available as of the Determination Date.

Five Day Period shall have the meaning set forth in Section 7.01(g).

FRB means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentality including, inter alia, any Bank Regulator and the SEC.

Index Ratio means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

Information Security Requirements shall have the meaning set forth in Section 2.27(d) of this Agreement.

Initial ACNB Market Share Price means $36.20 per share.

Initial Index Price means $106.91.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other material written notice received by that Person.

IT Assets shall have the meaning set forth in Section 2.27(b)(ii) of this Agreement.

Leased Properties shall have the meaning set forth in Section 2.11(d) of this Agreement.

Leases shall have the meaning set forth in Section 2.11(c) of this Agreement.

Letter Agreement shall have the meaning set forth in Background Recital 4 of this Agreement.

Loan shall have the meaning set forth in Section 5.01(b)(xxi) of this Agreement.

Material Adverse Effect means with respect to a party hereto, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that (a) has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of Traditions on a consolidated basis (when such term is used in Article II hereof) or ACNB on a consolidated basis (when such term is used in Article III hereof) or (b) would materially impair the ability of such party or its Subsidiary to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated hereby by this Agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect Traditions or ACNB when compared to other banking institutions, (ii) any change in GAAP or applicable law, regulation or the interpretation thereof by courts or Governmental Entities that does not disproportionately affect such party and its Subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of this Agreement, (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by Traditions or ACNB in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vi) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including COVID-19), or the material worsening of such conditions threatened or existing as of the date of this Agreement that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any Bank Regulator, including, but not limited to, a consent order or cease and desist order.

Materially Burdensome Regulatory Condition shall have the meaning set forth in Section 5.04(e) of this Agreement.

Merger Consideration shall have the meaning set for the in Section 1.02(i)(iii) of this Agreement.

NPL means the National Priority List under CERCLA.

Owned Properties shall have the meaning set forth in Section 2.11(a) of this Agreement.

PAC means the Pennsylvania Associations Code.

PDB means the Pennsylvania Department of Banking and Securities.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Proxy Statement/Prospectus means the proxy statement/prospectus together with any amendments and supplements thereto, to be transmitted to holders of Traditions Common Stock and ACNB Common Stock in connection with the transactions contemplated by this Agreement

Registration Statement means the registration statement on Form S-4, together with all amendments and supplements thereto, as filed with the SEC under the Securities Act for the purpose of registering shares of ACNB Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meanings given to that term in Sections 2.13(c) and 3.11(c) of this Agreement.

Regulatory Approval means the approval or required consent or waiver of any Bank Regulator or other similar regulatory authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.

Regulatory Materials shall have the meaning as set forth in Section 5.04(d) of this Agreement.

Relevant Group means any affiliated, combined, consolidated, unitary or similar group.

Retention Plan shall have the meaning as set forth in Section 5.25 of this Agreement.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

SERPs shall have the meaning set forth in Section 5.16(b) of this Agreement.

Starting Date means the last trading day before the date of this Agreement.

Statement of Merger means the statement of merger and/or the articles of merger to be executed by Acquisition Subsidiary and Traditions and to be filed with PDS, in accordance with the ETL.

Stock Consideration shall have the meaning set forth in Section 1.02(i)(iii) of this Agreement.

Subsidiary means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests or partnership interests of which is held in the ordinary course of the lending activities of a bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, thrift, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, unclaimed property, failure to file, private foundation or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts imposed by a Taxing Authority.

Tax Return means any return, declaration, report, or information return or statement relating to Taxes or otherwise, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority.

Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

Third Party Leases shall have the meaning set forth in Section 2.11(e) of this Agreement.

Traditions Appointed Officers means those officers of Traditions who have been appointed as officers of ACNB Bank, effective after the Effective Time.

Traditions shall have the meaning set forth in the Introductory Recital of this Agreement.

Traditions Bank shall have the meaning set forth in the Introductory Recital of this Agreement.

Traditions Benefit Plans shall have the meaning set forth in Section 2.14(a) of this Agreement.

Traditions Certificate means shall have the meaning set forth in Section 1.02(l)(iii) of this Agreement.

Traditions Common Stock means the common stock of Traditions described in Section 2.03(a) of this Agreement.

Traditions Disclosure Schedule means a disclosure schedule delivered by Traditions to ACNB pursuant to Article II of this Agreement.

Traditions Financials means (i) the audited consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity and cash flows as of and for the fiscal years ending December 31, 2023, December 31, 2022, and December 31, 2021, including the notes and schedules thereto; (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter ending on or after March 31, 2024 and for the periods then ended including the notes thereto; and (iii) the Traditions Regulatory Reports.

Traditions Information Security Reviews shall have the meaning set forth in Section 2.27(e) of this Agreement.

Traditions Loan Property shall have the meaning set forth in Section 2.17(c) of this Agreement.

Traditions Nominees shall have the meaning set forth in Section 5.19 of this Agreement.

Traditions Options shall have the meaning set forth in Section 1.02(k) of this Agreement.

Traditions Options Consideration shall have the meaning set forth in Section 1.02(k) of this Agreement.

Traditions Regulatory Reports means the call reports of Traditions Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended after December 31, 2021 through the Effective Time and all reports filed with any Bank Regulator by Traditions or Traditions Bank from December 31, 2021 through the Effective Time.

Traditions RSU Award shall have the meaning set forth in Section 1.02(j) of this Agreement.

Traditions Shareholder Approval shall have the meaning set forth in Section 2.04(a) of this Agreement.

Traditions Stock Plans means any of the Traditions Bank 2006 Stock Incentive Plan, the Traditions Bank 2012 Non-Employee Directors Stock Incentive Plan, the Amended and Restated Traditions Bank 2016 Stock Incentive Plan or the Traditions 2021 Non-Employee Directors Stock Incentive Plan.

Traditions Subsidiaries means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by Traditions, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of Traditions Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Traditions Termination Fee shall have the meaning set forth in Section 8.01(c) of this Agreement.

Treasury Regulations means the regulations issued by the IRS, a bureau of the United States Department of Treasury.

USA PATRIOT Act shall have the meaning set forth in Section 2.05(b) of this Agreement.

Section 1.02 The Merger.

(a)	Closing. The closing of the Merger (the “Closing”) will take place immediately prior to the Effective Time at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article VI (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing); provided, however, that ACNB may, if such date would otherwise fall on a day that is within thirty (30) calendar days of ACNB’s fiscal year end, extend such date for up to an additional thirty (30) calendar days by providing written notice to Traditions confirming all such conditions have been satisfied (or waived) and stating the date on which Closing shall occur (subject to the satisfaction of those conditions that by their terms are to be satisfied at the Closing) or such other date as mutually agreed to by the parties hereto (such date, the “Closing Date”).

(b)	The Merger. Subject to the terms and conditions of this Agreement, and in accordance with Article III of the PAC, also known as the ETL, as required, at the Effective Time, Traditions shall merge with and into Acquisition Subsidiary, the separate existence of Traditions shall cease, and Acquisition Subsidiary shall be the surviving entity and continue to exist as a Pennsylvania limited liability company and all of the assets and liabilities of Traditions shall become the assets and liabilities of Acquisition Subsidiary.

(c)	Effective Time; Effects of the Merger. Subject to the provisions of this Agreement, the Statement of Merger shall be duly prepared, executed and delivered for filing with the PDS, as required, on the Closing Date. The Merger shall become effective at such time, on such date, as the Statement of Merger is filed with the PDS, as required, or at such date and time as may be specified in the Statement of Merger (such time being the “Effective Time”). At and after the Effective Time, the Merger shall have the effects set forth in Section 336 of the ETL and this Agreement.

(d)	ACNB’s Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation and bylaws of ACNB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of ACNB, until thereafter altered, amended, or replaced.

(e)	Acquisition Subsidiary’s Certificate of Organization and Operating Agreement. On and after the Effective Time, the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall automatically be and remain the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as the surviving limited liability company in the Merger, until thereafter altered, amended, or replaced in accordance with law and the Operating Agreement.

(f)	Board of Directors and Executive Officers of ACNB and ACNB Bank. Subject to satisfaction or waiver of the conditions precedent of this Agreement, at the Effective Time, the total number of persons serving on the board of directors of ACNB and ACNB Bank, respectively, shall be increased by three (3). The directors of ACNB and ACNB Bank serving immediately prior to the Effective Time shall continue to serve and continue in their capacity as directors in accordance with the Articles and Bylaws of ACNB and ACNB Bank, respectively, and three (3) of the directors shall be the Traditions Nominees as provided in Section 5.19 hereof.

The executive officers of ACNB immediately prior to the Effective Time shall be the executive officers of ACNB after the Effective Time. The executive officers of ACNB Bank immediately prior to the Effective Time and the Traditions Appointed Officers shall be the executive officers of ACNB Bank after the Effective Time.

(g)	[Intentionally omitted]

(h)	Bank Merger.

(i)	ACNB, Acquisition Subsidiary, and Traditions shall use their commercially reasonable best efforts to cause Traditions Bank to merge with and into ACNB Bank, with ACNB Bank surviving such merger, as soon as immediately practicable after the Effective Time. It is intended by the parties that the Bank Merger be effected immediately after the Merger. Concurrently with the execution and delivery of this Agreement, ACNB shall cause ACNB Bank, and Traditions shall cause Traditions Bank, to execute and deliver the Bank Plan of Merger in substantially the form attached hereto as Exhibit F.

(ii)	Notwithstanding Section 1.02(h)(i), if the parties mutually agree that the Bank Merger be delayed, the parties shall cooperate to permit the Bank Merger to occur at such later time as the parties mutually agree, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.

(i)	Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of ACNB, Traditions or the holders of any of the following securities, the following shall occur:

(i)	Outstanding ACNB Common Stock. Each share of ACNB Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of ACNB Common Stock, except that shares of ACNB Common Stock owned by Traditions (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of ACNB.

(ii)	Cancellation of Certain Common Stock. Each share of Traditions Common Stock that is owned by ACNB, or by any of its respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(iii)	Conversion of Traditions Common Stock. Each share of Traditions Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(i)(ii) and Dissenting Traditions Shares) shall be converted into the right to receive 0.7300 share of ACNB Common Stock (the “Exchange Ratio”), subject to anti-dilution adjustment as provided in Section 1.02(m) below (the “Stock Consideration”). The Stock Consideration and cash in lieu of fractional shares in the aggregate for all Traditions shareholders is referred to as the “Merger Consideration.”

(iv)	Cash in Lieu of Fractional Shares. Notwithstanding anything herein to the contrary, no fraction of a whole share of ACNB Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former Traditions shareholder who would otherwise be entitled to receive a fraction of a share of ACNB Common Stock shall receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (a) the ACNB Determination Date Market Share Price and (b) the fractional share, calculated to the nearest ten-thousandth of the share of ACNB Common Stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of Traditions Common Stock owned by a Traditions shareholder shall be combined so as to calculate the maximum number of whole shares of ACNB Common Stock issuable to such Traditions shareholders, to the extent permissible.

(v)	Dissenting Traditions Shares. The Dissenting Traditions Shares that have not effectively withdrawn or lost their dissenters’ rights under the ETL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the ETL. If any such holder of Traditions Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting Traditions Shares held by such holder shall receive Merger Consideration as set forth above.

(j)	Treatment of Outstanding Traditions Restricted Stock Unit Awards.

(i)	At the Effective Time, each Traditions restricted stock unit (a “Traditions RSU Award”) issued under the Traditions Bank 2016 Stock Incentive Plan that is outstanding immediately before the Effective Time shall vest in full and shall be cancelled and converted automatically into the right to receive the Merger Consideration payable pursuant to this section, less applicable Tax withholding, and treating shares of Traditions Common Stock subject to such Traditions RSU Award in the same manner as all other shares of Traditions Common Stock for such purposes.

(ii)	Traditions shall use commercially reasonable best efforts to cause each holder of a Traditions RSU Award to execute an agreement documenting such holder’s agreement to accept Merger Consideration for the Traditions RSU Award as of the Effective Time. Such agreement shall be executed in such form as ACNB may reasonably require as a condition to ACNB’s obligation to deliver any Merger Consideration to such individual pursuant to this Section.

(iii)	Schedule 1.02(j) sets forth a listing of each Traditions RSU Award outstanding as of the date of this Agreement (copies of which have been provided to ACNB), including the name of each holder of such Traditions RSU Award, the date of grant, the number of shares of Traditions Common Stock subject to such Traditions RSU Award, the number of shares of Traditions Common Stock subject to such Traditions RSU Award which remain unvested, the expiration date, and whether any or all of such Traditions RSU Award vests prior to or at the Effective Time.

(k)	Treatment of Outstanding Traditions Options.

(i)	At the Effective Time, each option to purchase shares of Traditions Common Stock (“Traditions Options”) issued under the Traditions Stock Plans that is outstanding and unexercised at the Effective Time, shall be redeemed for cash in an amount equal to the number of shares of Traditions Common Stock covered by such Traditions Option multiplied by the amount in excess, if any, of the product of the ACNB Determination Date Market Share Price multiplied by the Exchange Ratio over the exercise price per share of such Traditions Option (the “Traditions Option Consideration”).

(ii)	Traditions shall use commercially reasonable best efforts to cause each holder of a Traditions Option to execute an agreement documenting such holder’s agreement to accept cash in substitution for the Traditions Option as of the Effective Time. Such agreement shall be executed in such form as ACNB may reasonably require as a condition to ACNB’s obligation to deliver any cash to such individual pursuant to this Section.

(iii)	Schedule 1.02(k) sets forth a listing of each Traditions Option grant outstanding as of the date of this Agreement (copies of which have been provided to ACNB), including the name of each holder of such Traditions Option, the date of grant, the number of shares of Traditions Common Stock subject to such Traditions Option, the exercise price per share of such Traditions Option, the expiration date, and the classification of whether such Traditions Option is an incentive stock option or a nonqualified stock option.

(l)	Surrender and Exchange of Traditions Stock Certificates and Redemption of Traditions Options.

(i)	Agent. Prior to the Effective Time, ACNB shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent experienced in providing such services, and which is independent of and unaffiliated with ACNB and Traditions, as an exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(ii)	Exchange Fund. Three (3) days prior to the Effective Time, ACNB shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Traditions Common Stock, sufficient cash and certificates representing shares of ACNB Common Stock to make all payments and deliveries to shareholders of Traditions pursuant to Sections 1.02(i)(iii) and (iv). Any cash and certificates for ACNB Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Notwithstanding the foregoing, ACNB may, at its election, deliver the required shares of ACNB Common Stock in book entry form via direct registration in lieu of delivery of ACNB Common Stock certificates.

(iii)	Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) business days thereafter), ACNB shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of Traditions Common Stock (a “Traditions Certificate”) a letter of transmittal which shall specify that delivery of the Traditions Certificates shall be effected, and risk of loss and title to the Traditions Certificates shall pass, only upon delivery of the Traditions Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as ACNB may reasonably specify and instructions for effecting the surrender of such Traditions Certificates in exchange for the Merger Consideration. Upon surrender of a Traditions Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Traditions Certificate shall be entitled to receive in exchange therefor (A) a certificate or electronic book entry to their account representing, in the aggregate, the whole number of shares of ACNB Common Stock that such holder has the right to receive pursuant to Section 1.02(i)(iii) and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Sections 1.02(i)(iv). No interest will be paid or will accrue on any cash payment pursuant to Sections 1.02(i)(iv). In the event of a transfer of ownership of Traditions Common Stock which is not registered in the transfer records of Traditions, a certificate representing, in the aggregate, the proper number of shares of ACNB Common Stock pursuant to Section 1.02(i)(iii) and/or a check in the proper amount pursuant to Sections 1.02(i)(iv) may be issued with respect to such Traditions Common Stock, as the case may be, to such a transferee if the Traditions Certificate formerly representing such shares of Traditions Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iv)	Redemption of Traditions Options. As soon as reasonably practicable after the Effective Time and subject to the prior receipt of any agreement that may be required pursuant to Section 1.02(k) of this Agreement, ACNB shall, or ACNB shall cause the Exchange Agent to, deliver the Traditions Option Consideration to the holders of Traditions Options that remain unexercised as of the Effective Time.

(v)	Distributions with Respect to Un-exchanged Shares. No dividends or other distributions declared or made with respect to shares of ACNB Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Traditions Certificate with respect to the shares of ACNB Common Stock that such Traditions Certificate holder would be entitled to receive upon surrender of such Traditions Certificate until such holder shall surrender such Traditions Certificate in accordance with Section 1.02(l)(iii). Subject to the effect of applicable laws, following surrender of any such Traditions Certificate, there shall be paid to such holder of shares of ACNB Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ACNB Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ACNB Common Stock.

(vi)	No Further Ownership Rights. All shares of ACNB Common Stock issued and cash paid in lieu of fractional shares upon conversion of shares of Traditions Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Traditions Common Stock.

(vii)	Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Traditions Certificates for twelve (12) months after the Effective Time shall be delivered to ACNB or otherwise on the instructions of ACNB, and any holders of the Traditions Certificates who have not previously complied with this Section 1.02(l) shall thereafter look only to ACNB for the Merger Consideration, as applicable, with respect to the shares of Traditions Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(i)(iii), any cash in lieu of fractional shares of ACNB Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv) and any dividends or distributions with respect to shares of ACNB Common Stock to which such holders are entitled pursuant to Section 1.02(l)(v).

(viii)	No Liability. None of ACNB, Traditions, any of their respective Subsidiaries or Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(ix)	Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by ACNB; provided, however, that no holder of shares of Traditions Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to ACNB.

(x)	Lost Certificates. If any Traditions Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Traditions Certificate to be lost, stolen or destroyed and, if required by ACNB or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as ACNB or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Traditions Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Traditions Certificate the applicable Merger Consideration with respect to the shares of Traditions Common Stock formerly represented thereby, any cash in lieu of fractional shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(l)(v).

(xi)	Withholding Rights. ACNB shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Traditions Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of any Taxing Authority. To the extent that amounts are so withheld by ACNB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Traditions Common Stock in respect of which such deduction and withholding was made by ACNB.

(xii)	Stock Transfer Books. At the Effective Time, the stock transfer books of Traditions with respect to Traditions Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Traditions of shares of Traditions Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of Traditions Certificates shall cease to have any rights with respect to such shares of Traditions Common Stock, formerly represented thereby, except as otherwise provided herein or by law. At or after the Effective Time, any Traditions Certificates presented to the Exchange Agent or ACNB for any reason shall be exchanged for the Stock Consideration with respect to the shares of Traditions Common Stock, formerly represented thereby, any cash in lieu of fractional shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(l)(v).

(m)	Anti-Dilution Provisions. If ACNB shall, at any time before the Effective Time, (A) declare a dividend in shares of ACNB Common Stock payable to shareholders of record before the Effective Time, (B) combine the outstanding shares of ACNB Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of ACNB Common Stock, or (D) reclassify the shares of ACNB Common Stock, then, in any such event, the number of shares of ACNB Common Stock to be delivered to Traditions shareholders who are entitled to receive shares of ACNB Common Stock in exchange for shares of Traditions Common Stock shall be adjusted so that each Traditions shareholder shall be entitled to receive such number of shares of ACNB Common Stock as such shareholder would have been entitled to receive if the Effective Time had occurred immediately prior to the happening of such event. In addition, in the event that, prior to the Effective Time, ACNB enters into an agreement pursuant to which shares of ACNB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Traditions shareholder entitled to receive shares of ACNB Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(n)	Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, ACNB, Acquisition Subsidiary or ACNB Bank shall be entitled to revise the structure of the Merger and the Bank Merger, including without limitation, by merging Traditions with and into ACNB or by merging Traditions Bank with and into another Subsidiary of ACNB or ACNB Bank, provided that (i) any such Subsidiary shall become party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse federal or state income Tax or other adverse Tax consequences to Traditions shareholders as a result of the modification; (iii) the consideration to be paid to the holders of Traditions Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of approvals from Governmental Entities or jeopardize the satisfaction of any condition to Closing set forth in Article VI or otherwise adversely affect Traditions or the holders of Traditions Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF TRADITIONS AND TRADITIONS BANK

Traditions and Traditions Bank represent and warrant to ACNB, Acquisition Subsidiary, and ACNB Bank that the statements contained in this Article II are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the Traditions Disclosure Schedule delivered by Traditions and Traditions Bank to ACNB, Acquisition Subsidiary, and ACNB Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. Traditions and Traditions Bank have made a good faith effort to ensure that the disclosure on each schedule of the Traditions Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Traditions Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 2.01 Standard. No representation or warranty of Traditions and Traditions Bank contained in this Article II shall be deemed untrue or incorrect, and Traditions and Traditions Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article II, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 2.02(a), 2.02(b), 2.02(c), 2.03(a), 2.03(b), 2.04 and 2.09 nor shall it apply to the representations and warranties contained in Section 2.14, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 2.02 Organization.

(a)	Traditions is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Traditions is a bank holding company duly registered under the BHCA. Traditions has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Traditions is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Traditions.

(b)	Traditions Bank is a state-chartered commercial bank and is regulated by the FDIC and the PDB. Traditions Bank is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Traditions Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The location of the principal office and each branch of Traditions Bank is set forth in Traditions Disclosure Schedule 2.02(b).

(c)	Traditions Disclosure Schedule 2.02(c) sets forth each Traditions Subsidiary. Each of Traditions’ Subsidiaries (i) is duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on Traditions or Traditions Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Traditions Subsidiary, copies of which have been delivered to ACNB, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)	The respective minute books of Traditions, Traditions Bank, and each other Traditions Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees (including committees), in each case in accordance with the normal business practice of Traditions and each such Traditions Subsidiary.

(e)	Prior to the date of this Agreement, Traditions and Traditions Bank have delivered to ACNB true and correct copies of the articles of incorporation and bylaws of Traditions and Traditions Bank.

(f)	Traditions Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

(g)	Traditions Bank has been operated in compliance with its policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except to the extent that it is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Traditions or Traditions Bank.

Section 2.03 Capitalization.

(a)	The authorized capital stock of Traditions consists of fourteen million, nine hundred eighty-six thousand, four hundred fifty-four (14,986,454) shares, consisting of (i) nine million, nine hundred ninety-six thousand, six hundred eighty-four (9,996,684) shares classified as common stock, $1.00 par value (“Traditions Common Stock”), of which three million two hundred and one thousand one hundred eighty-six (3,201,186) are issued and two million seven hundred fifty-two thousand nine hundred two (2,752,902) are outstanding as of the date of this Agreement and (ii) four million, nine hundred eighty-nine thousand, seven hundred seventy (4,989,770) shares of preferred stock, $1.00 par value, none of which are outstanding. There are four hundred forty-eight thousand two hundred eighty-four (448,284) shares of Traditions Common Stock held by Traditions as treasury stock. No trust preferred or subordinated debt securities of Traditions are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Traditions’ shareholders may vote have been issued by Traditions and are outstanding. Except for each Traditions RSU Award and Traditions Options as disclosed in Traditions Disclosure Schedule 2.03(a), neither Traditions nor any Traditions Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Traditions Common Stock, or any other security of Traditions or any securities representing the right to vote, purchase or otherwise receive any shares of Traditions Common Stock or any other security of Traditions.

(b)	The authorized capital stock of Traditions Bank consists of fourteen million, nine hundred eighty-six thousand, four hundred fifty-four (14,986,454) shares, consisting of (i) nine million, nine hundred ninety-six thousand, six hundred eighty-four (9,996,684) shares classified as common stock, $1.00 par value (“Traditions Bank Common Stock”), of which three million one hundred twenty-nine thousand two hundred sixty-nine (3,129,269) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and (ii) four million, nine hundred eighty-nine thousand, seven hundred seventy (4,989,770) shares of preferred stock, $1.00 par value, none of which are outstanding. Neither Traditions Bank nor any Traditions Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Traditions Subsidiary or any other security of any Traditions Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Traditions Subsidiary. Either Traditions or Traditions Bank owns all of the outstanding shares of capital stock of each Traditions Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)	Except as set forth in Traditions Disclosure Schedule 2.03(c), neither Traditions nor any other Traditions Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of Traditions and Traditions Subsidiaries, and equity interests held by Traditions Subsidiaries in a fiduciary capacity and equity investments held in connection with commercial loan activities of Traditions’ subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Traditions or Traditions Bank with respect to any other company’s capital stock or the equity of any other person.

(d)	To the Knowledge of Traditions, except as disclosed in Traditions Disclosure Schedule 2.03(d), no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of Traditions Common Stock.

Section 2.04 Authority; No Violation.

(a)	Traditions has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger by the affirmative vote required of the shareholders of Traditions pursuant to the ETL and Traditions’ articles of incorporation and bylaws (the “Traditions Shareholder Approval”), to consummate the transactions contemplated hereby. Traditions Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by Traditions and the completion by Traditions of the transactions contemplated hereby have been duly and validly approved by the board of directors of Traditions and, except for Traditions Shareholder Approval as required under the ETL, and Traditions’ articles of incorporation and bylaws, no other corporate proceedings on the part of Traditions are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Traditions and, subject to (i) Traditions Shareholder Approval as required under the ETL and Traditions’ articles of incorporation and bylaws, (ii) approval and adoption by Traditions as the sole shareholder of Traditions Bank, (iii) receipt of the required approvals from Bank Regulators, and (iv) the due and valid execution and delivery of this Agreement by ACNB, constitutes the valid and binding obligation of Traditions, enforceable against Traditions in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Traditions Bank subject to the due and valid execution and delivery of the Bank Plan of Merger by ACNB Bank, will constitute the valid and binding obligation of Traditions Bank, enforceable against Traditions Bank in accordance with its terms, subject to (i) required approvals of Bank Regulators, and (ii) approval and adoption by Traditions as the sole shareholder of Traditions Bank, subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	The execution and delivery of this Agreement by Traditions, subject to (i) the execution and delivery of the Bank Plan of Merger by Traditions Bank, (ii) receipt of approvals from the Bank Regulators and Traditions’ and ACNB’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by Traditions or Traditions Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of Traditions or any Traditions Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Traditions or any Traditions Subsidiary or any of their respective properties or assets; or (C) except as set forth in the Traditions Disclosure Schedule 2.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Traditions or any Traditions Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Traditions or any Traditions Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Traditions or any Traditions Subsidiary.

Section 2.05 Deposit Liabilities.

(a)	The Deposit Liabilities of Traditions Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and Traditions Bank is authorized to hold the Deposit Liabilities. Except for such liens as set forth on the Traditions Disclosure Schedule 2.05(a), the Deposit Liabilities of Traditions Bank are not subject to any lien, including without limitation any liens in favor of Traditions Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, or other legal process.

(b)	All of the Deposit Liabilities of Traditions Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of Traditions Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT Act”), and has been operated in compliance with Traditions Bank’s policies and procedures. No Deposit Liabilities of Traditions Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of Traditions Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)	Traditions Bank has properly accrued interest on the Deposit Liabilities of Traditions Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)	Traditions Bank has made available to ACNB a true and complete copy of each of the documents governing the Deposit Liabilities of Traditions Bank for each of the types of Deposit Liabilities of Traditions Bank offered at Traditions Bank.

(e)	Except as set forth on the Traditions Disclosure Schedule 2.05(e), none of the Deposit Liabilities of Traditions Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of Traditions Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. None of the Deposit Liabilities of Traditions Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(f)	With respect to the Deposit Liabilities of Traditions Bank, Traditions Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Traditions Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest. With respect to the Deposit Liabilities of Traditions Bank opened, Traditions Bank has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.

Section 2.06 Consents. Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) the Traditions Shareholder Approval under the ETL, Traditions’ articles of incorporation and bylaws and by the Traditions board of directors, (c) the approval of the Bank Plan of Merger by Traditions as sole shareholder of Traditions Bank under applicable law, and by the Traditions Bank board of directors, and (d) except as disclosed in Traditions Disclosure Schedule 2.06, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be necessary, in connection with (i) the execution and delivery of this Agreement by Traditions or the Bank Plan of Merger by Traditions Bank and (ii) the completion by Traditions of the transactions contemplated hereby or by Traditions Bank of the Bank Merger. As of the date hereof, Traditions has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Traditions’ or Traditions Bank’s ability to complete the transactions contemplated by this Agreement or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.07 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)	Traditions has previously made available to ACNB the Traditions Regulatory Reports through June 30, 2024. The Traditions Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders’ equity of Traditions or Traditions Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)	Traditions has previously delivered to ACNB the Traditions Financials as of the date hereof. The Traditions Financials as of the date hereof have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Traditions as of and for the periods ending on the dates thereof in accordance with GAAP, applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)	At the date of each balance sheet included in the Traditions Financials or the Traditions Regulatory Reports, neither Traditions nor Traditions Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Traditions Financials or Traditions Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to Traditions or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)	The records, systems, controls, data and information of Traditions and the Traditions Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Traditions or any Traditions Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.07(d). Traditions (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Traditions, including its consolidated Traditions Subsidiaries, is made known to the chief executive officer and the chief financial officer of Traditions by others within those entities, and (iii) has disclosed to the Traditions or Traditions Bank board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Traditions’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Traditions’ internal control over financial reporting. These disclosures (if any) were made in writing by management to Traditions’ auditors and audit committee and a copy has previously been made available to ACNB.

(e)	Since March 31, 2021, (i) neither Traditions nor any of the Traditions Subsidiaries nor, to the Knowledge of Traditions or Traditions Bank, any director, officer, employee, auditor, accountant or representative of Traditions or any of the Traditions Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of Traditions or any of the Traditions Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Traditions or any of the Traditions Subsidiaries has engaged in illegal accounting practices, and (ii) no attorney representing Traditions or any of the Traditions Subsidiaries, whether or not employed by Traditions or any of the Traditions Subsidiaries, has reported evidence of a material violation of laws, breach of fiduciary duty or similar violation by Traditions or any of its officers, directors, employees or agents to the board of directors of Traditions or any committee thereof or to any director or officer of Traditions.

(f)	Except as set forth on Traditions Disclosure Schedule 2.07(f), no agreement pursuant to which any loans or other assets have been or shall be sold by Traditions or the Traditions Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by Traditions or the Traditions Subsidiaries, to cause Traditions or the Traditions Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against Traditions or the Traditions Subsidiaries, and there has been no material breach by Traditions or the Traditions Subsidiaries of a representation or covenant in any such agreement. The Traditions Regulatory Reports have disclosed, since December 31, 2021, any cash, stock or other dividend or any other distribution with respect to the capital stock of Traditions that has been declared, set aside or paid.

(g)	Except as set forth in the Traditions Disclosure Schedule 2.07(g), since March 31, 2021, each of Traditions and the Traditions Subsidiaries have timely filed all Traditions Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Traditions or any of the Traditions Subsidiaries. There are no material unresolved matters requiring attention, matters requiring board attention, or other matters identified or delineated in or with respect to any report, statement or correspondence relating to any examinations or other investigation by any Governmental Entities of Traditions or of any Traditions Subsidiaries. Traditions has made available to ACNB the Traditions Regulatory Reports and the Traditions Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

Section 2.08 Taxes.

(a)	All income and other material or material in the aggregate Tax Returns required to have been filed by Traditions and the Traditions Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by Traditions and the Traditions Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)	Except as set forth on Traditions Disclosure Schedule 2.08, there is no action, audit, dispute or claim now pending or proposed or threatened in writing against Traditions or any of the Traditions Subsidiaries in respect of Taxes. Except as set forth in Traditions Disclosure Schedule 2.08, neither Traditions nor any of the Traditions Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of Traditions or the Traditions Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Traditions with respect to Taxes other than for Taxes not yet due and payable.

(c)	Each of Traditions and the Traditions Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)	Traditions Disclosure Schedule 2.08 lists all Tax Returns filed by Traditions or the Traditions Subsidiaries for taxable periods ended on or after December 31, 2019 that have been or are currently the subject of audit. Except as set forth on Traditions Disclosure Schedule 2.08, neither Traditions nor any of the Traditions Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e)	No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Traditions are pending with respect to Traditions. Traditions has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Traditions has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Traditions.

(f)	Traditions is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC. None of Traditions or any of the Traditions Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which Traditions is the parent.

(g)	None of Traditions or any of the Traditions Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC. None of Traditions or any Traditions Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement. None of Traditions nor any of the Traditions Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. Traditions has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC. None of Traditions or any of the Traditions Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)	Except as set forth in Traditions Disclosure Schedule 2.08, none of Traditions or any of the Traditions Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of Traditions or any Traditions Subsidiary has liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which Traditions is the parent, or as a transferee or successor, by contract or otherwise.

(i)	None of Traditions or any of the Traditions Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

(j)	No bad debt reserve of Traditions or any of the Traditions Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

Section 2.09 No Material Adverse Effect. Traditions has not suffered any Material Adverse Effect since December 31, 2021. Since December 31, 2021, except as described in Traditions Disclosure Schedule 2.09, Traditions and the Traditions Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 2.10 Contracts.

(a)	Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Traditions (i) none of Traditions nor any of the Traditions Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the Knowledge of Traditions, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or giving of notice, or both, in breach or default in any material respect thereunder, and (iii) neither Traditions nor any of the Traditions Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of Traditions or any of the Traditions Subsidiaries.

(b)	Except as described in Traditions Disclosure Schedule 2.10, neither Traditions nor any Traditions Subsidiary is a party to or subject to: (i) any employment, consulting, termination or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of Traditions or any Traditions Subsidiary or any other Person, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of Traditions or any Traditions Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of Traditions or any Traditions Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Traditions or any Traditions Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Traditions or any Traditions Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to ACNB; or (vi) any contract (other than this Agreement) limiting the freedom of any Traditions Subsidiary to engage in any type of banking or bank-related business permissible under law.

(c)	True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.10(a) and (b) have been delivered to ACNB on or before the date hereof, are listed on Traditions Disclosure Schedule 2.10 and are in full force and effect on the date hereof and neither Traditions nor any Traditions Subsidiary (nor, to the Knowledge of Traditions, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to Traditions. Except as set forth in Traditions Disclosure Schedule 2.10, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in Traditions Disclosure Schedule 2.10, no employee (including any officer) of Traditions or any Traditions Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in Traditions Disclosure Schedule 2.10, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Traditions or any Traditions Subsidiary is a party or under which Traditions or any Traditions Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in Traditions Disclosure Schedule 2.10, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Traditions or any Traditions Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires Traditions or any Traditions Subsidiary to provide a benefit in the form of Traditions Common Stock or determined by reference to the value of Traditions Common Stock.

Section 2.11 Ownership of Property; Insurance Coverage.

(a)	Traditions and each of the Traditions Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Traditions or any Traditions Subsidiary in the conduct of their businesses (“Owned Properties”), whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Traditions Regulatory Reports and in the Traditions Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a Traditions Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the Traditions Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Traditions Disclosure Schedule 2.11. Traditions and the Traditions Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Traditions and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Traditions Disclosure Schedule 2.11, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Traditions Financials.

(b)	With respect to all agreements pursuant to which Traditions or any Traditions Subsidiary has purchased securities subject to an agreement to resell, if any, Traditions or such Traditions Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)	A true and complete copy of each agreement pursuant to which Traditions or any of the Traditions Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been delivered to ACNB and all such Leases are listed on Traditions Disclosure Schedule 2.11(c). Assuming due authorization, execution and delivery by each Party thereto other than Traditions or a Traditions Subsidiary party thereto, as the case may be, each Lease is enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Except as set forth on Traditions Disclosure Schedule 2.11(c), there is not under any such Lease any material existing default by Traditions or any of the Traditions Subsidiaries or, to the Knowledge of Traditions, any party thereto, or any event which with notice of lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in Traditions Disclosure Schedule 2.06 have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on Traditions.

(d)	The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which Traditions and the Traditions Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Traditions.

(e)	A true and complete copy of each agreement pursuant to which Traditions or any of the Traditions Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been delivered to ACNB. Assuming the due authorization, execution and delivery by the counterparty thereto, each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the Knowledge of Traditions, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on Traditions.

(f)	Traditions and the Traditions Subsidiaries currently maintain insurance considered by Traditions to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Traditions nor any Traditions Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Traditions or any Traditions Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last five (5) years Traditions has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 2.12 Legal Proceedings. Except as set forth in Traditions Disclosure Schedule 2.12, neither Traditions nor any Traditions Subsidiary is a party to any, and there are no pending or, to the Knowledge of Traditions, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Traditions, any Traditions Subsidiary or any Traditions Subsidiary employee as an agent of Traditions or any Traditions Subsidiary, (ii) to which Traditions or any Traditions Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Traditions to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon Traditions, any of the Traditions Subsidiaries or the assets of Traditions or any of the Traditions Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on Traditions.

Section 2.13 Compliance with Applicable Law.

(a)	Except as set forth on Traditions Disclosure Schedule 2.13, each of Traditions and each Traditions Subsidiary is, and since January 1, 2019 (or such shorter period as such entity has been in existence) has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither Traditions nor any Traditions Subsidiary has received any written notice to the contrary since January 1, 2019.

(b)	Traditions and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on Traditions.

(c)	Except as set forth on Traditions Disclosure Schedule 2.13, since January 1, 2021, neither Traditions nor any Traditions Subsidiary has received any notification or communication from any Governmental Entity: (i) asserting that Traditions or any Traditions Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Traditions or any Traditions Subsidiary; (iii) requiring or threatening to require Traditions or any Traditions Subsidiary, or indicating that Traditions or any Traditions Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Traditions or any Traditions Subsidiary, including without limitation any restriction on the payment of dividends; (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Traditions or any Traditions Subsidiary, including without limitation any restriction on the payment of dividends; or (v) imposing any civil monetary penalties on Traditions, any Traditions Subsidiary, or any directors of Traditions (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Traditions nor any Traditions Subsidiary is currently subject to any Regulatory Agreement.

Section 2.14 Employee and Director Benefit Plans.

(a)	Traditions has previously made available to ACNB true and complete copies of all employee or director benefit plans which Traditions, Traditions Bank or any Traditions Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are set forth in Traditions Disclosure Schedule 2.14, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of Traditions, Traditions Bank or any Traditions Subsidiary and any beneficiaries thereof or other person, or with respect to which Traditions, Traditions Bank or any Traditions Subsidiary has or may have any obligation or liability, whether actual or contingent (the “Traditions Benefit Plans”), together with, as applicable, (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years.

(b)	Neither Traditions, Traditions Bank, any Traditions Subsidiary nor any pension plan maintained by Traditions or any Traditions Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Traditions, Traditions Bank, or Traditions Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in Traditions Disclosure Schedule 2.14, with respect to each of such plans that is subject to Title IV of ERISA or any Traditions Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which Traditions or any of its ERISA Affiliates has any liability. Traditions has not provided nor is required to provide security to any plan maintained by Traditions or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither Traditions nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)	All Traditions Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. All Traditions Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)	To the Knowledge of Traditions, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Traditions or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Traditions.

(e)	Traditions and the Traditions Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

(f)	There are no current or pending or, to the Knowledge of Traditions, threatened audits or investigations by any governmental entity involving any Traditions Benefit Plan, and there are no current or pending or, to the Knowledge of Traditions, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the Traditions Benefit Plans), suits or proceedings involving any Traditions Benefit Plan and, to the Knowledge of Traditions, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)	Traditions and Traditions Bank have not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)	All contributions required to be made under the terms of any Traditions Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Traditions’ consolidated financial statements to the extent required and in accordance with GAAP. Traditions has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To Traditions’ Knowledge, neither any pension plan nor any single-employer plan of Traditions nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Traditions nor an ERISA Affiliate has an outstanding funding waiver.

(i)	None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Merger will or could (either alone or in conjunction with any other event), except as set forth in Traditions Disclosure Schedule 2.14, (i) entitle any current or former employee, consultant or director of Traditions, Traditions Bank, or Traditions Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the Traditions Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Traditions Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC.

(j)	All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Traditions Benefit Plan. All required Tax Returns with respect to each Traditions Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(k)	Traditions does not maintain any Traditions Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(l)	Except as set forth in Traditions Disclosure Schedule 2.14, to the Knowledge of Traditions, each Traditions Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

Section 2.15 Labor Matters. Traditions is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Traditions the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Traditions to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Traditions, threatened, nor is Traditions aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 2.16 Brokers, Finders and Financial Advisors. Except for Traditions’ engagement of Stephens Inc. in connection with the transactions contemplated by this Agreement, neither Traditions nor any Traditions Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Traditions Disclosure Schedule 2.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Traditions Financials. Traditions Disclosure Schedule 2.16 shall contain as an exhibit the engagement letter between Stephens Inc.

Section 2.17 Environmental Matters.

(a)	Neither Traditions nor any Traditions Subsidiary, nor any properties owned or occupied by Traditions or any Traditions Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or would reasonably be expected to result, in a Material Adverse Effect with respect to Traditions. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of Traditions threatened or any investigation pending relating to the liability of Traditions or any Traditions Subsidiary with respect to any property owned or operated by Traditions or any Traditions Subsidiary under any Environmental Law.

(b)	(i) No property, now or, to the Knowledge of Traditions, formerly owned or operated by Traditions or any Traditions Subsidiary or on which Traditions or any Traditions Subsidiary holds or, to the Knowledge of Traditions, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; and (ii) no property, formerly owned or operated by Traditions or any Traditions Subsidiary or on which Traditions or any Traditions Subsidiary previously held a mortgage or other security interest, was, at the time Traditions or Traditions Bank owned, operated or held a mortgage or security interest was listed or proposed for listing on the NPL, was listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; in the case of each of (i) and (ii) which is reasonably to be expected to lead to claims against Traditions or any Traditions Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)	(i) Traditions and the Traditions Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by Traditions or any of the Traditions Subsidiaries, or on any property in which Traditions or any of the Traditions Subsidiaries has held a security interest, lien or a fiduciary or management role (“Traditions Loan Property”) that would reasonably be expected to result in a material Environmental Liability for Traditions or the Traditions Subsidiaries, (iii) to the Knowledge of Traditions, no Contamination exists at any real property owned by a third party that would reasonably be expected to result in a material Environmental Liability for Traditions or the Traditions Subsidiaries, (iv) neither Traditions nor any of the Traditions Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither Traditions nor any of the Traditions Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of Traditions or the Traditions Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Traditions or any of the Traditions Subsidiaries, on any currently or formerly owned or operated property, or any Traditions Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against Traditions or any of the Traditions Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any Traditions Loan Property, and (vii) Traditions has listed in Traditions Disclosure Schedule 2.17 and delivered to ACNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to Traditions, the Traditions Subsidiaries and any Owned Properties, Leased Properties or Traditions Loan Property, which were prepared in the last five (5) years, and, solely with respect to Traditions Loan Properties, are material to Traditions or Traditions Bank. Traditions and Traditions Bank have obtained all environmental audits, reports or studies required by law, regulation or Traditions’ or Traditions Bank’s policies and procedures

Section 2.18 Allowance for Loan and/or Credit Losses. The allowances for loan and/or credit losses reflected, and to be reflected, in the Traditions Regulatory Reports and Traditions Financials, and shown, and to be shown, on the balance sheets contained in the Traditions Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP, and specifically CECL, and all applicable regulatory criteria. Neither Traditions nor Traditions Bank has been notified in writing by any state or federal bank regulatory agency that Traditions’ reserves are inadequate or that the practices and policies of Traditions in establishing its reserves for the years ended December 31, 2023, December 31, 2022 and the six months ended June 30, 2024, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, Traditions’ and Traditions Bank’s respective allowance for loan and/or credit losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP and specifically with CECL.

Section 2.19 Related Party Transactions. Except as set forth in Traditions Disclosure Schedule 2.19 and Traditions Disclosure Schedule 2.20, Traditions is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Traditions (except any Traditions Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in Traditions Disclosure Schedule 2.19, no loan or credit accommodation to any Affiliate of Traditions is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Traditions nor Traditions Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Traditions Bank is inappropriate.

Section 2.20 Loans.

(a)	Each loan reflected as an asset in the Traditions Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, complete, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Traditions.

(b)	Traditions Disclosure Schedule 2.20 sets forth a listing, as of June 30, 2024, by account, of: (i) all loans (including loan participations) of Traditions Bank or any other Traditions Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Traditions Bank or any other Traditions Subsidiary which have been terminated by Traditions Bank or any other Traditions Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Traditions Bank or any other Traditions Subsidiary during the past twelve months of, or has asserted against Traditions Bank or any other Traditions Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Traditions Bank, each borrower, customer or other party which has given Traditions Bank or any other Traditions Subsidiary any oral notification of, or orally asserted to or against Traditions Bank or any other Traditions Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Assets Especially Mentioned, “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Traditions Bank or any Traditions Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. All loans of Traditions Bank have been classified in accordance with the loan policies and procedures of Traditions Bank.

(c)	All loans receivable (including discounts) and accrued interest entered on the books of Traditions and the Traditions Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Traditions’ or the appropriate Traditions Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Traditions and the Traditions Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Traditions or the appropriate Traditions Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(d)	The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)	Traditions Disclosure Schedule 2.20 sets forth, as of December 31, 2023, a schedule of all executive officers and directors of Traditions who have outstanding loans from Traditions or Traditions Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f)	To the Knowledge of Traditions, no shares of Traditions Common Stock were purchased with the proceeds of a loan made by Traditions or any Traditions Subsidiary.

(g)	All loans owned by Traditions or any Traditions Subsidiary, or in which Traditions or any Traditions Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(h)	Traditions and each Traditions Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by Traditions and each Traditions Subsidiary are with full recourse to the borrowers, and neither Traditions nor any Traditions Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. To the Knowledge of Traditions, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(i)	Each outstanding loan participation sold by Traditions or any Traditions Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Traditions or any Traditions Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

Section 2.21 Traditions Information.

(a)	The information relating to Traditions and Traditions Subsidiaries to be provided by Traditions in the Proxy Statement/Prospectus, the Registration Statement, any filing by ACNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to ACNB or the ACNB Subsidiaries), will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)	The information, relating to Traditions and Traditions’ Subsidiaries to be provided by Traditions for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 2.22 “Well Capitalized”. Traditions Bank is “well capitalized” and to Traditions’ Knowledge there has not been an event or occurrence since January 1, 2021 that could reasonably be expected to result in determination that Traditions Bank is not “well capitalized” as determined by the Bank Regulators.

Section 2.23 Investment Securities. Except as set forth on Traditions Disclosure Schedule 2.23, none of the investments reflected in the Traditions Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Traditions to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on Traditions.

Section 2.24 Equity Plans and Agreements. Neither Traditions nor any other Traditions Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of Traditions or any Traditions Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in Traditions or any other Traditions Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in Traditions Disclosure Schedule 2.24. Traditions Disclosure Schedule 2.24 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

Section 2.25 Tax Matters. At the date hereof, Traditions has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist, that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

Section 2.26 Fairness Opinion. The Traditions board of directors has received a written opinion, dated the date of this Agreement, from Stephens Inc. (which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by shareholders of Traditions pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

Section 2.27 Intellectual Property.

(a)	Traditions and each Traditions Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Traditions’ or each of the Traditions Subsidiaries’ business, and neither Traditions nor any Traditions Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Traditions and each Traditions Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Traditions’ Knowledge, the conduct of the business of Traditions and each Traditions Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(b)	Except as set forth in Traditions Disclosure Schedule 2.27(b), at all times (i) Traditions and each of the Traditions Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all Traditions intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) Traditions’ and the Traditions Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Traditions in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to the Traditions’ Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) Traditions has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(c)	After the date of this Agreement, no event, circumstance, condition, occurrence, act or fact shall have occurred or shall be reasonably likely to occur to or in connection with the IT Assets or the operations utilizing the IT Assets of Traditions or its Subsidiaries which would or would reasonably likely to cause a Material Adverse Effect to Traditions or its Subsidiaries.

(d)	Traditions has adopted a written information security program approved by the Traditions board. Such information security program meets the requirements of all applicable information security laws (collectively, the “Information Security Requirements”) and includes functioning security measures designed to protect all personal information under Tradition’s control and/or in its possession and to protect such personal information from unauthorized access or use by any parties. Traditions has (i) implemented reasonable procedures to detect data security incidents and (ii) implemented and monitored compliance with such procedures with respect to technical and physical security to protect personal information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(e)	Since January 1, 2021, Traditions has: (i) conducted and conducts vulnerability testing, risk assessments, and audits of, and tracks security incidents related to, IT Assets of Traditions and its Subsidiaries (collectively, “Traditions Information Security Reviews”); and (ii) corrected any critical exceptions or vulnerabilities identified in such Traditions Information Security Reviews. Traditions has employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities and has taken commercially reasonable steps to safeguard the IT Assets of Traditions. Traditions provides its employees with regular training on privacy and data security matters.

(f)	Traditions Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in Traditions Disclosure Schedule 2.27(f) (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to ACNB. Other than the DP Contracts, Traditions has no agreement with any other Person for data processing, ATM or other technology services.

Section 2.28 Trust Accounts. Traditions Bank has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Traditions Bank has filed all Tax Returns required to be filed on behalf of all accounts for which it acts as a fiduciary. Neither Traditions Bank, nor any of their respective officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 2.29 State Takeover Statutes. The adoption and approval by the board of Traditions of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render, inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law, and, to the extent applicable, the provisions of any potentially applicable articles of Traditions’ articles of incorporation.

Section 2.30 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act. Traditions Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to Traditions Bank and the Traditions Bank Subsidiaries, taken as a whole, Traditions Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 2.31 Quality of Representations. Except for the representations and warranties contained in this Article II, neither Traditions, any Traditions Subsidiary nor any other Person on behalf of Traditions or any Traditions Subsidiary makes any other express or implied representation or warranty with respect to Traditions or any Traditions Subsidiary or with respect to any other information provided to ACNB or any ACNB Subsidiary in connection with the transactions contemplated hereunder. Neither Traditions, any Traditions Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation to ACNB or any ACNB Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts of other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article II. ACNB, Acquisition Subsidiary and ACNB Bank acknowledge that neither Traditions nor any Traditions Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article II, and that they have not relied on any representation or warranty other than those set forth in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACNB AND ACNB BANK

ACNB and ACNB Bank represent and warrant to Traditions and Traditions Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the ACNB Disclosure Schedule delivered by ACNB and ACNB Bank to Traditions and Traditions Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. ACNB and ACNB Bank have made a good faith effort to ensure that the disclosure on each schedule of the ACNB Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the ACNB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Standard. No representation or warranty of ACNB and ACNB Bank contained in this Article III shall be deemed untrue or incorrect, and ACNB and ACNB Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.02(a), 3.02(b), 3.02(c), 3.03(a), 3.03(b), 3.04 and 3.09, nor shall it apply to the representations and warranties contained in 3.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02 Organization.

(a)	ACNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ACNB is a financial holding company duly registered under the BHCA. ACNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. ACNB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on ACNB.

(b)	ACNB Bank is a Pennsylvania state-chartered bank and trust company and is regulated by the FDIC and the PDB. ACNB is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. ACNB Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c)	There are no ACNB Subsidiaries other than ACNB Bank, and those identified on ACNB Disclosure Schedule 3.02. Each of ACNB’s Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on ACNB or ACNB Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ACNB. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of ACNB, copies of which have been made available to Traditions, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)	The respective minute books of ACNB and ACNB Bank and each other ACNB Subsidiary accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of ACNB and each such ACNB Subsidiary.

(e)	Prior to the date of this Agreement, ACNB has delivered to Traditions true and correct copies of the articles of incorporation and bylaws of ACNB and the articles of incorporation and bylaws of ACNB Bank, each as in effect on the date hereof.

(f)	ACNB Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

Section 3.03 Capitalization.

(a)	As of the date of this Agreement, the authorized capital stock of ACNB consists of twenty million (20,000,000) shares of common stock, $2.50 par value (“ACNB Common Stock”), of which eight million five hundred forty five thousand six hundred twenty eight (8,545,628) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and free of preemptive rights and twenty million (20,000,000) shares of ACNB Preferred Stock, par value $2.50 per share (“ACNB Preferred Stock”), none of which are outstanding. There are three hundred eighty-eight thousand eight hundred sixty-six (388,866) shares of ACNB Common Stock held by ACNB as treasury stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which ACNB’s shareholders may vote has been issued by ACNB and are outstanding. Except as disclosed in ACNB Disclosure Schedule 3.03(a), neither ACNB nor any ACNB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ACNB Common Stock, or any other security of ACNB or any securities representing the right to vote, purchase or otherwise receive any shares of ACNB Common Stock or any other security of ACNB.

(b)	The authorized capital stock of ACNB Bank consists of five hundred thirty-three thousand, one hundred fifty three (533,153) shares of common stock, par value of $9.00 per share (“ACNB Bank Common Stock”), of which five hundred thirty-three thousand, one hundred fifty three (533,153) shares are outstanding, validly issued, fully paid, nonassessable, and free of preemptive rights and owned by ACNB. Except as set forth on ACNB Disclosure Schedule 3.03; neither ACNB Bank nor any ACNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any ACNB Subsidiary or any other security of any ACNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any ACNB Subsidiary. Except as set forth in ACNB Disclosure Schedule 3.03, ACNB and ACNB Bank owns all of the outstanding shares of capital stock of each ACNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)	Except as set forth in ACNB Disclosure Schedule 3.03, neither (i) ACNB, nor (ii) any other ACNB Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of ACNB, ACNB Bank and ACNB Subsidiaries, equity interests held by ACNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of ACNB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by ACNB or ACNB Bank with respect to any other company’s capital stock or the equity of any other person.

Section 3.04 Authority; No Violation.

(a)	ACNB has full corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Regulatory Approvals, and the approval and adoption of this Agreement and the Merger by the affirmative vote required of shareholders pursuant to the PAC and ACNB’s articles of incorporation and bylaws and Nasdaq Listing Agreement and Listing Rules (the “ACNB Shareholder Approval”), to consummate the transactions contemplated hereby. ACNB Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by ACNB and the completion by ACNB of the transactions contemplated hereby have been duly and validly approved by the board of directors of ACNB, except for ACNB Shareholder Approval as required and under the PAC, and ACNB’s articles of incorporation and bylaws and Nasdaq Listing Agreement and Listing Rules, no other corporate proceedings on the part of ACNB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ACNB and, subject to (i) for ACNB Shareholder Approval as required and under the PAC, and ACNB’s articles of incorporation and bylaws and Nasdaq Listing Agreement and Listing Rules, (ii) approval and adoption by ACNB as the sole shareholder of ACNB Bank, (iii) the approval and adoption by ACNB as the sole member of Acquisition Subsidiary, (iv) the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, (v) the due and valid execution and delivery of this Agreement by Traditions, (vi) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement, and the declaration of effectiveness of the Registration Statement, (vii) the filing of a Statement of Merger with, and its acceptance for record by, the PDS pursuant to the ETL and the filings required by the PDB for the Bank Merger, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ACNB Common Stock pursuant to this Agreement, and (ix) approval of the listing on Nasdaq of such shares of ACNB Common Stock issuable in the Merger, constitutes the valid and binding obligation of ACNB enforceable against ACNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by ACNB Bank subject to the execution and delivery of the Bank Plan of Merger by Traditions Bank, will constitute the valid and binding obligation of ACNB Bank, enforceable against ACNB Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	The execution and delivery of this Agreement by ACNB subject to, (i) the execution and delivery of the Bank Plan of Merger by ACNB Bank, (ii) receipt of approvals from the Bank Regulators referred to in Section 3.04 hereof and Traditions’ and ACNB’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by ACNB with any of the terms or provisions hereof, will not (A) conflict with or result in a material breach of any provision of the articles of incorporation or other organizational document or bylaws of ACNB or any ACNB Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ACNB or any ACNB Subsidiary or any of their respective properties or assets; or (C) except as set forth on ACNB Disclosure Schedule 3.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ACNB or any ACNB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which ACNB or any ACNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations which, either individually or in the aggregate, will not have a Material Adverse Effect on ACNB or any ACNB Subsidiary.

Section 3.05 Consents. Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the sole member of Acquisition Subsidiary, ACNB Shareholder Approval and by the ACNB board of directors, (c) the approval and adoption of the Bank Plan of Merger by ACNB as sole shareholder of ACNB Bank under applicable law, and (d) except as disclosed in ACNB Disclosure Schedule 3.05, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by ACNB, or the Bank Plan of Merger by ACNB Bank, and (ii) the completion by ACNB of the transactions contemplated hereby or by ACNB Bank of the Bank Merger. As of the date hereof, ACNB and ACNB Bank have no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of ACNB or ACNB Bank to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.06 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)	ACNB has previously made available to Traditions the ACNB Regulatory Reports through June 30, 2024. Except as set forth on ACNB Disclosure Schedule 3.06, the ACNB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of ACNB or ACNB Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)	ACNB has previously delivered to Traditions the ACNB Financials as of the date hereof and will deliver all the ACNB Financials after the date hereof. Except as set forth on ACNB Disclosure Schedule 3.06, the ACNB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of ACNB as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)	At the date of each balance sheet included in the ACNB Financials or ACNB Regulatory Reports, neither ACNB nor ACNB Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ACNB Financials or ACNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to ACNB or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)	Except as set forth on ACNB Disclosure Schedule 3.06, the records, systems, controls, data and information of ACNB and the ACNB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ACNB or any ACNB Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.06(d). ACNB (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, as consistently applied to ACNB, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to ACNB, including its consolidated ACNB Subsidiaries, is made known to the chief executive officer and the chief financial officer of ACNB by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to ACNB’s outside auditors and the audit committee of ACNB’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect ACNB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ACNB’s internal control over financial reporting. These disclosures (if any) were made in writing by management to ACNB’s auditors and audit committee and a copy has previously been made available to Traditions.

(e)	Except as set forth in the ACNB Disclosure Schedule 3.06, since December 31, 2021, each of ACNB and the ACNB Subsidiaries have timely filed all Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto (the “ACNB Regulatory Reports”), that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of ACNB or any of the ACNB Subsidiaries. ACNB has made available to Traditions Bank the ACNB Regulatory Reports and the ACNB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

(f)	Since December 31, 2021, (i) neither ACNB nor any of the ACNB Subsidiaries nor, to the Knowledge of ACNB, ACNB Bank, any director, officer, employee, auditor, accountant or representative of ACNB or any of the ACNB Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ACNB or any of the ACNB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ACNB or any of the ACNB Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing ACNB or any of the ACNB Subsidiaries, whether or not employed by ACNB or any of the ACNB Subsidiaries, has reported evidence of a material violation of law or regulation, breach of fiduciary duty or similar violation by ACNB or ACNB Bank, or any of their respective officers, directors, employees or agents to the boards of directors of ACNB or ACNB Bank or any committee thereof or to any director or officer of ACNB or ACNB Bank.

(g)	No agreement pursuant to which any loans or other assets have been or shall be sold by ACNB or the ACNB Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by ACNB or the ACNB Subsidiaries, to cause ACNB or the ACNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against ACNB or the ACNB Subsidiaries, and there has been no agreement. The ACNB Regulatory Reports have disclosed, since December 31, 2023, any cash, stock or other dividend or any other distribution with respect to the capital stock of ACNB that has been declared, set aside or paid.

Section 3.07 Taxes.

(a)	All income and other material or material in the aggregate Tax Returns required to have been filed by ACNB and the ACNB Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes in respect of the periods covered by the Tax Returns pursuant to this Section 3.07(a) due and payable by ACNB and the ACNB Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)	There is no action, audit, dispute or claim now pending or proposed or threatened in writing against ACNB or any of the ACNB Subsidiaries in respect of Taxes. Except as set forth in ACNB Disclosure Schedule 3.07, neither ACNB nor any of the ACNB Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of ACNB or the ACNB Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of ACNB with respect to Taxes other than for Taxes not yet due and payable.

(c)	Each of ACNB and the ACNB Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)	ACNB Disclosure Schedule 3.07 lists all Tax Returns filed by ACNB or the ACNB Subsidiaries for taxable periods ended on or after December 31, 2021 that have been or are currently the subject of audit. Except as set forth on ACNB Disclosure Schedule 3.07, neither ACNB nor any of the ACNB Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e)	No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of ACNB are pending with respect to ACNB. ACNB has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where ACNB has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against ACNB.

Section 3.08 Legal Proceedings. Except as set forth in ACNB Disclosure Schedule 3.08, neither ACNB nor any ACNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of ACNB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or un-asserted), actions or governmental investigations or inquiries of any nature (i) against ACNB, any ACNB Subsidiary or any ACNB Subsidiary employee as an agent of ACNB or any ACNB Subsidiary, (ii) to which ACNB or any ACNB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of ACNB to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon ACNB, any of the ACNB Subsidiaries or the assets of ACNB or any of the ACNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on ACNB.

Section 3.09 No Material Adverse Effect. Except as set forth in ACNB Disclosure Schedule 3.09, ACNB has not suffered any Material Adverse Effect since December 31, 2023. Since December 31, 2023, ACNB and the ACNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 3.10 Ownership of Property; Insurance Coverage.

(a)	ACNB and each of the ACNB Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by ACNB or any ACNB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ACNB Regulatory Reports and in the ACNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a ACNB Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the ACNB Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in ACNB Disclosure Schedule 3.10. ACNB and the ACNB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by ACNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in ACNB Disclosure Schedule 3.10, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the ACNB Financials.

(b)	ACNB and the ACNB Subsidiaries currently maintain insurance considered by ACNB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither ACNB nor any ACNB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by ACNB or any ACNB Subsidiary under such policies.

Section 3.11 Compliance with Applicable Law.

(a)	Each of ACNB and each ACNB Subsidiary is, and since January 1, 2021 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither ACNB nor any ACNB Subsidiary has received any written notice to the contrary since January 1, 2021.

(b)	ACNB and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on ACNB.

(c)	Except as disclosed on ACNB Disclosure Schedule 3.11, since January 1, 2021, neither ACNB nor any ACNB Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that ACNB or any ACNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ACNB or any ACNB Subsidiary; (iii) requiring or threatening to require ACNB or any ACNB Subsidiary, or indicating that ACNB or any ACNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of ACNB or any ACNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ACNB or any ACNB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither ACNB nor any ACNB Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on ACNB Disclosure Schedule 3.11.

Section 3.12 Employee and Director Benefit Plans.

(a)	ACNB Disclosure Schedule 3.12 sets forth all employee or director benefit plans which ACNB, ACNB Bank or any ACNB Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of ACNB, ACNB Bank or any ACNB Subsidiary and any beneficiaries thereof or other person, or with respect to which ACNB, ACNB Bank or any ACNB Subsidiary has or may have any obligation or liability, whether actual or contingent (the “ACNB Benefit Plans”).

(b)	Neither ACNB, ACNB Bank, any ACNB Subsidiary nor any pension plan maintained by ACNB or any ACNB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to ACNB, ACNB Bank, or any ACNB Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in ACNB Disclosure Schedule 3.12, with respect to each of such plans that is subject to Title IV of ERISA or any ACNB Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which ACNB or any of its ERISA Affiliates has any liability. ACNB has not provided nor is required to provide security to any plan maintained by ACNB or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither ACNB nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)	All ACNB Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. Except as set forth in ACNB Disclosure Schedule 3.12, all ACNB Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)	To the Knowledge of ACNB, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by ACNB or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to ACNB.

(e)	ACNB and the ACNB Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

(f)	There are no current or pending or, to the Knowledge of ACNB, threatened audits or investigations by any governmental entity involving any ACNB Benefit Plan, and there are no current or pending or, to the Knowledge of ACNB, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the ACNB Benefit Plans), suits or proceedings involving any ACNB Benefit Plan and, to the Knowledge of ACNB, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)	ACNB has not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)	All contributions required to be made under the terms of any ACNB Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on ACNB’s consolidated financial statements to the extent required and in accordance with GAAP. ACNB has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To ACNB’s Knowledge, neither any pension plan nor any single-employer plan of ACNB nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither ACNB nor an ERISA Affiliate has an outstanding funding waiver.

Section 3.13 Labor Matters. ACNB is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ACNB the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel ACNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of ACNB, threatened, nor is ACNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.14 Brokers, Finders and Financial Advisors. Except for ACNB’s engagement of Piper Sandler & Co. and Hovde Group, LLC in connection with the transactions contemplated by this Agreement, neither ACNB nor any ACNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in ACNB Disclosure Schedule 3.14, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the ACNB Financials. ACNB Disclosure Schedule 3.14 shall contain as an exhibit the engagement letters with Piper Sandler & Co. and Hovde Group, LLC.

Section 3.15 Environmental Matters.

(a)	Neither ACNB nor any ACNB Subsidiary, nor any properties owned or occupied by ACNB or any ACNB Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to ACNB. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of ACNB threatened or any investigation pending relating to the liability of ACNB or any ACNB Subsidiary with respect to any property owned or operated by ACNB or any ACNB Subsidiary under any Environmental Law.

(b)	No property, now or, to the Knowledge of ACNB, formerly owned or operated by ACNB or any ACNB Subsidiary or on which ACNB or any ACNB Subsidiary holds or, to the Knowledge of ACNB, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against ACNB or any ACNB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)	(i) ACNB and the ACNB Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by ACNB or any of the ACNB Subsidiaries, or on any property in which ACNB or any of the ACNB Subsidiaries has held a security interest, lien or a fiduciary or management role (“ACNB Loan Property”) that would reasonably be likely to result in a material Environmental Liability for ACNB or the ACNB Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for ACNB or the ACNB Subsidiaries, (iv) neither ACNB nor any of the ACNB Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither ACNB nor any of the ACNB Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of ACNB or the ACNB Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving ACNB or any of the ACNB Subsidiaries, on any currently or formerly owned or operated property, or any ACNB Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against ACNB or any of the ACNB Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any ACNB Loan Property, and (vii) ACNB has listed in ACNB Disclosure Schedule 3.15 and made available to Traditions copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to ACNB, the ACNB Subsidiaries and any owned properties, leased properties or ACNB Loan Property, which were prepared in the last five (5) years, and, solely with respect to ACNB Loan Properties, are material to ACNB.

Section 3.16 Related Party Transactions. Neither ACNB nor any ACNB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of ACNB or any ACNB Subsidiary, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features.

Section 3.17 Loans.

(a)	Each loan reflected as an asset in the ACNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on ACNB.

(b)	The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(c)	All loans owned by ACNB or any ACNB Subsidiary, or in which ACNB or any ACNB Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 3.18 Deposit Liabilities.

(a)	The Deposit Liabilities of ACNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and ACNB Bank is authorized to hold the Deposit Liabilities. Except for such liens as set forth on the ACNB Disclosure Schedule 3.18, the Deposit Liabilities of ACNB Bank are not subject to any lien, including without limitation any liens in favor of ACNB Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

(b)	All of the Deposit Liabilities of ACNB Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of ACNB Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and has been operated in compliance with ACNB Bank’s policies and procedures. No Deposit Liabilities of ACNB Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of ACNB Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)	ACNB Bank has properly accrued interest on the Deposit Liabilities of ACNB Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)	None of the Deposit Liabilities of ACNB Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; except as set forth on the ACNB Disclosure Schedule 3.18, none of the Deposit Liabilities of ACNB Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. None of the Deposit Liabilities of ACNB Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(e)	With respect to the Deposit Liabilities of ACNB Bank, ACNB Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Traditions Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest.

Section 3.19 Allowance for Loan and/or Credit Losses. The allowances for loan and/or credit losses reflected, and to be reflected, in the ACNB Regulatory Reports and ACNB Financials, and shown, and to be shown, on the balance sheets contained in the ACNB Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP, as specifically with CECL, and all applicable regulatory criteria. Neither ACNB nor ACNB Bank has been notified in writing by any state or federal bank regulatory agency that ACNB’s reserves are inadequate or that the practices and policies of ACNB in establishing its reserves for the years ended December 31, 2023, December 31, 2022 and the six months ended June 30, 2024, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, ACNB’s and ACNB Bank’s respective allowance for loan and/or credit losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP and specifically with CECL.

Section 3.20 ACNB Information.

(a)	The information relating to ACNB and ACNB Subsidiaries to be provided by ACNB in the Proxy Statement/Prospectus, the Registration Statement, any filing by ACNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to Traditions or the Traditions Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)	The information, relating to ACNB and ACNB’s Subsidiaries to be provided by ACNB for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.21 “Well Capitalized”. ACNB Bank is “well capitalized” and to ACNB’s Knowledge there has not been an event or occurrence since January 1, 2024 that could reasonably be expected to result in determination that ACNB Bank is not “well capitalized” as determined by the Bank Regulators.

Section 3.22 Intellectual Property. (a) ACNB and each ACNB Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of ACNB’s or each of the ACNB Subsidiaries’ business, and neither ACNB nor any ACNB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. ACNB and each ACNB Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To ACNB’s Knowledge, the conduct of the business of ACNB and each ACNB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(b)	(i) ACNB and each of the ACNB Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all ACNB intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) ACNB’s and the ACNB Subsidiaries’ IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by ACNB in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to ACNB’s Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) ACNB has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(c)	ACNB has adopted a written information security program approved by the ACNB board. Such information security program meets the requirements of Information Security Requirements and includes functioning security measures designed to protect all personal information under ACNB’s control and/or in its possession and to protect such personal information from unauthorized access or use by any parties. ACNB has (i) implemented reasonable procedures to detect data security incidents and (ii) implemented and monitored compliance with such procedures with respect to technical and physical security to protect personal information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(d)	Since January 1, 2021, ACNB has: (i) conducted and conducts vulnerability testing, risk assessments, and audits of, and tracks security incidents related to, IT Assets of ACNB and its Subsidiaries (collectively, “ACNB Information Security Reviews”); and (ii) corrected any critical exceptions or vulnerabilities identified in such ACNB Information Security Reviews. ACNB has employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities and has taken commercially reasonable steps to safeguard the IT Assets of ACNB. ACNB provides its employees with regular training on privacy and data security matters.

Section 3.23 Merger Consideration. As required by this Agreement, three (3) days prior to the Closing Date, ACNB will have available cash sufficient to pay the amounts required to be paid to Traditions shareholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger. The shares of ACNB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 3.24 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act. ACNB Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to ACNB Bank and the ACNB Bank Subsidiaries, taken as a whole, ACNB Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.25 Tax Matters. At the date hereof, ACNB has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC. Neither ACNB, ACNB Bank, nor any member of a Relevant Group, has any plan or intention to reacquire any of the ACNB Common Stock issued in the Merger (except as may be reacquired in the course of ACNB’s regular historic reacquisitions of ACNB Common Stock). ACNB plans to continue the historic business of Traditions and Traditions Bank.

Section 3.26 Fairness Opinion. ACNB has received a written opinion from Hovde Group, LLC to the effect that (subject to the terms, conditions, and qualifications set forth therein), as of the date hereof, the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to ACNB.

Section 3.27 Securities Documents. The Securities Documents filed and to be filed by ACNB under the Exchange Act at any time since December 31, 2022 comply with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC. None of the Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the ACNB Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of ACNB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act. There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the Securities Documents.

Section 3.28 Acquisition Subsidiary Ownership. ACNB, at all times prior to the Effective Time, shall be the sole member of Acquisition Subsidiary. Acquisition Subsidiary shall be classified as a business entity that is disregarded as an entity for federal income tax purposes under the IRC.

Section 3.29 Quality of Representations. Except for the representations and warranties contained in this Article III, neither ACNB, any ACNB Subsidiary nor any other Person on behalf of ACNB or any ACNB Subsidiary makes any other express or implied representation or warranty with respect to ACNB or any ACNB Subsidiary or with respect to any other information provided to Traditions or any Traditions Subsidiary in connection with the transactions contemplated hereunder. Neither ACNB nor any other Person will have or be subject to any liability or indemnification obligation to Traditions or any Traditions Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. Traditions and Traditions Bank acknowledge that neither ACNB nor any ACNB Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article III, and that they have not relied on any representation or warranty other than those set forth in this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF ACQUISITION SUBSIDIARY

Acquisition Subsidiary herby represents and warrants to Traditions and Traditions Bank that:

Section 4.01 Organization. Acquisition Subsidiary is a limited liability company duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania. All membership interests of Acquisition Subsidiary are validly issued, fully paid and non-assessable and are owned directly by ACNB free and clear of any lien, charge or other encumbrance.

Section 4.02 Authority. Acquisition Subsidiary has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including, without limitation, member action) in respect thereof on the part of Acquisition Subsidiary. This Agreement will be a valid and binding obligation of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor’s rights or general principles of equity.

Section 4.03 Approval. ACNB will, as sole member of Acquisition Subsidiary, vote to approve this Agreement and the Merger.

Section 4.04 Quality of Representations. The representations made by Acquisition Subsidiary in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01 Conduct of Traditions’ Business.

(a)	From the date of this Agreement to the Closing Date, Traditions and its Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of ACNB (such written consent not to be unreasonably withheld, conditioned, or delayed). Traditions will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist.

(b)	From the date hereof to the Closing Date, except as otherwise consented to or approved by ACNB in writing, which consent or approval, if given, shall be communicated by ACNB in a commercially resonable manner, or as permitted, or required, by this Agreement, Traditions will not, and will not permit any Subsidiary to:

(i)	amend or change any provision of its articles of incorporation or bylaws;

(ii)	sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares or securities, except for issuances in connection with the vesting of any Traditions RSU Award outstanding on the date hereof as disclosed on Schedule 1.02(j) or the exercise of Traditions Options outstanding on the date hereof as disclosed in their entirety on Schedule 1.02(k);

(iii)	issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;

(iv)	declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock, except (x) Traditions Bank may declare, set aside and pay dividends to Traditions only to the extent required to satisfy the financial requirements of clause (y) hereof; and (y) Traditions may pay a regular quarterly cash dividend not in excess of $0.08 per share provided that the payout ratio for said dividend does not exceed the payout ratio of Traditions’ dividend policy in effect as of May 10, 2024 and if the payout ratio is exceeded only in the amount not in excess thereof but in no event greater than $0.08 per share;

(v)	except in connection with the payment of retention payments in accordance with the provisions of Section 5.25, grant any severance or termination pay or benefits to, or enter into any new, renew, change, modify or amend any offer, employment, consulting, severance, “change in control”, “change in control termination” or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other Person associated with Traditions or any Traditions Subsidiary, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any Traditions Benefit Plan existing as of the date hereof and as disclosed on Traditions Disclosure Schedule 5.01(b)(v);

(vi)	increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that Traditions or any Traditions Subsidiary may pay (w) as of or prior to the Effective Time, stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with ACNB, Acquisition Subsidiary, and ACNB Bank; (x) after the date of this Agreement, salary or wage increases for noncontract employees not to exceed 1.0% in the aggregate; and (y) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing, but not including 401(k) matching contributions not exceeding those made in connection with the prior year) not in excess of $140,000 in the aggregate; provided however, that Traditions shall be permitted to pay formulaic incentive bonus payments under formulaic incentive bonus plans as in effect as of the date hereof as described on Traditions Disclosure Schedule 5.01(vi) per their terms (such plans may not be modified or amended after the date hereof); provided however, that Traditions or any Traditions Subsidiary shall not employ or offer employment to any individuals who are not “at will” employees or where total annual compensation exceeds $75,000, except to replace any current employee whose position becomes vacant for any reason or as set forth on Traditions Disclosure Schedule 5.01(vi);

(vii)	merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(viii)	sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) other than with respect to transactions involving investment securities, that do not exceed $100,000 in the aggregate, or sell, transfer or otherwise dispose of all or any portion of interest in any Loan, other than residential mortgage loans originated for the purpose of sale consistent with past practice, without first offering such Loan or interest in a Loan for purchase to ACNB on the same terms it would offer such Loan or interest in a Loan to a third party;

(ix)	take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(x)	change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by any Governmental Entity or to comply with GAAP;

(xi)	waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party;

(xii)	implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, except as may be required by law or regulation;

(xiii)	materially amend any existing plan or arrangement, except in accordance with this Agreement or as required by law or regulation;

(xiv)	materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable Bank Regulator and Traditions lending policy, except as otherwise required by the applicable Bank Regulator or pursuant to a Regulatory Agreement;

(xv)	enter into, renew, extend or modify any transaction with any Affiliate, other than (i) deposit transactions in the ordinary course of business on terms no less favorable to Traditions Bank than the terms offered to similarly situated non-Affiliates, or (ii) loans or other extension of credit made in compliance with Regulation O;

(xvi)	change deposit or loan rates, other than in the ordinary course of business consistent with past practice of the Traditions Bank policies;

(xvii)	enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement, except in the ordinary course of business consistent with past practice;

(xviii)	except for the execution of this Agreement and contracts existing as of the date of this Agreement and disclosed on Traditions Disclosure Schedule 5.01(b), take any action that would give rise to a right of a continuing payment to any individual under any agreement;

(xix)	make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes;

(xx)	enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the Effective Time or March 31, 2025;

(xxi)	except for any loan that has been pre-approved by Traditions Bank in the ordinary course of business but has not been funded as of the date hereof and is set forth on Traditions Disclosure Schedule 5.01(b)(xxi), enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit (“Loan”) (a) which is in excess of $1,000,000 or (b) which is not in accordance with applicable law, regulations, and Traditions Bank’s lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice; provided, that ACNB shall be required to respond to any request for consent to make such loan or other commitment in writing within five (5) Business Days after receipt of a complete loan package regarding the loan or other commitment requested by Traditions Bank, and which consent shall be deemed to have been given if ACNB has not objected to a proposed action by Traditions Bank within five (5) Business Days after such complete loan package is received by ACNB;

(xxii)	take any action or knowingly failing to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of IRC;

(xxiii)	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than Traditions or any Traditions Subsidiary, except for (A) borrowings having a maturity of not more than one year under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of Traditions or any of the Traditions Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice;

(xxiv)	make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

(xxv)	except as disclosed on Traditions Disclosure Schedule 5.01(b)(xxv), incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(xxvi)	pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by Traditions or the Traditions Subsidiaries (taking into account applicable insurance) not in excess of $75,000 individually or $200,000 in the aggregate;

(xxvii)	issue any broadly distributed communication regarding the Merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of ACNB (which approval will not be unreasonably delayed or withheld);

(xxviii)	take any action that would be reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions this Agreement contemplates;

(xxix)	purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of Traditions as in effect as of the date hereof consistent with past practice;

(xxx)	convert the data processing and related information and/or accounting systems of Traditions or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

(xxxi)	agree to do any of the foregoing.

Section 5.02 Conduct of ACNB’s, Acquisition Subsidiary’s and ACNB Bank’s Business.

Except as expressly permitted by this Agreement or with the prior approval of Traditions and Traditions Bank, during the period from the date of this Agreement to the Effective Time, ACNB shall not, and shall not permit any of its Subsidiaries to, (i) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; (iii) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; (iv) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (v) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; (vi) amend the articles of incorporation or bylaws of ACNB in a manner that would materially and adversely affect the holders of Traditions Common Stock, or adversely affect the holders of Traditions Common Stock relative to other holders of ACNB Common Stock; or (vii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Access; Confidentiality.

(a)	From the date of this Agreement through the Closing Date, to the extent permitted by law, Traditions shall afford to, and shall cause each Traditions Subsidiary to afford to, ACNB and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Traditions will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b)	ACNB agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Traditions. Traditions shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)	Traditions shall promptly inform ACNB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of Traditions or any Traditions Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant, and Traditions shall promptly provide ACNB with copies of such notices and related materials.

(d)	Traditions and Traditions Bank shall permit a representative of ACNB to attend any meeting of their respective loan review or other loan committee as an observer; provided, however, that Traditions and Traditions Bank shall not be required to permit the ACNB representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Traditions or during any other matter that the respective board of directors or committee thereof has reasonably determined to be confidential with respect to ACNB’s participation.

(e)	Except as specifically set forth herein, Traditions and ACNB mutually agree to be bound by the terms of the Confidentiality Agreement previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding any termination of this Agreement.

Section 5.04 Regulatory Matters and Consents.

(a)	For the purposes of (x) registering ACNB Common Stock to be offered to holders of Traditions Common Stock in connection with the Merger with the SEC under the Securities Act and (y) soliciting proxies for use at the Traditions shareholder meeting and ACNB shareholder meeting, ACNB shall, as promptly as reasonably practicable, prepare the Registration Statement, and ACNB and Traditions shall jointly draft and prepare a Proxy Statement/Prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act. ACNB and Traditions shall obtain Traditions Financial Statements and ACNB Financial Statements that meet the requirements of the Securities Act for use in the Registration Statement. The parties shall use their reasonable efforts to file the Registration Statement, including the Proxy Statement/Prospectus, with the SEC as soon as practicable after the date hereof. ACNB and Traditions shall use their reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Traditions and ACNB shall thereafter promptly mail the Proxy Statement/Prospectus to their respective shareholders. ACNB and Traditions shall use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and each party shall furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.

(b)	Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC. No filing of the Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Registration Statement. ACNB and Traditions agree to use commercially reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of Traditions Common Stock and ACNB Common Stock entitled to vote at their respective shareholders meetings at the earliest practicable time.

(c)	ACNB and Traditions shall promptly notify the other party if at any time it has Knowledge that the Proxy Statement/Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and ACNB shall file an amended Registration Statement with the SEC, and the parties shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

(d)	In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 5.04, the parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, publications and filings (the “Regulatory Materials”), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. ACNB and Traditions shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to ACNB and Traditions, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(e)	Notwithstanding anything to the contrary in Section 5.04(d), in no event shall ACNB and Traditions be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on ACNB and Traditions (any of which, a “Materially Burdensome Regulatory Condition”).

(f)	ACNB and Traditions will use their commercially reasonable best efforts to ensure that the information relating to ACNB and Traditions that is provided by ACNB and Traditions, as applicable, for inclusion in the Proxy Statement/Prospectus or in any Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.05 Taking of Necessary Action. ACNB and Traditions shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (a) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party and (b) requesting the delivery of customary opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

Section 5.06 Indemnification; Insurance.

(a)	Indemnification. For a period of six (6) years from and after the Effective Time, ACNB shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by 12 CFR Part 359), indemnify each Person entitled to indemnification under the charter or bylaws of Traditions and/or Traditions Bank (each, an “Indemnified Party”) from and of Traditions and/or Traditions Bank against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the Effective Time; provided, however, (i) ACNB shall not be required to indemnify such Persons against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359, and (ii) if the Indemnified Party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to ACNB such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification, ACNB shall advance expenses to the fullest extent permitted in accordance with Traditions and/or Traditions Bank’s articles of incorporation and bylaws; and (iii) all rights to indemnification and advancement of expenses asserted within such six-year period shall continue until the final disposition of the underlying claim, action, suit, investigation or proceeding.

(b)	Insurance. ACNB shall make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the Traditions directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the Traditions insurance policies for a period of six (6) years from and after the Effective Time with respect to claims against the present and former directors and officers of Traditions or any Subsidiary of Traditions arising from facts or events which occurred at or before the Effective Time; provided, however, that ACNB shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c)	Prevailing Party. The rights of indemnification and advancement as provided by this Section 5.06 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the articles of incorporation or bylaws of Traditions and/or Traditions Bank or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of shareholders, a resolution of directors of Traditions or Traditions Bank, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.06 seeks an adjudication of such Person’s rights under, or to recover damages for breach of, this Section 5.06 or to recover under any directors’ and officers’ liability insurance coverage maintained by Traditions or ACNB, the indemnifying party shall pay on such Indemnified Party’s behalf any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, but only to the extent that the Indemnified Party prevails in such judicial adjudication.

(d)	Assumption. In the event that at or after the Effective Time, ACNB or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.06.

Section 5.07 No Other Bids and Related Matters. So long as this Agreement remains in effect, Traditions shall not and shall not authorize or permit any of its directors, officers, employees, agents or shareholders to directly or indirectly (a) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (b) recommend or endorse an Acquisition Proposal, (c) participate in any discussions or negotiations regarding an Acquisition Proposal, (d) provide any third party (other than the other parties to this Agreement or an Affiliate of such parties) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal, or (e) enter into an agreement with any other party with respect to an Acquisition Proposal. Traditions will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than ACNB and the ACNB Subsidiaries with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 5.07. Traditions will notify ACNB orally (within two days) and in writing (within five (5) days) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, the board of directors of Traditions may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the Traditions board of directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties. Nothing contained in this Agreement shall prevent Traditions from complying with its obligation to pay the termination fee provided in Section 8.01.

Section 5.08 Duty to Advise; Duty to Update Disclosure Schedule. Each of ACNB and Traditions shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants set forth herein. ACNB and Traditions shall each update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) or 6.02(c).

Section 5.09 Current Information.

(a)	Ongoing Communications. During the period from the date of this Agreement to the Effective Time, Traditions and ACNB shall, cause one or more of its designated representatives to confer on a weekly or such other basis with representative of ACNB, as mutually determined, regarding their respective representations to each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Not later than the third Tuesday after the end of each month, Traditions shall provide to ACNB a Traditions Bank balance sheet and statement of operations, without related notes, and a Traditions general ledger for the immediately preceding month. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement, Traditions will deliver to ACNB its quarterly report, and, as soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year, Traditions will deliver to ACNB its annual report.

(b)	Board Minutes. Traditions shall provide to ACNB a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under law or as may be required by applicable Bank Regulators, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

(c)	During the period commencing on the date of this Agreement and ending at the Effective Time, Traditions, not later than the third Tuesday after the end of each calendar month, shall provide to ACNB, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.

(d)	During the period commencing on the date of this Agreement and ending at the Effective Time, Traditions, not later than the third Tuesday after the end of each month, shall provide to ACNB a written list of (i) all loans classified by it or any regulatory authority as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any other classification of similar import (ii) all commercial and mortgage loans classified as “non-accrual,” and (iii) all commercial loans classified as “in substance foreclosed.”

Section 5.10 Phase I Environmental Audit. Traditions shall permit ACNB to the extent it so elects within ninety (90) days of the date of this Agreement, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by Traditions or any of its Subsidiaries on the date hereof.

Section 5.11 Shareholders Meetings.

(a)	Traditions and ACNB shall promptly take all actions necessary to properly call, convene and hold special meetings of their respective shareholders as soon as practicable after the date on which the Registration Statement containing the Proxy Statement/Prospectus is declared effective, to consider and vote upon, in the case of Traditions, a proposal to approve and adopt this Agreement and the transactions contemplated hereby and, in the case of ACNB, a proposal to approve the issuance of ACNB Common Stock to be issued in this transaction under the Nasdaq Listing Agreement and Listing Rules.

(b)	The Traditions board of directors will recommend that the shareholders of Traditions approve and adopt this Agreement and the transactions contemplated hereby and not withdraw, modify or change in any manner adverse to ACNB hereto such favorable recommendation; provided, however, that the board of directors of Traditions may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with its legal and financial advisers, that the failure to do so would result in a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

(c)	The ACNB board of directors will recommend that the shareholders of ACNB approve the issuance of ACNB Common Stock to be issued in this transaction under the Nasdaq Listing Agreement and Listing Rules, and will not withdraw, modify or change in any manner adverse to ACNB hereto such favorable recommendation.

(d)	Traditions and ACNB may postpone or adjourn their shareholders meetings to the extent they reasonably believe it is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is provided sufficiently in advance of a shareholder vote on this Agreement and the Merger.

Section 5.12 Public Announcements. Each of ACNB and Traditions shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.

Section 5.13 Maintenance of Insurance. From the date hereof until the Effective Time, ACNB and Traditions shall maintain, and cause its respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

Section 5.14 Maintenance of Books and Records. From the date hereof until the Effective Time, ACNB and Traditions shall maintain, and cause its respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.

Section 5.15 Taxes. ACNB and Traditions shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due. All agreements or arrangements the principal purpose of which is Tax sharing or allocation among Traditions and its Subsidiaries, shall be terminated as of the Effective Time.

Section 5.16 Employee Benefits.

(a)	ACNB or its Subsidiaries shall: (i) provide Traditions’ and Traditions Bank’s employees who become employees of ACNB or its Subsidiaries credit for all years of service with Traditions or any of its Subsidiaries and predecessors, prior to the Effective Time for the purpose of eligibility to participate and vesting and (ii) cause to be credited any deductibles incurred by Traditions Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of ACNB after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible. ACNB and its Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms to the extent allowed by law, all vested or accrued benefit obligations to, and contractual rights of Traditions’ current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(b)	Traditions or its Subsidiary shall amend, freeze, merge or terminate any Traditions Benefit Plan, except its Supplemental Executive Retirement Plan Agreements (“SERPs”), effective before the Effective Time at the request of ACNB, provided any such action shall be in compliance with applicable laws. ACNB agrees that if the 401(k) plan maintain by Traditions or Traditions Bank (the “Traditions 401(k) plan”) shall be terminated pursuant to ACNB’s request and if permitted by law, regulation and the ACNB 401(k) plan, and there is no material adverse financial impact to ACNB or ACNB 401(k) plan participants: (i) participants in the Traditions 401(k) plan shall become 100% vested in all benefits thereunder; (ii) as soon as administratively practicable following the Effective Time and in accordance with ERISA and the IRC, ACNB shall cause the account balances in the Traditions 401(k) Plan to be either distributed to the participants in the Traditions 401(k) Plan and/or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, and (iii) ACNB shall take all other actions necessary and proper in order to implement the termination of the Traditions 401(k) Plan and related trust. If permitted by law, regulation, and the ACNB 401(k) plan, ACNB agrees to permit participants in the Traditions 401(k) Plan to roll over their account balances in the Traditions 401(k) Plan to the ACNB 401(k) Plan if they become employees of ACNB, and to the extent permitted by ERISA, the IRC and the terms of the ACNB 401(k) plan, permit outstanding loans under the Traditions 401(k) plan to remain outstanding under the ACNB 401(k) plan and subject to current repayment schedules.

(c)	Subject to the limitations to such benefits set forth in ACNB’s plans and policies, ACNB agrees that all vacation time, sick leave, personal time or similar paid leave accrued by an employee of Traditions or any Traditions Subsidiary which is not used by such employee prior to the Effective Time, shall (i) in the case of employees of Traditions or any Traditions Subsidiary who becomes an employee of ACNB or any ACNB Subsidiary following the Effective Time (other than employees of Traditions or any Traditions Subsidiary who are retained on a temporary or interim basis for a transitional period following the Effective Time not exceeding 270 days) shall be rolled over and available for use by such employee during such employee’s service with ACNB as paid time off (“PTO”). Employees of Traditions or any Traditions Subsidiary who do not become employees of ACNB or any ACNB Subsidiary shall be entitled to accrued PTO in accordance with the policy of Traditions in effect as of the date hereof.

(d)	Nothing in this Section 5.16, express or implied shall require ACNB to maintain any specific benefit plan of Traditions or to guarantee employment of any employee for any period of time after the Effective Time; provided, however, that as of and following the Effective Time, ACNB shall assume the SERPs and shall continue to honor the terms and obligations thereunder (and refrain from terminating the SERPs during the one (1)-year period following the Effective Time) unless the SERPs are terminated prior to the Effective Time by mutual agreement of the Parties.

Section 5.17 System Conversion. Traditions shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the Effective Time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with ACNB.

Section 5.18 Former Traditions Bank Branches. For at least two (2) years after the Effective Time, ACNB Bank will operate the former Traditions Bank branches as “Traditions Bank, a division of ACNB Bank” unless the board of directors of ACNB Bank shall determine otherwise upon approval of at least 66% of the board of directors of ACNB Bank.

Section 5.19 ACNB and ACNB Bank Board.

(a)	ACNB Board. No later than seven (7) days prior to the initial filing date of the Registration Statement by ACNB with the SEC, Traditions shall identify three (3) Persons, one of which shall be Eugene J. Draganosky, who are currently serving as directors of Traditions who (a) are approved by ACNB’s board of directors, such approval not to be unreasonably withheld or delayed, (b) meet the requirements of ACNB’s articles of incorporation and bylaws, (c) two (2) of which, other than Eugene J. Draganosky, meet the eligibility requirements for a director of ACNB or requirements of any Regulatory Authority relating to ACNB, and (d) two (2) of which, other than Eugene J. Draganosky, meet any Nasdaq listing and independence requirements (the “Traditions Nominees”), to serve as ACNB directors as follows: Eugene J. Draganosky Class 1; one (1) Class 2; and one (1) Class 3. Such Traditions Nominees shall have agreed to execute any consent required to be filed with the Registration Statement. On the Closing Date, the Traditions Nominees shall be appointed as directors of ACNB, effective as of immediately following the Effective Time, to hold office until their successors are elected and qualified or other in accordance with applicable law and ACNB’s articles of incorporation and bylaws. If any of the Traditions Nominees initially named shall not be eligible to serve in accordance with this Section 5.19(a), chooses not to serve or is unable to serve, then Traditions and ACNB shall mutually agree upon another Person meeting all of the requirements of this Section 5.19(a) to be one of the Traditions Nominees.

(b)	ACNB Bank Board. On the Closing Date, the Traditions Nominees, subject to (a) compliance with the ACNB Bank’s articles of incorporation and bylaws, (b) such Persons meeting the eligibility requirements for a director of ACNB Bank or any Regulatory Authority relating to ACNB Bank, (c) approval of such Persons by ACNB (which approval will not be unreasonably withheld or delayed), and (d) two (2) of which, other than Eugene J. Draganosky, such Persons meeting any Nasdaq listing and independent requirements, shall be appointed as directors of ACNB Bank, effective as of immediately after the Effective Time, to hold office until their successors are elected and qualified or otherwise in accordance with applicable law, and ACNB Bank’s articles of incorporation and bylaws.

Section 5.20 Severance. ACNB shall and shall cause ACNB Bank to use its best efforts to continue the employment of all current employees of Traditions and Traditions Bank in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, ACNB agrees to and agrees to cause ACNB Bank to provide severance pay, as set forth below, to any active employee of Traditions or any Traditions Subsidiary whose employment is terminated within twelve (12) months of the Effective Time if (i) such employee’s position is eliminated or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and compensation) with ACNB or any ACNB Subsidiary, excluding any employee (a) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement, (b) whose employment is terminated for cause, or (c) who voluntarily leaves employment with Traditions or Traditions Bank or ACNB Bank (“Eligible Employee”). A Traditions or Traditions Bank employee who is offered a position with ACNB Bank which would require such employee to relocate such employee’s regular place of employment more than forty (40) miles from his or her regular place of employment as of the Effective Time, who does not accept such offer of employment, shall be deemed to have been terminated and to be an Eligible Employee. Eligible Employees not subject to Traditions employment, change of control or severance plans or contracts shall receive severance equal to two (2) weeks’ pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay. Terminated Employees will have the right to continue coverage under the respective group health plan in accordance with the terms of the plan and IRC 4980B or 40 P.S. §756.2 et seq. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, ACNB or the ACNB Subsidiaries will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B or 40 P.S. §756.2 shall run concurrently with the period that ACNB or ACNB’s Subsidiaries pays the employer’s share of health coverage.

Section 5.21 Regulatory Conditions. In the event of the imposition of any Materially Burdensome Regulatory Condition in connection with the Regulatory Approvals, ACNB shall use its commercially reasonable best efforts to obtain the removal of any such condition and Traditions shall use its commercially reasonable best efforts to assist ACNB in this regard.

Section 5.22 Affiliate Letters. Traditions shall use its best efforts to cause each person who may be deemed to be an Affiliate of ACNB following the Merger, to execute and deliver to ACNB as soon as practicable after the Date of this Agreement an Affiliate’s letter in the form attached hereto as Exhibit H.

Section 5.23 Dividends. After the date of this Agreement and prior to the Effective Time, ACNB and Traditions shall coordinate with the other with respect to the declaration of any regular quarterly dividends in respect of Traditions Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Traditions Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, for any quarter with respect to their shares of Traditions Common Stock and any shares of ACNB Common Stock any such holder receives in exchange therefor in the Merger.

Section 5.24 Additional Agreements. In the case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between an ACNB Subsidiary, on the one hand, and a Traditions Subsidiary, on the other hand, or to vest ACNB with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such action as may be reasonably requested by, and at the sole expense of ACNB.

Section 5.25 Retention. ACNB and Traditions acknowledge that it may be appropriate to provide certain employees of Traditions Bank who will not be retained as employees of ACNB or ACNB Bank with an incentive, in the form of a “retention” or “stay” bonus, to remain in the employ of Traditions and/or Traditions Bank until the Effective Time or system conversion or such other time after the Effective Time or system conversion. Traditions may adopt, in consultation with and approval of ACNB, a retention plan (the “Retention Plan”) in an amount not to exceed $350,000. ACNB and Traditions shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus pursuant to this Section 5.25 as soon as practicable following the execution of this Agreement. Any retention plan shall include a release of claims against both ACNB and Traditions and their respective affiliated entities. No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on Traditions.

Section 5.26 Conforming Accounting.  Upon written confirmation from ACNB that all conditions to closing set forth in Article VI have been satisfied or waived, at the request of ACNB, Traditions and Traditions Bank, as applicable, shall immediately prior to Closing establish and take such accruals and expenses as ACNB reasonably shall request. In addition, prior to the Effective Time, at the request of ACNB, Traditions shall (A) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under Traditions or Traditions Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (B) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against Traditions or Traditions Bank.

Section 5.27 Control. Nothing contained in this Agreement shall give either ACNB or Traditions, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.28 Rule 16b-3. Prior to the Effective Time, ACNB and Traditions shall take all steps as may be necessary or appropriate to cause the transaction contemplated by Article I and any other dispositions of equity securities of Traditions (including derivative securities) or acquisitions of equity securities of ACNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.29 Advisory Boards. As of the Effective Time, ACNB Bank shall establish regional advisory boards for the Lancaster County market and York County market, respectively, in which Traditions Bank operates. All members of the board of directors of Traditions in office as of the Effective Time, other than the Traditions Nominees, will be offered the opportunity to serve on the advisory boards subject to such compensation, authority, and policies established by ACNB Bank from time to time.

Section 5.30 Nasdaq Listing and Shareholder Vote on the Issuance of Shares. ACNB shall take all commercially reasonable actions necessary for the shares of ACNB Common Stock to be issued to the holders of Traditions Common Stock upon consummation of the Merger to have been authorized for listing on Nasdaq, subject to official notice of issuance, provided ACNB shall have used its reasonable best efforts to cause such authorization of listing on Nasdaq. ACNB shall take all steps necessary for the shareholders of ACNB to vote on the approval of the issuance of ACNB’s shares of Common Stock under the Nasdaq Listing Agreement and Listing Rules.

Section 5.31 Additional Vice Chair of the Board Appointment. As of the Effective Time, ACNB shall appoint, subject to receipt of his executed Exhibit H and subject to receipt of his executed consent to serve on the board of directors of ACNB and ACNB Bank, Eugene J. Draganosky as an additional Vice Chair of the board of directors of ACNB and ACNB Bank to serve in accordance with and subject to the bylaws of ACNB and ACNB Bank, the Corporate Governance Guidelines of ACNB, SEC rules and regulations, Nasdaq listing standards and governance requirements and applicable law, as they may be in effect from time to time, and in accordance with and subject to Exhibit H hereto.

Section 5.32 Director Emeritus Appointment. As of the Effective Time, ACNB shall appoint, subject to receipt of his executed Exhibit I, Michael E. Kochenour as a Director Emeritus of the board of directors of ACNB and ACNB Bank to serve in accordance with and subject to the bylaws of ACNB and ACNB Bank, the Corporate Governance Guidelines of ACNB, SEC rules and regulations, Nasdaq listing standards and governance requirements and applicable law, as they may be in effect from time to time and in accordance with and subject to Exhibit I hereto.

Section 5.33 Systems Review and Audit. Provided ACNB notifies Traditions within a reasonable time after the date of this Agreement, Traditions shall permit ACNB (or third parties engaged by or on behalf of ACNB), at its own expense, to cause a systems review and audit to be performed on the IT Assets of Traditions or Traditions Subsidiaries. Traditions shall take commercially reasonable steps to assist ACNB in conducting any such systems review and audit.

Section 5.34 Separation and Non-Competition Agreement. Prior to the Effective Time, ACNB and Traditions shall work cooperatively to obtain executed Exhibit K from certain officers as delineated on Schedule 1.

ARTICLE VI
CONDITIONS

Section 6.01 Conditions to Obligations of Traditions under this Agreement. The obligations of Traditions and Traditions Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Traditions and Traditions Bank pursuant to Section 8.03 hereof:

(a)	Approval by Shareholders. This Agreement shall have been approved and adopted by the shareholders of Traditions by such vote as is required by the ETL and Traditions’ articles of incorporation and bylaws.

(b)	Representations and Warranties. The representations and warranties of ACNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. Traditions shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and Chief Financial Officer of ACNB to the foregoing effect.

(c)	Performance of Obligations of ACNB, Acquisition Subsidiary and ACNB Bank. ACNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Traditions shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and the Chief Financial Officer of ACNB to the foregoing effect.

(d)	Approvals of Governmental Entities. Procurement by Traditions, Traditions Bank, ACNB, Acquisition Subsidiary and ACNB Bank of all requisite approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Traditions determines in good faith would individually or in the aggregate materially and adversely affect the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of Traditions, ACNB, Traditions Bank, and ACNB Bank.

(e)	No Injunction. There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

(f)	No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of ACNB or the ACNB Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to ACNB.

(g)	Tax Opinion. Traditions shall have received an opinion of Pillar Aught LLC, special tax counsel to Traditions, dated as of the Closing Date to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Traditions, ACNB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h)	Registration Statement. The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by Traditions’ counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(i)	Nasdaq Listing and Approval of Issuance of Shares. The shares of ACNB Common Stock to be issued in the Merger shall be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time and shall have received the requisite approval for issuance by the shareholders of ACNB under its Nasdaq Listing Agreement and the Nasdaq Listing Rules.

(j)	Traditions Nominees. All requisite corporate action shall have been taken by ACNB and ACNB Bank such that the Traditions Nominees can commence as directors of ACNB and ACNB Bank immediately after the Effective Time.

Section 6.02 Conditions to Obligations of ACNB under this Agreement. The obligations of ACNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by ACNB pursuant to Section 8.03 hereof:

(a)	Approval by Shareholders. This Agreement shall have been approved and adopted by the shareholders of Traditions by such vote as is required by the ETL and Traditions’ articles of incorporation and bylaws.

(b)	Representations and Warranties. The representations and warranties of Traditions set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. ACNB shall have received a certificate signed on behalf of Traditions by the Chair of the Board of Directors and Chief Executive Officer and the Chief Financial Officer of Traditions to the foregoing effect.

(c)	Performance of Obligations of Traditions. Traditions shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ACNB shall have received a certificate signed on behalf of Traditions by the Chair of the Board of Directors and Chief Executive Officer and the Chief Financial Officer of Traditions to the foregoing effect.

(d)	Approvals of Governmental Entities. Procurement by ACNB, Acquisition Subsidiary, ACNB Bank, Traditions and Traditions Bank of all requisite approvals and consents of all Governmental Entities, and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of ACNB determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to ACNB of the transactions contemplated hereby, the business or financial conditions of ACNB on a consolidated basis, or the business presently operated by or projected to be operated by or business prospects of the combined enterprise of Traditions, ACNB, Traditions Bank, ACNB Bank, and any other ACNB or Traditions Subsidiary.

(e)	No Injunction. There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby or individually or in the aggregate, materially and adversely affects the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of Traditions, ACNB, Traditions Bank, and ACNB Bank.

(f)	Third Party Consents. ACNB and ACNB Bank shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger be consummated without the violation of any material agreement, except to the extent that the failure to receive any such consent would not have a Material Adverse Effect on ACNB.

(g)	No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Traditions or the Traditions Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(h)	Tax Opinion. ACNB shall have received an opinion of Bybel Rutledge LLP, special counsel to ACNB, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion such counsel may require and rely upon customary representations contained in certificates of officers of Traditions, ACNB, and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(i)	Dissenting Shares. No more than five percent (5%) of the issued and outstanding shares of Traditions Common Stock shall be Dissenting Shares.

(j)	Penalties, Costs and Fines. No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any Bank Regulator upon Traditions, Traditions Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.

(k)	Registration Statement. The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by ACNB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(l)	Affiliate Letter. ACNB shall have received an Affiliate letter from the Traditions Nominees, which letter shall be in customary form and have such other provisions as ACNB may reasonably require, in the form attached hereto as Exhibit J.

(m)	Agreements. ACNB shall have received executed agreements from the individuals delineated on Schedule 1 in the forms attached as Exhibits B, C, D, E, F and K and received executed Exhibits H and I.

(n)	Nasdaq Listing and Approval of Issuance of Shares. The shares of ACNB Common Stock to be issued in the Merger shall be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time and shall have received the requisite approval for issuance by the shareholders of ACNB under its Nasdaq Listing Agreement and Nasdaq Listing Rules.

(o)	Traditions Nominees. All requisite actions shall have been taken by the Traditions Nominees so that they can commence as directors of ACNB immediately after the Effective Time.

ARTICLE VII
TERMINATION

Section 7.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

(a)	By the mutual consent, in writing, of ACNB and Traditions if the board of directors of each party so determine by vote of the majority of its entire board of directors;

(b)	By ACNB or Traditions:

(i)	If the Closing Date shall not have occurred on or before June 30, 2025, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

(ii)	If either party has received a final un-appealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 6.01 or 6.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

(c)	by Traditions in writing if ACNB has, or by ACNB in writing if Traditions has, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by ACNB would have a Material Adverse Effect on ACNB or in the case of a breach by Traditions would have a Material Adverse Effect on Traditions, in any case, if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;

(d)	by either ACNB or Traditions if the Traditions’ shareholder meeting shall have occurred and the Traditions’ shareholders shall have not approved and adopted this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the board of directors of Traditions shall have withdrawn, modified or changed in a manner adverse to ACNB its approval or recommendation of this Agreement and the transactions contemplated thereby;

(e)	by either ACNB or Traditions if the ACNB shareholder meeting shall have occurred and the ACNB shareholders shall have not approved the issuance of shares pursuant to this Agreement in accordance with the Nasdaq Listing Rules; provided, however, that no termination right shall exist for ACNB hereunder if prior to such shareholder vote the board of directors of ACNB shall have withdrawn, modified or changed in a manner adverse to Traditions its approval or recommendation of the proposal to approve the issuance of shares of ACNB Common Stock pursuant to this Agreement;

(f)	by either ACNB or Traditions if Traditions’ board of directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of an unsolicited Acquisition Proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the Acquisition Proposal and terminate this Agreement would, or would reasonably likely, result in a breach of its fiduciary duties under applicable law; provided however, that this Agreement may be terminated pursuant to this Section 7.01(f) only after the fifth business day following written notice to ACNB (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising ACNB that Traditions is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle Traditions to terminate this Agreement pursuant to this Section 7.01(f) or any other provision of this Agreement) and only if (i) during such five (5) business day period, Traditions has caused its financial and legal advisors to negotiate with ACNB in good faith (to the extent ACNB chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the board of directors of Traditions no longer believes it has to terminate this Agreement in order to comply with its fiduciary duties, and (ii) Traditions has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by ACNB and further provided that such termination shall not be effective until Traditions has paid the Traditions Termination Fee to ACNB; or

(g)	by Traditions, if the Traditions board of directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, (“Five Day Period”) if both of the following conditions are satisfied:

(i)	the ACNB Ratio shall be less than 0.80; and

(ii)	the ACNB Ratio shall be less than the number obtained by subtracting 0.20 from the Index Ratio;

subject to the following three sentences. If Traditions elects to exercise its termination right pursuant to this Section 7.01(g), it shall give prompt written notice to ACNB; provided that such notice of election to terminate may be withdrawn at any time within the Five Day Period. During the five business day period commencing with its receipt of such notice, ACNB shall have the option to increase the consideration to be received by the holders of Traditions Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial ACNB Market Share Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the ACNB Determination Date Market Share Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the ACNB Ratio. If ACNB so elects within such five business day period, it shall give prompt written notice to Traditions of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

If ACNB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the ACNB Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.01(g).

Section 7.02 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.03 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of ACNB or Traditions to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement or any willful or fraudulent breach of a representation or warranty.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Expenses.

(a)	Except as set forth in Section 8.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

(b)	If this Agreement is terminated by either party pursuant to Section 7.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, liability of the non-terminating party for Expenses pursuant to this Section 8.01(b) shall not exceed One Million Dollars ($1,000,000.00). Except in the event of a willful or fraudulent breach of a representation or covenant by the non-terminating party, the payment of Expenses shall constitute an exclusive remedy and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to the Agreement.

(c)	If Traditions fails to complete the Merger after the occurrence of one of the following events, and ACNB shall not be in material breach of this Agreement, Traditions shall within one (1) business day of the event, pay ACNB by wire transfer of immediately available funds a fee of $3,000,000 (the “Traditions Termination Fee”):

(i)	Traditions terminates this Agreement pursuant to Section 7.01(f) hereof;

(ii)	a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than ACNB, ACNB Bank, or an Affiliate of ACNB, enters into an agreement, letter of intent or memorandum of understanding with Traditions or any Traditions Subsidiary which relates to an Acquisition Proposal;

(iii)	Traditions authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an Acquisition Proposal;

(iv)	the Traditions shareholders vote but fail to approve and adopt this Agreement at the Traditions shareholders meeting or the Traditions shareholders meeting is cancelled, if prior to the shareholder vote or cancellation:

(A)	the Traditions board of directors shall have recommended that the shareholders of Traditions approve or accept an Acquisition Proposal with any Person other than ACNB, Acquisition Subsidiary, ACNB Bank or an Affiliate of ACNB; or

(B)	Traditions shall have materially breached its obligation under Section 5.11 by failing to call, give notice of, convene and hold the Traditions meeting of shareholders in accordance with Section 5.11;

And in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than ACNB, ACNB Bank, or an Affiliate of ACNB, and (2) in the instance where the Traditions shareholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least twenty (20) days prior to the Traditions shareholders meeting.

Section 8.02 Non-Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(c),(d),(e),(f),(h),(i),(j),(k),(l), 5.06, 5.07, 5.16 through 5.20, 5.24 and 8.01, hereof which shall survive the Merger, shall terminate at the Effective Time.

Section 8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of Traditions have approved this Agreement shall not modify either the amount or the form of the Merger Consideration to be provided hereby to holders of Traditions Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Traditions or ACNB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of ACNB and Traditions and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, except for Section 5.06 is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

(a)	If to ACNB, ACNB Bank, or Acquisition Subsidiary to:

ACNB Corporation

100 V-Twin Drive

P.O. Box 3129

Gettysburg, PA 17325

Attention: James P. Helt, President and Chief Executive Officer

Telecopy No.: 717-338-2130

E-mail: jhelt@acnb.com

With copy to:

Bybel Rutledge LLP

1017 Mumma Road, Suite 302

Lemoyne, PA 17043

Attention: Nicholas Bybel, Jr., Esquire

Telecopy No.: 717-731-8205

E-mail: bybel@bybelrutledge.com

(b)	If to Traditions or Traditions Bank, to:

Traditions Bancorp, Inc.

226 Pauline Drive

York, PA 17402

Attention: Eugene J. Draganosky, Chair of the Board of Directors and Chief Executive Officer

Telecopy No.: [__________]

E-mail: gdraganosky@traditions.bank

With copy to:

Pillar Aught LLC

4201 E. Park Circle

Harrisburg, PA 17111

Attention: Kenneth J. Rollins, Esquire

Telecopy No.: 717-308-9633

E-mail: krollins@pillaraught.com

Section 8.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

Section 8.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.

Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:		ACNB CORPORATION

/s/ Kevin S. Hayes	BY:	/s/ James P. Helt
James P. Helt,
President and Chief Executive Officer

ATTEST:		ACNB SOUTH ACQUISITION SUBSIDIARY, LLC

/s/ Kevin S. Hayes	BY:	/s/ James P. Helt
James P. Helt,
ACNB Corporation, Member

ATTEST:		ACNB BANK

/s/ Kevin S. Hayes	BY:	/s/ James P. Helt
James P. Helt,
President and Chief Executive Officer

ATTEST:		TRADITIONS BANCORP, INC.

/s/ Suzanne M. Becker	BY:	/s/ Eugene J. Draganosky
Eugene J. Draganosky,
Chair of the Board of Directors and Chief Executive Officer

ATTEST:		TRADITIONS BANK

/s/ Suzanne M. Becker	BY:	/s/ Eugene J. Draganosky
Eugene J. Draganosky,
Chair of the Board of Directors and Chief Executive Officer

Signature Page to Agreement and Plan of Reorganization

Exhibit A

FORM OF TRADITIONS BANCORP, INC.

LETTER AGREEMENT

July ___, 2024

ACNB Bancorp, Inc.

100 V-Twin Drive

P.O. Box 3129

Gettysburg, PA 17325

Ladies and Gentlemen:

ACNB Bancorp, Inc. (“ACNB”), ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), ACNB Bank, Traditions Bancorp, Inc. (“Traditions”) and Traditions Bank are entering into concurrently herewith an Agreement and Plan of Reorganization to be dated as of July 23, 2024 (the “Agreement”).

Pursuant to the proposed Agreement, among other things, and subject to the terms and conditions set forth therein, Traditions will merge with and into Acquisition Subsidiary, with Acquisition Subsidiary surviving the merger (the “Merger”).

ACNB has requested, as a condition to its willingness to enter into the Agreement, that each of the undersigned, being a director, executive officer or significant shareholder of Traditions, executes and delivers to ACNB this Letter Agreement.

I understand that ACNB is requiring, as an inducement to its execution and delivery to Traditions of the Agreement, that I execute and deliver to ACNB this Letter Agreement.

The undersigned, solely in his or her individual capacity as a shareholder, (and not as a fiduciary, trustee, financial advisor, or advisor, including as a director or executive officer of Traditions), in order to induce ACNB to execute and deliver to Traditions the Agreement, and intending to be legally bound, hereby irrevocably agrees as follows:

1.	I agree to be present (in person or by proxy) at all meetings of shareholders of Traditions called to vote for approval and adoption of the Agreement and the transactions contemplated thereby, so that all shares of Traditions common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, (collectively, my “Covered Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings.

2.	I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise voting power, and I will use my best efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

3.	I hereby revoke any and all previous proxies granted with respect to the Covered Shares.

4.	Through the earlier of (a) the receipt of the requisite approval and adoption of the Agreement and the transactions contemplated thereby by the shareholders of Traditions, or (b) termination of the Agreement in accordance with its terms, I agree not to directly or indirectly offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

5.	I hereby agree that any shares of Traditions common stock or other voting securities of Traditions with respect to which beneficial ownership is acquired by the undersigned, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Traditions common stock or upon exercise or conversion of any securities of Traditions, if any, after the date hereof shall automatically become subject to the terms of this Letter Agreement.

6.	I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

7.	ACNB recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

8.	I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

9.	Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore ACNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of Traditions, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of Traditions or Traditions Bank. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of Traditions or Traditions Bank.

This Letter Agreement shall be effective upon acceptance by ACNB. Nothing herein shall be deemed to vest in ACNB any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of Traditions.

If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, ACNB and the undersigned shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, ACNB shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate ACNB for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.

This Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to ACNB’s rights arising out of any willful breach of any covenant or representation contained herein.

This Letter Agreement shall be effective upon acceptance by ACNB and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

[Signature Page Follows]

The undersigned intends to be legally bound hereby.

Sincerely,

Name

Title

Number of pledged Covered Shares (if any):

Accepted:

ACNB BANCORP, INC.

BY:
James P. Helt
President and Chief Executive Officer

Exhibit B

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the ___ day of July, 2024, between ACNB BANK (“Bank”), a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and _____________ (“Employee”), an individual currently employed by Traditions Bank.

WITNESSETH:

WHEREAS, the Bank is a subsidiary of ACNB Corporation (“Corporation”);

WHEREAS, Corporation, Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), Traditions Bancorp, Inc. (“Traditions”), and Traditions Bank (“Traditions Bank”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which Traditions will merge with and into the Acquisition Subsidiary and Traditions Bank will merge with and into Bank with Bank surviving (“Merger”);

WHEREAS, Employee is currently employed by Traditions Bank, and is NOT a party to an employment agreement, change in control agreement or other agreement relating to or in connection with professional services, compensation, restrictive covenants, non-solicitation, with Traditions and Traditions Bank or any other agreement, pursuant to which Employee is entitled to certain benefits and compensation upon certain occurrences following a change in control of Traditions and Traditions Bank or that would hinder or limit his abilities to fully perform his duties hereunder;

WHEREAS, Employee has no Supplemental Employee Retirement Plan (“SERP”) with Traditions or Traditions Bank;

WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Employee the position of Senior Commercial Loan Officer and this employment agreement (“Agreement”);

WHEREAS, as an inducement for Corporation, Bank, and Acquisition Subsidiary to enter into the Merger Agreement, Employee agrees to enter into this Agreement; and

WHEREAS, Employee desires to be employed by the Bank under the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Employment. The Bank hereby employs Employee and Employee hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement to commence upon the Closing Date at the Effective Time as defined in the Merger Agreement.

2.	Duties of Employee. Employee shall serve as a Senior Commercial Loan Officer of the Bank and report to a Regional Commercial Lending Manager of the Bank or a Market President of the Bank or such other officer as designated by the Board of Directors or President of the Bank. Employee shall have such other duties and hold such other titles as may be given to him/her from time to time by the Board of Directors, the President of the Bank or the President’s designee.

3.	Engagement in Other Employment. Employee shall devote all of his/her working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Employee shall notify the President of the Bank (or the President’s designee) and the Board of Directors of the Bank in writing before the Employee engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Employee engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Employee serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Employee shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to the Employee’s rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Employee may serve on the civic, charitable, and professional associations or groups as delineated on Schedule I for three years after the Closing Date and thereafter subject to the prior written approval of the President of the Bank.

4.            Term of Agreement.

(a)	This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the Closing Date at the Effective Time of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later.

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

(b)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors or President of the Bank to Employee. As used in this Agreement, “Cause” shall mean any of the following:

(i) Employee’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Employee for a period of twenty (20) consecutive days or more;

2

(ii) Employee’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank or President of the Bank (or his designee) with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iii) Employee’s willful failure to substantially perform Employee’s duties to the Bank, other than a failure resulting from Employee’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iv) Employee’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(v) dishonesty or gross negligence of Employee in the performance of his duties;

(vi) Employee’s (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Employee’s employment, (b) objecting to or disapproving Employee’s employment by the Bank, or (c) indicating that Employee is no longer an acceptable selection to serve in the capacity of a Senior Commercial Loan Officer of the Bank;

(vii) intentional or willful misconduct by Employee as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which would reasonably be expected to bring public discredit to the Corporation or the Bank or which would reasonably be expected to result in material financial or other harm to the Corporation or the Bank;

(viii) Employee’s breach of fiduciary duty involving personal profit;

(ix) unlawful harassment by Employee against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Employee, the Corporation and the Bank. If the Employee, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;

3

(x) the willful violation by Employee of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(xi) the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xii) theft or abuse by Employee of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors or business associates;

(xiii) any act of fraud, misappropriation or personal dishonesty;

(xiv) insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or,

(xv) the existence of any material conflict between the interests of the Corporation or the Bank and Employee that is not disclosed in writing by Employee to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.

If this Agreement is terminated for Cause, all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(c)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean, unless agreed to in writing by Employee, (i) the assignment of duties and responsibilities inconsistent with Employee’s status as a Senior Commercial Loan Officer, (ii) a reassignment which requires Employee to move his principal residence or his office more than sixty (60) miles from the Bank’s principal Employee office immediately prior to this Agreement, (iii) any material adverse change in the terms and conditions of Employee’s employment, except for any termination of Employee’s employment for Cause, unless such change is applicable to all Senior Commercial Loan Officers or to all similarly situated employees or group of employees, (iv) any reduction in Employee’s Annual Base Salary as in effect on the date hereof, except in the case of significant under performance or nonperformance as determined by the ACNB Compensation Committee, or (v) any failure of the Bank to provide Employee with benefits at least as favorable as those enjoyed by Employee during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all Employees, or to all similarly situated employees or group of employees.

4

Employee shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Employee may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.

If such termination occurs for Good Reason after the date of this Agreement, then the Bank shall pay Employee upon receipt of a release substantially in the form of Exhibit A an amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.

(d)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s Disability and Employee’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Employee shall nevertheless be entitled to receive an amount equal to and no greater than sixty percent (60%) of Employee’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank subject to the terms and limitations under the Bank Disability Plan, until the earliest of (i) Employee’s return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Employee shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of his disability, or, if Bank cannot provide such benefits because Employee is no longer an employee, Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Employee shall have a Disability if Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

5

(e)	In the event that Employee terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(f)	Employee agrees that in the event his employment under this Agreement is terminated, Employee hereby resigns as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

(g)	The term “Agreed Compensation” shall equal Employee’s Annual Base Salary under the Agreement.

5.            Employment Period Compensation.

(a)	Annual Base Salary. For services performed by Employee under this Agreement, the Bank shall pay Employee an Annual Base Salary during the Employment Period at the rate of $__________ per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other Employee employees of the Bank. The Bank may increase Employee’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

(b)	Bonus and Incentive Plan Participation. As additional consideration for entering this Agreement, Bank shall pay Employee the bonus as provided on Exhibit B. In addition, Bank may, from time to time, pay a bonus or bonuses to Employee as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Employee provided for in this Agreement. Employee shall be eligible to participate in the Bank’s incentive plans as may be in effect from time to time based upon their terms and requirements.

6

(c)	Paid Time-Off. During the term of this Agreement, Employee shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan that may be in effect from time to time. However, Employee shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors or President of the Corporation and the Bank.

(d)	Employee Benefit Plans. During the term of this Agreement, Employee shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to Employee’s eligibility and the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Employee’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank or to all similarly situated employees or group of employees, subject to such plan and does not result in a proportionately greater adverse change in the rights of or benefits to Employee as compared with any other similarly situated employee or group of employees subject to such plan of the Bank. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 5(a) hereof.

(e)	Business Expenses. During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank.

6.            Termination of Employment Following Change in Control.

(a)	If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Employee is involuntarily terminated without Cause within one (1) year of a Change in Control or (2) if Employee terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.

(b)	As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

7

(i) any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities;

(ii) any “person” or more than one “person” acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,

(iii) during any period of one (1) year during the term of Employee’s employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

7.	Rights in Event of Termination Following a Change in Control. In the event that Employee terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Employee is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Employee shall be entitled to receive the compensation and benefits set forth below:

The Bank shall pay Employee a lump sum amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.

8

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Employee in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Employee, together with calculations of Corporation’s independent auditors, Employee shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Employee is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Employee the amount determined to be deductible under Section 280G.

8.	Rights in Event of Termination of Employment Absent Change in Control. In the event that Employee’s employment is involuntarily terminated by the Bank without Cause during the Employment Period as defined in paragraph 4(a), but excluding a termination in connection with the non-renewal of the Agreement, and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Employee subject to Bank’s receipt of a release substantially in the form of Exhibit A an amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year form the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee as of the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.

9.	Covenant Not to Compete.

(a)	Employee hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Employee shall not, except as otherwise permitted in writing by the Bank:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which the Bank has a bank branch or loan production office (including branches or offices operating under a trade name) as well as all counties or independent cities contiguous to the county in which Employee’s primary assigned office is located at the time employment is terminated (the “Non-Competition Area”);

9

(ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;

(iii) directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Employee’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,

(iv) directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Employee’s termination of employment to leave the employ of the Corporation, the Bank or their subsidiaries or work for anyone other than the Corporation, the Bank or their subsidiaries.

(b)	It is expressly understood and agreed that, although Employee and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)	The provisions of Sections 9(a)(i) and 9(a)(ii) shall be applicable commencing on the effective date of the Employment Period of this Agreement and ending six (6) months after the effective date of termination of employment for any reason and the provisions of Sections 9(a)(iii) and 9(a)(iv) shall be applicable commencing on the effective date of the Employment Period of this Agreement and ending one (1) year after the effective date of termination of employment for any reason.

10

10.	Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Employee shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an Employee of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee or any person with the assistance, consent or direction of Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.	Work Made for Hire. Any work performed by Employee under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Employee agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.	Return of Company Property and Documents. Employee agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, laptops, notebooks, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, mobile apps, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Employee during the course of his employment and keep no copies thereof. The Bank has the right to inspect personal computers and other electronic storage.

13.	Liability Insurance. The Bank shall obtain liability insurance coverage for Employee under an insurance policy with similar terms as that which is currently covering officers and employees of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Employee to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, Employee or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, Employee or agent of another person or entity. The indemnification contemplated herein shall only be provided to Employee if there is no insurance coverage for the payment of expenses incurred by Employee, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Employee as the insured and so permitted under the applicable laws and regulations serving the Bank.

11

14.	Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.	Survival. The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13 and 22 shall survive the expiration or termination of this Agreement.

16.	Section 409A.

(a)	If when Employee’s employment terminates, the Employee is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Employee will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Employee’s separation from service, as defined in Code Section 409A, for reasons other than Employee’s death, (b) the date of Employee’s death, or (c) any earlier date that does not result in additional tax or interest to Employee under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Employee in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)	Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)	The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

12

(d)	Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

17.	Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee’s residence, in the case of notices to Employee, and to the principal Employee office of the Bank, in the case of notices to the Bank.

18.	Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an Employee officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.	Assignment. This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.

20.	Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Employee by the Bank and/or the Corporation. This Agreement contains all the covenants and agreements between the parties with respect to employment and related matters.

21.	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Employee should die after a Notice of Termination is delivered by Employee, after a Change in Control, or following termination of Employee’s employment without Cause, and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate.

13

22.	Arbitration. The Bank and Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for Bank’s enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction, monetary damages, or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Employee may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Employee shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction, monetary damages, or other relief. The substantially prevailing party in any court or arbitration proceeding to enforce this Agreement shall be entitled to recover its reasonable costs and attorneys’ fees relating to the proceeding from the substantially non-prevailing party.

23.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24.	Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation’s or the Bank’s regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25.	Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

26.	Pronouns. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

[Signature Page Follows]

14

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB BANK

By
James P. Helt
President and Chief Executive Officer

WITNESS:	EMPLOYEE

Exhibit A

FORM OF

GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is provided in favor of ACNB Corporation and ACNB Bank (collectively “ACNB”) by                         (hereafter “Employee”).

BACKGROUND

A.             Employee has been employed by ACNB in accordance with an Employment Agreement that provides for certain termination compensation and benefits upon receipt of a release satisfactory to ACNB;

B.             ACNB and Employee have agreed to termination of the employment relationship in accordance with the terms of the Employment Agreement; and

C.              Employee wishes to accept the termination compensation and benefits and is willing to execute this General Release in favor of ACNB and any entities and individuals affiliated with ACNB as further described in Section 1 hereof.

AGREEMENT

IN CONSIDERATION of the covenants, mutual promises and agreements contained herein, and intending to be legally bound, Employee and ACNB agree as follows:

General Release. In consideration for the compensation extended to Employee under the Employment Agreement, which consideration is in excess of anything of value to which Employee may already be entitled without this Release, the sufficiency of which is hereby acknowledged, Employee, on behalf of himself and his heirs, estates, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge ACNB Corporation, ACNB Bank and all of ACNB’s subsidiaries, affiliates and related entities, and all of their Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives and employees, past and present, collectively or individually, and their successors and assigns, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Employee's employment with ACNB or separation therefrom, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement (hereafter collectively referred to as “Claims”). This General Release includes all claims, without limitation, for discrimination, wrongful discharge, breach of contract (whether express or implied), interference with contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, emotional distress, fraud, misrepresentation, conspiracy, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, as amended, Older Workers Benefit Protection Act, National Labor Relations Act, Fair Labor Standards Act, Federal Equal Pay Act, Immigration Reform and Control Act, Uniformed Services Employment and Reemployment Rights Act, Genetic Information Non-Discrimination Act, Employee Retirement Income Security Act(s), Family and Medical Leave Act, Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act,  any claim under Maryland law, including Title 20 of the State Government Article of the Maryland Annotated Code, and any other state or local plant closing laws, fair employment practices acts, wage payment and collection laws, minimum wage acts, equal pay acts, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance, common law or public policy, whether known or unknown, arising up to and including the date of execution of this Agreement. BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS EMPLOYEE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et. seq., AS AMENDED, OR ANY OTHER STATUTE OR OTHER LAW, BASED ON ACTIONS OF ACNB, ITS EMPLOYEES OR AGENTS, WHICH OCCURRED UP THROUGH THE DATE YOU SIGN THIS AGREEMENT.

1

This General Release excludes, and Employee does not waive, release, or discharge: (1) any right to file an administrative charge or complaint with, or to participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or National Labor Relations Board (although Employee agrees that Employee shall not seek, accept or be entitled to any monetary relief, whether for Employee individually or as a member of a class or group arising from any such charge, complaint or investigation pursued by Employee or on Employee’s behalf, individually or as a member of a class or group); (2) claims which cannot be waived by law; and (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and/or award agreements; and further provided, that this General Release does not extend to claims that may arise after the date of execution of this Agreement.

Employee acknowledges that Employee has been fully compensated for all hours worked during Employee’s employment with ACNB, up to and including the date of this Agreement.

Return of Property. Employee shall immediately return to ACNB all property belonging to ACNB in accordance with Employee’s obligations under the Employment Agreement. No separation compensation will be provided unless and until all property required to be returned to ACNB has been returned by Employee.

Restrictive Covenants. Employee shall continue to be bound by the restrictive covenants, including without limitation, those covenants restricting Employee’s use of ACNB’s confidential and proprietary information and Employee’s post-employment activities, all of which covenants and related remedies for breach survive termination of Employee’s employment with ACNB.

No Disparagement. ACNB and Employee agree not to make disparaging remarks about or engage in other disparagement of each other: ACNB agrees not to make disparaging remarks about or engage in other disparagement of Employee; and Employee agrees not to make disparaging remarks about or engage in other disparagement of ACNB and its directors, officers, Employees, employees, affiliates or any other aspect of its operations.

2

Non-Admission of Liability. By making this Agreement, the parties hereto are not admitting that either has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.

Consideration. Employee acknowledges and confirms that the only consideration for his execution of this Agreement is set forth herein and in his Employment Agreement, that no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and that he fully understands the meaning and intent of this Agreement.

No Modification. Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or his expressly authorized representative.

Assignment; Successors and Assigns. ACNB shall have the right to assign its rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of ACNB, or any successor in interest of ACNB, whether by merger, consolidation, purchase/sale of assets or otherwise without the prior written consent of Employee.

Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law provisions, and exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Adams County Court of Common Pleas located in Gettysburg, Pennsylvania.

Representations. Employee makes the following additional representations to ACNB, each of which is significant and an important consideration for ACNB’s willingness to enter into this Agreement:

10.1.            Employee expressly acknowledges that if he did not execute this Agreement, he would not be entitled to receive the compensation provided for in his Employment Agreement.

10.2.            Employee acknowledges that he has been given a full and fair opportunity to review this Agreement. ACNB specifically recommends that Employee consult with an attorney before executing this Agreement, and Employee has made his own determination about whether to do so. Further, Employee acknowledges that he has had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to accept this Agreement, and that he is free to accept this Agreement prior to expiration of the twenty-one (21) days if he so desires. Employee further acknowledges that if he has not returned an executed version of this Agreement to ACNB by the close of business on the twenty-first day following delivery of this offer to him, such offer will be deemed to have been withdrawn by ACNB.

3

10.3.            Employee agrees that ACNB specifically disclaims any liability for any wrongdoing as may be alleged by Employee and that this Agreement is not and shall not be construed as an admission of any liability or violation of the rights of any individual, violation of any law, statute, duty or contract whatsoever by ACNB.

10.4.            Employee understands and acknowledges that he may revoke this Agreement at any time during the seven (7) days immediately following the date he signs the Agreement, provided such revocation is provided in writing and received by ACNB at its headquarters in Gettysburg, PA, in which case none of the provisions of the Agreement will have any effect. Employee understands that he will not be entitled to receive any payment under the Agreement until the seven (7) day revocation period has expired without his revoking the Agreement. Acceptance of payment shall be a further indication that Employee has accepted the terms of the Agreement and has decided not to revoke that acceptance.

10.5            Employee understands that, by signing this Agreement, Employee will lose his right to sue ACNB, or any of its employees or agents, for any violation of the Age Discrimination in Employment Act (the federal law which prohibits discrimination on the basis of age), or any other statute or other law; and

10.6            Employee hereby acknowledges that he fully and completely understands and accepts the terms of this Agreement, has the legal capacity to enter into this Agreement, has had the opportunity to seek the advice of counsel with respect to this Agreement and has signed this Agreement knowingly and voluntarily.

[Signature Page Follows]

4

IN WITNESS WHEREOF, Employee and ACNB have finally executed this Agreement on the date and year set forth below.

THIS IS A WAIVER AND RELEASE OF CLAIMS. YOU ARE ADVISED TO READ THIS DOCUMENT AND CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING.

Date delivered to Employee:

Date twenty-one-day consideration period ends:

Date signed by Employee:

Date seven (7) day revocation period ends:

EMPLOYEE

	(SEAL)	Date:

ATTEST:	ACNB CORPORATION

BY:
James P. Helt
President, Chief Executive Officer

ATTEST:	ACNB BANK

BY:
James P. Helt
President, Chief Executive Officer

5

EXHIBIT B

Bonus

Bank shall pay Employee an Initial Sign On Bonus of $________ upon completion of the transaction (the Closing Date at the Effective Time as defined in the Merger Agreement), a Second Bonus of $________ upon the First Anniversary Date of the Closing Date; and a Third Bonus of $__________ upon the Second Anniversary Date of the Closing Date, all minus applicable taxes and standard deductions.

Exhibit C

ACKNOWLEDGEMENT AND RELEASE

This Agreement (“Agreement”) is made as of July ___, 2024, by and among Traditions Bancorp, Inc. (“Traditions”), Traditions Bank (“Traditions Bank”), ACNB Corporation (“ACNB”), ACNB Bank, and _________________ (“Executive”).

WITNESSETH:

WHEREAS, Executive is now serving as __________________________________ of Traditions Bank; and

WHEREAS, Traditions Bank and Executive are parties to that certain Traditions Change in Control Agreement dated as of ______________ (“Traditions Change in Control Agreement”) pursuant to which, among other things, Executive would be entitled to benefits upon a “Change in Control” and “Termination Pursuant to Change in Control” as defined therein;

WHEREAS, Executive is not a party nor subject to any employment, noncompete, non-solicitation or restrictive covenant agreements, or any other restrictions or agreements that would hinder or limit his ability to fully perform his duties hereunder, except as identified on Schedule 1 attached hereto and deemed an integral part hereof;

WHEREAS, Executive has no Supplemental Executive Retirement Plan (“SERP”) with Traditions Bancorp or Traditions Bank;

WHEREAS, Traditions Bancorp, Traditions Bank, ACNB, ACNB Bank, and ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which Traditions Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and Traditions Bank will merge with and into ACNB Bank with ACNB Bank surviving (“Merger”);

WHEREAS, the Merger will constitute a “Change in Control” of Traditions Bancorp and Traditions Bank under the Traditions Change in Control Agreement;

WHEREAS, upon consummation of the Merger, Executive is to be employed in the position of [__________________________________], by ACNB Bank; and

WHEREAS, Traditions Bancorp, ACNB, Traditions Bank, and ACNB Bank and Executive desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, Traditions Bancorp, Traditions Bank, ACNB, and ACNB Bank agree as follows:

1.            At the Effective Time, Executive is to be employed in the position of [___________________________________], by ACNB Bank, in accordance with and pursuant to the terms of a new Employment Agreement by and between ACNB Bank and _______________ dated July ___, 2024.

2.            Executive hereby agrees that the Merger shall not constitute a Change in Control or Termination Pursuant to Change in Control for purposes of the Traditions Change in Control Agreement and Executive shall not be entitled to any payment under the Traditions Change in Control Agreement, including for a termination for Good Reason, Change in Control or Termination Pursuant to Change in Control as defined in the respective agreements.

3.            Effective with the consummation of the Merger, the Executive’s rights under the Traditions Change in Control Agreement and the agreements delineated on Schedule 1 shall terminate and cease and the Traditions Change in Control Agreement and the agreements delineated on Schedule 1 shall be null and void and of no further legal force or effect. Executive hereby releases ACNB and ACNB Bank and their successors from any obligations under the Traditions Change in Control Agreement and the agreements delineated on Schedule 1.

4.            This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

5.            This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, and to the extent permitted, assigns.

6.            This Agreement shall terminate and be of no force or effect in the event of termination of the Merger Agreement in accordance with its terms. In such cases, the Traditions Employment Agreement will remain in force and effect.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

ATTEST:	TRADITIONS BANCORP, INC.

BY:

ATTEST:	TRADITIONS BANK

BY:

ATTEST:	ACNB CORPORATION

BY:
James P. Helt
President, Chief Executive Officer

ATTEST:	ACNB BANK

BY:
James P. Helt
President, Chief Executive Officer

WITNESS:	EXECUTIVE

Exhibit D

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the ___ day of July, 2024, between ACNB BANK (“Bank”), a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and _____________ (“Employee”), an individual currently employed by Traditions Bank.

WITNESSETH:

WHEREAS, the Bank is a subsidiary of ACNB Corporation (“Corporation”);

WHEREAS, Corporation, Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), Traditions Bancorp, Inc. (“Traditions”), and Traditions Bank (“Traditions Bank”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which Traditions will merge with and into the Acquisition Subsidiary and Traditions Bank will merge with and into Bank with Bank surviving (“Merger”);

WHEREAS, Employee is _________________________ of Traditions Bank, and is a party to an employment agreement or change in control with Traditions and Traditions Bank dated ____________ (“Traditions Agreement”), pursuant to which Employee is entitled to certain benefits and compensation upon certain occurrences following a change in control of Traditions and Traditions Bank;

WHEREAS, Employee is not a party nor subject to any employment, noncompete, non-solicitation or restrictive covenant agreements, or any other restrictions or agreements that would hinder or limit his ability to fully perform his duties hereunder, except the Traditions Agreement and any agreements as identified on Schedule I attached hereto and deemed an integral part hereof;

WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Employee the position of ________________________________ and this employment agreement (“Agreement”);

WHEREAS, as an inducement for Corporation, Bank, and Acquisition Subsidiary to enter into the Merger Agreement, Employee agrees to terminate and waive any rights under the Traditions Agreement and all agreements delineated on Schedule I, and enter into this Agreement;

WHEREAS, Employee has no Supplemental Employee Retirement Plan (“SERP”) with Traditions or Traditions Bank;

WHEREAS, this Agreement is intended to supersede and replace in its entirety the Traditions Agreement and all agreements delineated on Schedule I; and

WHEREAS, Employee desires to be employed by the Bank under the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Employment. The Bank hereby employs Employee and Employee hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement to commence upon the Closing Date at the Effective Time as defined in the Merger Agreement.

2.	Duties of Employee. Employee shall serve as a [_______________________________] of the Bank reporting to the Chief Lending and Revenue Officer of the Bank or another individual designated by the President of the Bank. Employee shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors, the President of the Bank or the President’s designee.

3.	Engagement in Other Employment. Employee shall devote all of his working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Employee shall notify the President of the Bank and the Board of Directors of the Bank in writing before the Employee engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Employee engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Employee serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Employee shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to the Employee’s rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Employee may serve on the civic, charitable, and professional associations or groups as delineated on Schedule II for three years after the Closing Date and thereafter subject to the prior written approval of the President of the Bank.

4.            Term of Agreement.

(a)	This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the Closing Date at the Effective Time of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the “Initial Term”). The Employment Period shall be extended automatically for one (1) additional year on the third anniversary date of the commencement of the Initial Term, and then on each anniversary date of this Agreement thereafter, unless the Bank or Employee gives contrary written notice to the other not less than ninety (90) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the Employment Period shall be and continue for additional one (1) year periods thereafter. References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term of this Agreement. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.

2

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

(b)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors or President of the Bank to Employee. As used in this Agreement, “Cause” shall mean any of the following:

(i) Employee’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Employee for a period of twenty (20) consecutive days or more;

(ii) Employee’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank or President of the Bank (or his designee) with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iii) Employee’s willful failure to substantially perform Employee’s duties to the Bank, other than a failure resulting from Employee’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iv) Employee’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(v) dishonesty or gross negligence of Employee in the performance of his duties;

(vi) Employee’s (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Employee’s employment, (b) objecting to or disapproving Employee’s employment by the Bank, or (c) indicating that Employee is no longer an acceptable selection to serve in the capacity of a [__________] of the Bank;

3

(vii) intentional or willful misconduct by Employee as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which would reasonably be expected to bring public discredit to the Corporation or the Bank or which would reasonably be expected to result in material financial or other harm to the Corporation or the Bank;

(viii) Employee’s breach of fiduciary duty involving personal profit;

(ix) unlawful harassment by Employee against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Employee, the Corporation and the Bank. If the Employee, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;

(x) the willful violation by Employee of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(xi) the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xii) theft or abuse by Employee of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors or business associates;

(xiii) any act of fraud, misappropriation or personal dishonesty;

(xiv) insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or,

(xv) the existence of any material conflict between the interests of the Corporation or the Bank and Employee that is not disclosed in writing by Employee to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.

4

If this Agreement is terminated for Cause, all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(c)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean, unless agreed to in writing by Employee, (i) the assignment of duties and responsibilities inconsistent with Employee’s status as a [_____________________________________], (ii) a reassignment which requires Employee to move his principal residence or his office more than sixty (60) miles from the Bank’s principal Employee office immediately prior to this Agreement, (iii) any removal of Employee from office or any material adverse change in the terms and conditions of Employee’s employment, except for any termination of Employee’s employment for Cause, unless such change is applicable to all senior vice presidents or to all similarly situated employees or group of employees, (iv) any reduction in Employee’s Annual Base Salary as in effect on the date hereof, except in the case of significant under performance or nonperformance as determined by the ACNB Compensation Committee, or (v) any failure of the Bank to provide Employee with benefits at least as favorable as those enjoyed by Employee during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all Employees, or to all similarly situated employees or group of employees.

Employee shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Employee may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.

If such termination occurs for Good Reason after the date of this Agreement, then the Bank shall pay Employee upon receipt of a release substantially in the form of Exhibit A an amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.

5

(d)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s Disability and Employee’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Employee shall nevertheless be entitled to receive an amount equal to and no greater than sixty percent (60%) of Employee’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank subject to the terms and limitations under the Bank Disability Plan, until the earliest of (i) Employee’s return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Employee shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of his disability, or, if Bank cannot provide such benefits because Employee is no longer an employee, Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Employee shall have a Disability if Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(e)	In the event that Employee terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

6

(f)	Employee agrees that in the event his employment under this Agreement is terminated, Employee hereby resigns as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

(g)	The term “Agreed Compensation” shall equal Employee’s Annual Base Salary under the Agreement.

5.            Employment Period Compensation.

(a)	Annual Base Salary. For services performed by Employee under this Agreement, the Bank shall pay Employee an Annual Base Salary during the Employment Period at the rate of $__________ per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other Employee employees of the Bank. The Bank may increase Employee’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

(b)	Bonus and Incentive Plan Participation. Bank may, from time to time, pay a bonus or bonuses to Employee as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Employee provided for in this Agreement. Employee shall be eligible to participate in the Bank’s incentive plans as may be in effect from time to time based upon their terms and requirements.

(c)	Paid Time-Off. During the term of this Agreement, Employee shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan that may be in effect from time to time. However, Employee shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors or President of the Corporation and the Bank.

(d)	Employee Benefit Plans. During the term of this Agreement, Employee shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to Employee’s eligibility and the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Employee’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all Employee officers of the Bank or to all similarly situated employees or group of employees, subject to such plan and does not result in a proportionately greater adverse change in the rights of or benefits to Employee as compared with any other similarly situated employee or group of employees subject to such plan of the Bank. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 5(a) hereof.

7

(e)	Business Expenses. During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank.

6.            Termination of Employment Following Change in Control.

(a)	If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Employee is involuntarily terminated without Cause within one (1) year of a Change in Control or (2) if Employee terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.

(b)	As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

(i) any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities;

(ii) any “person” or more than one “person” acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,

(iii) during any period of one (1) year during the term of Employee’s employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

8

7.	Rights in Event of Termination Following a Change in Control. In the event that Employee terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Employee is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Employee shall be entitled to receive the compensation and benefits set forth below:

The Bank shall pay Employee a lump sum amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Employee in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Employee, together with calculations of Corporation’s independent auditors, Employee shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Employee is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Employee the amount determined to be deductible under Section 280G.

8.	Rights in Event of Termination of Employment Absent Change in Control. In the event that Employee’s employment is involuntarily terminated by the Bank without Cause during the Employment Period as defined in Paragraph 4(a), but excluding a termination in connection with the non-renewal of the Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Employee subject to Bank’s receipt of a release substantially in the form of Exhibit A an amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year form the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee as of the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.

9

9.	Covenant Not to Compete.

(a)	Employee hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Employee shall not, except as otherwise permitted in writing by the Bank:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which the Bank has a bank branch or loan production office (including branches or offices operating under a trade name) as well as all counties or independent cities contiguous to the county in which Employee’s primary assigned office is located at the time employment is terminated (the “Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;

(iii) directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Employee’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,

10

(iv) directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Employee’s termination of employment to leave the employ of the Corporation, the Bank or their subsidiaries or work for anyone other than the Corporation, the Bank or their subsidiaries.

(b)	It is expressly understood and agreed that, although Employee and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)	The provisions of Sections 9(a)(i) and 9(a)(ii) shall be applicable commencing on the effective date of the Employment Period of this Agreement and ending six (6) months after the effective date of termination of employment for any reason and the provisions of Sections 9(a)(iii) and 9(a)(iv) shall be applicable commencing on the effective date of the Employment Period of this Agreement and ending one (1) year after the effective date of termination of employment for any reason.

10.	Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Employee shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an Employee of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee or any person with the assistance, consent or direction of Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11

11.	Work Made for Hire. Any work performed by Employee under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Employee agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.	Return of Company Property and Documents. Employee agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, laptops, notebooks, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, mobile apps, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Employee during the course of his employment and keep no copies thereof. The Bank has the right to inspect personal computers and other electronic storage.

13.	Liability Insurance. The Bank shall obtain liability insurance coverage for Employee under an insurance policy with similar terms as that which is currently covering officers and employees of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Employee to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, Employee or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, Employee or agent of another person or entity. The indemnification contemplated herein shall only be provided to Employee if there is no insurance coverage for the payment of expenses incurred by Employee, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Employee as the insured and so permitted under the applicable laws and regulations serving the Bank.

14.	Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.	Survival. The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13 and 22 shall survive the expiration or termination of this Agreement.

16.            Section 409A.

(a)	If when Employee’s employment terminates, the Employee is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Employee will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Employee’s separation from service, as defined in Code Section 409A, for reasons other than Employee’s death, (b) the date of Employee’s death, or (c) any earlier date that does not result in additional tax or interest to Employee under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Employee in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

12

(b)	Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)	The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(d)	Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

17.	Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee’s residence, in the case of notices to Employee, and to the principal Employee office of the Bank, in the case of notices to the Bank.

18.	Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an Employee officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13

19.	Assignment. This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.

20.	Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Employee by the Bank and/or the Corporation, including but not limited to the Traditions Agreement, except the Acknowledgement and Release dated July __, 2024. This Agreement contains all the covenants and agreements between the parties with respect to employment and related matters.

21.	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Employee should die after a Notice of Termination is delivered by Employee, after a Change in Control, or following termination of Employee’s employment without Cause, and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate.

22.	Arbitration. The Bank and Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for Bank’s enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction, monetary damages, or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Employee may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Employee shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction, monetary damages, or other relief. The substantially prevailing party in any court or arbitration proceeding to enforce this Agreement shall be entitled to recover its reasonable costs and attorneys’ fees relating to the proceeding from the substantially non-prevailing party.

14

23.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24.	Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation’s or the Bank’s regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25.	Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

26.	Pronouns. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

[Signature Page Follows]

15

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB BANK

By
James P. Helt
President and Chief Executive Officer

WITNESS:	EMPLOYEE

Schedule I

Schedule II

FORM OF

GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is provided in favor of ACNB Corporation and ACNB Bank (collectively “ACNB”) by                         (hereafter “Employee”).

BACKGROUND

A.            Employee has been employed by ACNB in accordance with an Employment Agreement that provides for certain termination compensation and benefits upon receipt of a release satisfactory to ACNB;

B.            ACNB and Employee have agreed to termination of the employment relationship in accordance with the terms of the Employment Agreement; and

C.            Employee wishes to accept the termination compensation and benefits and is willing to execute this General Release in favor of ACNB and any entities and individuals affiliated with ACNB as further described in Section 1 hereof.

AGREEMENT

IN CONSIDERATION of the covenants, mutual promises and agreements contained herein, and intending to be legally bound, Employee and ACNB agree as follows:

General Release. In consideration for the compensation extended to Employee under the Employment Agreement, which consideration is in excess of anything of value to which Employee may already be entitled without this Release, the sufficiency of which is hereby acknowledged, Employee, on behalf of himself and his heirs, estates, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge ACNB Corporation, ACNB Bank and all of ACNB’s subsidiaries, affiliates and related entities, and all of their Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives and employees, past and present, collectively or individually, and their successors and assigns, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Employee's employment with ACNB or separation therefrom, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement (hereafter collectively referred to as “Claims”). This General Release includes all claims, without limitation, for discrimination, wrongful discharge, breach of contract (whether express or implied), interference with contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, emotional distress, fraud, misrepresentation, conspiracy, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, as amended, Older Workers Benefit Protection Act, National Labor Relations Act, Fair Labor Standards Act, Federal Equal Pay Act, Immigration Reform and Control Act, Uniformed Services Employment and Reemployment Rights Act, Genetic Information Non-Discrimination Act, Employee Retirement Income Security Act(s), Family and Medical Leave Act, Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act,  any claim under Maryland law, including Title 20 of the State Government Article of the Maryland Annotated Code, and any other state or local plant closing laws, fair employment practices acts, wage payment and collection laws, minimum wage acts, equal pay acts, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance, common law or public policy, whether known or unknown, arising up to and including the date of execution of this Agreement. BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS EMPLOYEE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et. seq., AS AMENDED, OR ANY OTHER STATUTE OR OTHER LAW, BASED ON ACTIONS OF ACNB, ITS EMPLOYEES OR AGENTS, WHICH OCCURRED UP THROUGH THE DATE YOU SIGN THIS AGREEMENT.

This General Release excludes, and Employee does not waive, release, or discharge: (1) any right to file an administrative charge or complaint with, or to participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or National Labor Relations Board (although Employee agrees that Employee shall not seek, accept or be entitled to any monetary relief, whether for Employee individually or as a member of a class or group arising from any such charge, complaint or investigation pursued by Employee or on Employee’s behalf, individually or as a member of a class or group); (2) claims which cannot be waived by law; and (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and/or award agreements; and further provided, that this General Release does not extend to claims that may arise after the date of execution of this Agreement.

Employee acknowledges that Employee has been fully compensated for all hours worked during Employee’s employment with ACNB, up to and including the date of this Agreement.

Return of Property. Employee shall immediately return to ACNB all property belonging to ACNB in accordance with Employee’s obligations under the Employment Agreement. No separation compensation will be provided unless and until all property required to be returned to ACNB has been returned by Employee.

Restrictive Covenants. Employee shall continue to be bound by the restrictive covenants, including without limitation, those covenants restricting Employee’s use of ACNB’s confidential and proprietary information and Employee’s post-employment activities, all of which covenants and related remedies for breach survive termination of Employee’s employment with ACNB.

No Disparagement. ACNB and Employee agree not to make disparaging remarks about or engage in other disparagement of each other: ACNB agrees not to make disparaging remarks about or engage in other disparagement of Employee; and Employee agrees not to make disparaging remarks about or engage in other disparagement of ACNB and its directors, officers, Employees, employees, affiliates or any other aspect of its operations.

Non-Admission of Liability. By making this Agreement, the parties hereto are not admitting that either has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.

Consideration. Employee acknowledges and confirms that the only consideration for his execution of this Agreement is set forth herein and in his Employment Agreement, that no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and that he fully understands the meaning and intent of this Agreement.

No Modification. Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or his expressly authorized representative.

Assignment; Successors and Assigns. ACNB shall have the right to assign its rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of ACNB, or any successor in interest of ACNB, whether by merger, consolidation, purchase/sale of assets or otherwise without the prior written consent of Employee.

Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law provisions, and exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Adams County Court of Common Pleas located in Gettysburg, Pennsylvania.

Representations. Employee makes the following additional representations to ACNB, each of which is significant and an important consideration for ACNB’s willingness to enter into this Agreement:

10.1.            Employee expressly acknowledges that if he did not execute this Agreement, he would not be entitled to receive the compensation provided for in his Employment Agreement.

10.2.            Employee acknowledges that he has been given a full and fair opportunity to review this Agreement. ACNB specifically recommends that Employee consult with an attorney before executing this Agreement, and Employee has made his own determination about whether to do so. Further, Employee acknowledges that he has had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to accept this Agreement, and that he is free to accept this Agreement prior to expiration of the twenty-one (21) days if he so desires. Employee further acknowledges that if he has not returned an executed version of this Agreement to ACNB by the close of business on the twenty-first day following delivery of this offer to him, such offer will be deemed to have been withdrawn by ACNB.

10.3.            Employee agrees that ACNB specifically disclaims any liability for any wrongdoing as may be alleged by Employee and that this Agreement is not and shall not be construed as an admission of any liability or violation of the rights of any individual, violation of any law, statute, duty or contract whatsoever by ACNB.

10.4.            Employee understands and acknowledges that he may revoke this Agreement at any time during the seven (7) days immediately following the date he signs the Agreement, provided such revocation is provided in writing and received by ACNB at its headquarters in Gettysburg, PA, in which case none of the provisions of the Agreement will have any effect. Employee understands that he will not be entitled to receive any payment under the Agreement until the seven (7) day revocation period has expired without his revoking the Agreement. Acceptance of payment shall be a further indication that Employee has accepted the terms of the Agreement and has decided not to revoke that acceptance.

10.5            Employee understands that, by signing this Agreement, Employee will lose his right to sue ACNB, or any of its employees or agents, for any violation of the Age Discrimination in Employment Act (the federal law which prohibits discrimination on the basis of age), or any other statute or other law; and

10.6            Employee hereby acknowledges that he fully and completely understands and accepts the terms of this Agreement, has the legal capacity to enter into this Agreement, has had the opportunity to seek the advice of counsel with respect to this Agreement and has signed this Agreement knowingly and voluntarily.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee and ACNB have finally executed this Agreement on the date and year set forth below.

THIS IS A WAIVER AND RELEASE OF CLAIMS. YOU ARE ADVISED TO READ THIS DOCUMENT AND CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING.

Date delivered to Employee:

Date twenty-one-day consideration period ends:

Date signed by Employee:

Date seven (7) day revocation period ends:

EMPLOYEE

	(SEAL)	Date:

ATTEST:	ACNB CORPORATION

BY:
James P. Helt
President, Chief Executive Officer

ATTEST:	ACNB BANK

BY:
James P. Helt
President, Chief Executive Officer

Exhibit E

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the ___ day of July, 2024, between ACNB BANK (“Bank”), a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and _____________ (“Executive”), an individual currently employed by Traditions Bank.

WITNESSETH:

WHEREAS, the Bank is a subsidiary of ACNB Corporation (“Corporation”);

WHEREAS, Corporation, Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), Traditions Bancorp, Inc. (“Traditions”), and Traditions Bank (“Traditions Bank”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which Traditions will merge with and into the Acquisition Subsidiary and Traditions Bank will merge with and into Bank with Bank surviving (“Merger”);

WHEREAS, Executive is _________________________ of Traditions Bank, and is a party to an employment agreement or change in control with Traditions and Traditions Bank dated ____________ (“Traditions Agreement”), pursuant to which Executive is entitled to certain benefits and compensation upon certain occurrences following a change in control of Traditions and Traditions Bank;

WHEREAS, Executive is not a party nor subject to any employment, noncompete, non-solicitation or restrictive covenant agreements, or any other restrictions or agreements that would hinder or limit his ability to fully perform his duties hereunder, except the Traditions Agreement and any agreements as identified on Schedule I attached hereto and deemed an integral part hereof;

WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Executive the position of President, Traditions Division of ACNB Bank and this employment agreement (“Agreement”);

WHEREAS, as an inducement for Corporation, Bank, and Subsidiary to enter into the Merger Agreement, Executive agrees to enter into this Agreement;

WHEREAS, Executive has no Supplemental Executive Retirement Plan (“SERP”) with Traditions or Traditions Bank; and

WHEREAS, Executive desires to be employed by the Bank under the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Employment. The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement to commence upon the Closing Date at the Effective Time as defined in the Merger Agreement.

2.	Duties of Executive. Executive shall serve as President, Traditions Bank, a division of ACNB Bank reporting to the President of the Bank. Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors, the President of the Bank or the President’s designee.

3.	Engagement in Other Employment. Executive shall devote all of his working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Executive shall notify the President of the Bank and the Board of Directors of the Bank in writing before the Executive engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive may serve on the civic, charitable, and professional associations or groups as delineated on Schedule II for one (1) year after the Closing Date subject to the prior written approval of the President of the Bank.

4.	Term of Agreement.

(a)	This Agreement shall be for a one (1) year period (the “Employment Period”) beginning on the Closing Date at the Effective Time of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end one (1) year later (the “Term”).

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

2

(b)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors or President of the Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

(ii) Executive’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank or President of the Bank (or his designee) with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iii) Executive’s willful failure to substantially perform Executive’s duties to the Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iv) Executive’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(v) dishonesty or gross negligence of Executive in the performance of his duties;

(vi) Executive’s (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Executive’s employment, (b) objecting to or disapproving Executive’s employment by the Bank, or (c) indicating that Executive is no longer an acceptable selection to serve in the capacity of President, Traditions Bank, a division of ACNB Bank of the Bank;

(vii) intentional or willful misconduct by Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which would reasonably be expected to bring public discredit to the Corporation or the Bank or which would reasonably be expected to result in material financial or other harm to the Corporation or the Bank;

(viii) Executive’s breach of fiduciary duty involving personal profit;

3

(ix) unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Executive, the Corporation and the Bank. If the Executive, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;

(x) the willful violation by Executive of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(xi) the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xii) theft or abuse by Executive of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors or business associates;

(xiii) any act of fraud, misappropriation or personal dishonesty;

(xiv) insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or,

(xv) the existence of any material conflict between the interests of the Corporation or the Bank and Executive that is not disclosed in writing by Executive to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

4

(c)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean, unless agreed to in writing by Executive, (i) the elimination of the title or position President, Traditions Bank, a division of ACNB Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than sixty (60) miles from the Bank’s principal executive office immediately prior to this Agreement, (iii) any material adverse change in the terms and conditions of Executive’s employment, except for any termination of Executive’s employment for Cause, unless such change is applicable to all senior vice presidents or to all similarly situated employees or group of employees, (iv) any reduction in Executive’s Annual Base Salary as in effect on the date hereof, except in the case of extraordinary under performance or nonperformance as determined by the ACNB Compensation Committee, or (v) any failure of the Bank to provide Executive with benefits at least as favorable as those enjoyed by Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all executives, or to all similarly situated employees or group of employees.

Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.

If such termination occurs for Good Reason after the date of this Agreement, then the Bank shall pay Executive upon receipt of a release substantially in the form of Exhibit A an amount equal to and no greater than 1.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur.

5

(d)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than sixty percent (60%) of Executive’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank subject to the terms and limitations under the Bank Disability Plan, until the earliest of (i) Executive’s return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of his disability, or, if Bank cannot provide such benefits because Executive is no longer an employee, Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Executive shall have a Disability if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(e)	In the event that Executive terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(f)	Executive agrees that in the event his employment under this Agreement is terminated, Executive hereby resigns as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

(g)	The term “Agreed Compensation” shall equal Executive’s Annual Base Salary under the Agreement.

5.	Employment Period Compensation.

(a)	Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $__________ per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

6

(b)	Bonus and Incentive Plan Participation. Bank may, from time to time, pay a bonus or bonuses to Executive as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement. Executive shall be eligible to participate in the Bank’s incentive plans as may be in effect from time to time based upon their terms and requirements.

(c)	Paid Time-Off. During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan that may be in effect from time to time. However, Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors or President of the Corporation and the Bank.

(d)	Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to Executive’s eligibility and the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank or to all similarly situated employees or group of employees, subject to such plan and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other similarly situated employee or group of employees subject to such plan of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(e)	Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank.

6.	Termination of Employment Following Change in Control.

(a)	If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Executive is involuntarily terminated without Cause within one (1) year of a Change in Control or (2) if Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.

7

(b)	As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

(i) any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities;

(ii) any “person” or more than one “person” acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,

(iii) during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

7.	Rights in Event of Termination Following a Change in Control. In the event that Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Executive is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Executive shall be entitled to receive the compensation and benefits set forth below:

The Bank shall pay Executive a lump sum amount equal to and no greater than 2.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur.

8

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation’s independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

8.	Rights in Event of Termination of Employment Absent Change in Control. In the event that Executive’s employment is involuntarily terminated by the Bank without Cause after the date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive subject to Bank’s receipt of a release substantially in the form of Exhibit A an amount equal to the remaining balance of the Executive’s Agreed Compensation for the remaining Term of the Agreement, payable in a lump sum within thirty (30) days of termination of employment, subject to federal, state and local tax withholdings.

In addition, for a period of time equal to the remaining term of this Agreement, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period from the date of termination of employment until the end of the term of this Agreement, or until Executive secures substantially similar benefits through other employment, whichever shall first occur.

9

9.	Covenant Not to Compete.

(a)	Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Bank:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of the Corporation or the Bank is located during the Employment Period or in any county contiguous to such county (the “Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;

(iii) directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Executive’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,

(iv) directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.

(b)	It is expressly understood and agreed that, although Executive and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

10

(c)	The provisions of this Section 9 shall be applicable commencing on the effective date of the Employment Period of this Agreement and ending on the first anniversary date of the effective date of termination of employment for any reason.

10.	Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.	Work Made for Hire. Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.	Return of Company Property and Documents. Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, laptops, notebooks, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, mobile apps, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment and keep no copies thereof. The Bank has the right to inspect personal computers and other electronic storage.

11

13.	Liability Insurance. The Bank shall obtain liability insurance coverage for Executive under an insurance policy with similar terms as that which is currently covering officers and employees of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Executive to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, executive or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, executive or agent of another person or entity. The indemnification contemplated herein shall only be provided to Executive if there is no insurance coverage for the payment of expenses incurred by Executive, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Executive as the insured and so permitted under the applicable laws and regulations serving the Bank.

14.	Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.	Survival. The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13 and 22 shall survive the expiration or termination of this Agreement.

16.	Section 409A.

(a)	If when Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Executive’s separation from service, as defined in Code Section 409A, for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)	Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

12

(c)	The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(d)	Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

17.	Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notices to the Bank.

18.	Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.	Assignment. This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.

20.	Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank and/or the Corporation. This Agreement contains all the covenants and agreements between the parties with respect to employment and related matters.

21.	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, after a Change in Control, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

13

22.	Arbitration. The Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for Bank’s enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction, monetary damages, or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction, monetary damages, or other relief. The substantially prevailing party in any court or arbitration proceeding to enforce this Agreement shall be entitled to recover its reasonable costs and attorneys’ fees relating to the proceeding from the substantially non-prevailing party.

23.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24.	Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation’s or the Bank’s regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25.	Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

26.	Pronouns. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

[Signature Page Follows]

14

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB BANK

By
James P. Helt
President and Chief Executive Officer

WITNESS:	EXECUTIVE

Schedule I

Schedule II

Exhibit A

FORM OF

GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is provided in favor of ACNB Corporation and ACNB Bank (collectively “ACNB”) by                                                      (hereafter “Executive”).

BACKGROUND

A.            Executive has been employed by ACNB in accordance with an Employment Agreement that provides for certain termination compensation and benefits upon receipt of a release satisfactory to ACNB;

B.            ACNB and Executive have agreed to termination of the employment relationship in accordance with the terms of the Employment Agreement; and

C.            Executive wishes to accept the termination compensation and benefits and is willing to execute this General Release in favor of ACNB and any entities and individuals affiliated with ACNB as further described in Section 1 hereof.

AGREEMENT

IN CONSIDERATION of the covenants, mutual promises and agreements contained herein, and intending to be legally bound, Executive and ACNB agree as follows:

General Release. In consideration for the compensation extended to Executive under the Employment Agreement, which consideration is in excess of anything of value to which Executive may already be entitled without this Release, the sufficiency of which is hereby acknowledged, Executive, on behalf of himself and his heirs, estates, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge ACNB Corporation, ACNB Bank and all of ACNB’s subsidiaries, affiliates and related entities, and all of their Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives and employees, past and present, collectively or individually, and their successors and assigns, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Executive's employment with ACNB or separation therefrom, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement (hereafter collectively referred to as “Claims”). This General Release includes all claims, without limitation, for discrimination, wrongful discharge, breach of contract (whether express or implied), interference with contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, emotional distress, fraud, misrepresentation, conspiracy, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, as amended, Older Workers Benefit Protection Act, National Labor Relations Act, Fair Labor Standards Act, Federal Equal Pay Act, Immigration Reform and Control Act, Uniformed Services Employment and Reemployment Rights Act, Genetic Information Non-Discrimination Act, Employee Retirement Income Security Act(s), Family and Medical Leave Act, Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act,  any claim under Maryland law, including Title 20 of the State Government Article of the Maryland Annotated Code, and any other state or local plant closing laws, fair employment practices acts, wage payment and collection laws, minimum wage acts, equal pay acts, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance, common law or public policy, whether known or unknown, arising up to and including the date of execution of this Agreement. BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS EXECUTIVE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et. seq., AS AMENDED, OR ANY OTHER STATUTE OR OTHER LAW, BASED ON ACTIONS OF ACNB, ITS EMPLOYEES OR AGENTS, WHICH OCCURRED UP THROUGH THE DATE YOU SIGN THIS AGREEMENT.

1

This General Release excludes, and Executive does not waive, release, or discharge: (1) any right to file an administrative charge or complaint with, or to participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or National Labor Relations Board (although Executive agrees that Executive shall not seek, accept or be entitled to any monetary relief, whether for Executive individually or as a member of a class or group arising from any such charge, complaint or investigation pursued by Executive or on Executive’s behalf, individually or as a member of a class or group); (2) claims which cannot be waived by law; and (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and/or award agreements; and further provided, that this General Release does not extend to claims that may arise after the date of execution of this Agreement.

Executive acknowledges that Executive has been fully compensated for all hours worked during Executive’s employment with ACNB, up to and including the date of this Agreement.

Return of Property. Executive shall immediately return to ACNB all property belonging to ACNB in accordance with Executive’s obligations under the Employment Agreement. No separation compensation will be provided unless and until all property required to be returned to ACNB has been returned by Executive.

Restrictive Covenants. Executive shall continue to be bound by the restrictive covenants, including without limitation, those covenants restricting Executive’s use of ACNB’s confidential and proprietary information and Executive’s post-employment activities, all of which covenants and related remedies for breach survive termination of Executive’s employment with ACNB.

No Disparagement. ACNB and Executive agree not to make disparaging remarks about or engage in other disparagement of each other: ACNB agrees not to make disparaging remarks about or engage in other disparagement of Executive; and Executive agrees not to make disparaging remarks about or engage in other disparagement of ACNB and its directors, officers, executives, employees, affiliates or any other aspect of its operations.

Non-Admission of Liability. By making this Agreement, the parties hereto are not admitting that either has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.

2

Consideration. Executive acknowledges and confirms that the only consideration for his execution of this Agreement is set forth herein and in his Employment Agreement, that no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and that he fully understands the meaning and intent of this Agreement.

No Modification. Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or his expressly authorized representative.

Assignment; Successors and Assigns. ACNB shall have the right to assign its rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of ACNB, or any successor in interest of ACNB, whether by merger, consolidation, purchase/sale of assets or otherwise without the prior written consent of Executive.

Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law provisions, and exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Adams County Court of Common Pleas located in Gettysburg, Pennsylvania.

Representations. Executive makes the following additional representations to ACNB, each of which is significant and an important consideration for ACNB’s willingness to enter into this Agreement:

10.1.            Executive expressly acknowledges that if he did not execute this Agreement, he would not be entitled to receive the compensation provided for in his Employment Agreement.

10.2.            Executive acknowledges that he has been given a full and fair opportunity to review this Agreement. ACNB specifically recommends that Executive consult with an attorney before executing this Agreement, and Executive has made his own determination about whether to do so. Further, Executive acknowledges that he has had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to accept this Agreement, and that he is free to accept this Agreement prior to expiration of the twenty-one (21) days if he so desires. Executive further acknowledges that if he has not returned an executed version of this Agreement to ACNB by the close of business on the twenty-first day following delivery of this offer to him, such offer will be deemed to have been withdrawn by ACNB.

10.3.            Executive agrees that ACNB specifically disclaims any liability for any wrongdoing as may be alleged by Executive and that this Agreement is not and shall not be construed as an admission of any liability or violation of the rights of any individual, violation of any law, statute, duty or contract whatsoever by ACNB.

3

10.4.            Executive understands and acknowledges that he may revoke this Agreement at any time during the seven (7) days immediately following the date he signs the Agreement, provided such revocation is provided in writing and received by ACNB at its headquarters in Gettysburg, PA, in which case none of the provisions of the Agreement will have any effect. Executive understands that he will not be entitled to receive any payment under the Agreement until the seven (7) day revocation period has expired without his revoking the Agreement. Acceptance of payment shall be a further indication that Executive has accepted the terms of the Agreement and has decided not to revoke that acceptance.

10.5.            Executive understands that, by signing this Agreement, Executive will lose his right to sue ACNB, or any of its employees or agents, for any violation of the Age Discrimination in Employment Act (the federal law which prohibits discrimination on the basis of age), or any other statute or other law; and

10.6.            Executive hereby acknowledges that he fully and completely understands and accepts the terms of this Agreement, has the legal capacity to enter into this Agreement, has had the opportunity to seek the advice of counsel with respect to this Agreement and has signed this Agreement knowingly and voluntarily.

[Signature Page Follows]

4

IN WITNESS WHEREOF, Executive and ACNB have finally executed this Agreement on the date and year set forth below.

THIS IS A WAIVER AND RELEASE OF CLAIMS. YOU ARE ADVISED TO READ THIS DOCUMENT AND CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING.

Date delivered to Executive:

Date twenty-one-day consideration period ends:

Date signed by Executive:

Date seven (7) day revocation period ends:

EXECUTIVE

(SEAL)	Date:

ATTEST:	ACNB CORPORATION

BY:
James P. Helt
President, Chief Executive Officer

ATTEST:	ACNB BANK

BY:
James P. Helt
President, Chief Executive Officer

5

Exhibit F

FORM OF

TERMINATION BENEFITS PRELIMINARY CALCULATION

ACKNOWLEDGEMENT

Executive Name:	(the “Executive”)

Employment End Date:

This Termination Benefits Preliminary Calculation Acknowledgment (“Acknowledgement”) sets forth the various currently projected payments that would be made to the Executive relating to their prospective termination of employment in connection with the proposed mergers of Traditions Bancorp, Inc. (“Traditions”) with and into ACNB South Acquisition Subsidiary, LLC (“Acquisition Sub”), with Acquisition Sub surviving the merger, pursuant to that certain Agreement and Plan of Reorganization by and among ACNB Corporation, Acquisition Sub, ACNB Bank, Traditions and Traditions Bank dated as of July 23, 2024 (the “Merger Agreement”), and Traditions Bank with and into ACNB Bank, with ACNB Bank surviving the merger, pursuant to that certain Bank Plan of Merger by and between Traditions Bank and ACNB Bank dated as of July 23, 2024 (collectively, the “Merger”).

Based upon existing and previously disclosed information and knowledge, the benefits and amounts to which the Executive, Traditions and ACNB currently understand the Executive may be eligible to receive in connection with the Merger after the Effective Time are currently projected as follows1:

Change in Control Agreement dated ____________ Employment Agreement dated ____________	$_____________[2]
Supplemental Executive Retirement Plan Agreement dated _______________ (“SERP”)	To be assumed by ACNB per Merger Agreement Terms[3]
Restricted Stock Units	______ Units (plus any accrued dividend equivalent shares)[4]

Provided, however, that at all times the respective agreements by and among Executive and Traditions and Traditions Bank shall control and be dispositive, unless otherwise agreed to by the Parties hereof.

1 Assuming a closing date of December 1, 2024 (For Assumption Calculation Purposes Only), with such amounts to be updated prior to closing of the Merger.

2 Comprised of salary, bonuses and benefits triggered upon termination of employment following a change in control and calculated and payable in accordance with the [Change in Control Agreement or Employment Agreement] and applicable law. [Executive is not entitled to a gross-up in the event that payments would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.]

3 Payable according to the SERP.

4 All vest per terms of the Plan and will be exchanged for the Merger Consideration (as defined in the Merger Agreement).

Nothing in this Acknowledgement shall (a) expand, increase, or change any rights or benefits that the Executive has or shall have under any agreements, or (b) require ACNB Corporation or ACNB Bank to perform, be responsible for, or undertake any obligation except as otherwise provided in the respective agreements by and among the Executive and Traditions and Traditions Bancorp, Inc. following the Effective Time of the Merger, unless otherwise agreed to by the Parties.

The Parties agree to use their commercially reasonable efforts to remediate any potential adverse federal or state tax consequences which may result from, be reasonably expected to result from, or be a consequence of, the benefits and amounts to be received by Executive.

Signature Page Follows

Acknowledged:

EXECUTIVE:

July [__], 2024

TRADITIONS BANCORP, INC.

By:	July [__], 2024

TRADITIONS BANK

By:	July [__], 2024

ACNB CORPORATION

By:	July [__], 2024

ACNB BANK

By:	July [__], 2024

Exhibit G

FORM OF

BANK PLAN OF MERGER

between

ACNB BANK

and

TRADITIONS BANK

This Bank Plan of Merger (the “Bank Plan of Merger”) is made as of this _____ day of _______, 2024, between ACNB Bank, a Pennsylvania state-chartered bank and trust company having its principal banking office at 16 Lincoln Square, Gettysburg, Pennsylvania (“ACNB Bank”) and Traditions Bank, a Pennsylvania state-chartered commercial bank having its principal banking office at 226 Pauline Drive, York, Pennsylvania (“Traditions Bank”) (the two parties sometimes collectively referred to as the “Constituent Banks”).

WHEREAS, Traditions Bank is a wholly-owned subsidiary of Traditions Bancorp, Inc., a Pennsylvania corporation (“Traditions”) and ACNB Bank is a wholly-owned subsidiary of ACNB Corporation, a Pennsylvania corporation (“ACNB”); and

WHEREAS, ACNB, ACNB Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), Traditions, and Traditions Bank have entered into an Agreement and Plan of Reorganization, dated as of July 23, 2024 (the “Agreement”), providing for, among other things, the execution of this Bank Plan of Merger and the merger of Traditions Bank with and into ACNB Bank in accordance with the terms and conditions hereinafter set forth (the “Bank Merger”) immediately following the merger of Traditions into Acquisition Subsidiary pursuant to the Agreement.

NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.

SECTION 1. GENERAL.

1.1 The Merger. At the Effective Time, as hereinafter defined, Traditions Bank shall be merged with and into ACNB Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”); the separate existence of Traditions Bank shall cease; and ACNB Bank shall be the surviving bank (the “Surviving Bank”), in accordance with this Bank Plan of Merger. The “Effective Time” shall be such time, on such date, as the articles of merger providing for the Bank Merger are filed with the Pennsylvania Department of State, or at such time as may be specified in such articles of merger. In no event, however, will the Bank Merger be effective until all of the following events, each of which is a condition to the Bank Merger, have taken place: (a) the merger of Traditions into Acquisition Subsidiary shall have been consummated; (b) the sole shareholders of ACNB Bank and Traditions Bank shall have adopted this Bank Plan of Merger;

 1

(c) the Bank Merger shall have been approved by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation; and (d) the applicable waiting period under the Bank Merger Act shall have expired.

1.2. Name. The name of the Surviving Bank shall be “ACNB Bank” and the location of its principal office shall be 16 Lincoln Square, Gettysburg, Pennsylvania.

1.3 Articles of Incorporation. At the Effective Time, the articles of incorporation of ACNB Bank, as amended, shall remain in full force and effect as the articles of incorporation of the Surviving Bank, until amended in accordance with Law.

1.4 Bylaws. At the Effective Time, the bylaws of ACNB Bank, as amended, shall remain in full force and effect as the bylaws of the Surviving Bank, until amended in accordance with Law.

1.5 Effect of Bank Merger. At the Effective Time, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code. Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.

1.6 Continuation in Business. The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a bank, with fiduciary and trust powers, organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of Traditions Bank's and ACNB Bank's present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Time.

1.7 Directors. At the Effective Time the total number of persons serving on the board of directors of the Surviving Bank shall be the directors of ACNB Bank prior to the Effective Time, plus the Traditions Nominees as provided for in Section 5.19 of the Agreement, and shall be named in the Articles of Merger.

1.8 Officers. The officers of the Surviving Bank shall be:

President:       James P. Helt

Secretary:       Kevin J. Hayes

Treasurer:      Jason H. Weber

and shall serve as the officers of the Surviving Bank from and after the Effective Time and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

1.9 Employees. At the Effective Time, all persons who are employees of the Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.

 2

SECTION 2. CONVERSION OF SHARES.

The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

2.1 Stock of ACNB Bank. The authorized capital stock of ACNB Bank, as the successor institution, shall be 553,153 shares of common stock, $9.00 par value. ACNB Bank, as the successor institution, shall not be authorized to issue any class of preferred stock, and shall not issue any shares of preferred stock in connection with the Bank Merger. The shares of common stock of ACNB Bank, $9.00 par value, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of ACNB Bank shall evidence ownership of shares of the Surviving Bank on the basis set forth herein.

2.2 Stock of Traditions Bank. Each share of common stock, par value $1.00 per share, of Traditions Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.

SECTION 3. MISCELLANEOUS.

3.1 Conditions. The obligations of Traditions Bank and ACNB Bank to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement and the consummation of the merger contemplated by the Agreement.

3.2 Termination and Amendment. This Bank Plan of Merger may be terminated or amended prior to the Effective Time in the manner and upon the conditions set forth in the Agreement. If the Agreement is terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.

3.3 Notices. Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

3.4 Captions. The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.

3.5 Counterparts. This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.

 3

3.6 Severability. If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

3.7 Governing Law. This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

 4

IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.

ATTEST:		ACNB BANK

BY:
James P. Helt
President and Chief Executive Officer

ATTEST:		TRADITIONS BANK

BY:
Eugene J. Draganosky
Chair of the Board of Directors and Chief Executive Officer

 5

[ACNB Corporation Letterhead]

Exhibit H

July ___, 2024

Mr. Eugene Draganosky

c/o The Board of Directors of Traditions

Bancorp, Inc.

226 Pauline Drive

P.O. Box 3658

York, PA 17402

Re:      Vice Chairman

Dear Gene:

We look forward to you becoming a Vice Chair of the Board of Directors of ACNB Corporation and ACNB Bank in accordance with and subject to Section 5.31 of the Agreement and Plan of Reorganization dated July 23, 2024, by and among ACNB Corporation and Traditions Bancorp, Inc., et al. (the “Merger Agreement”), the ACNB Corporation and ACNB Bank bylaws and the ACNB Corporation Corporate Governance Guidelines as they may be in effect from time to time. Terms defined herein shall have the same meaning as in the Merger Agreement.

A Vice Chair position and title exists and serves in accordance with and subject to the Bylaws of ACNB Corporation and ACNB Bank, the Corporate Governance Guidelines of ACNB Corporation and the Job Description of Vice Chair contained therein, as the same may be in effect from time to time, and any and all SEC regulations and rules, Nasdaq Listing and Governance Standards and requirements, and applicable law. A Vice Chair serves for a one-year term, which may be reelected on an annual basis by the respective Board of Directors with concurrence and reaffirmation of the Director. Your role as a Vice Chair is dependent on your continuing status as a Director of ACNB Corporation and ACNB Bank.

Your annual retainer and any director compensation is set by the Board of Directors on a periodic basis by appropriate and requisite Board and Board Committee action. You will need to execute a consent as required by SEC rules and regulations for the Registration Statement in connection with the Merger Agreement. Reasonable community-related and business-related expenses will be reimbursable for those events and activities associated with promoting the Bank and attending corporate and community events on behalf of the Bank in accordance with the polices of the Board of Directors as may be in effect from time to time.

Prior to the Effective Date, we will send you our Board of Directors “On Boarding Package” which will provide you with copies of our Code of Ethics and Insider Trading Policy among other documents. Service as a Director and as a Vice Chair is subject to your compliance and agreement to these Policies as it is for all of our Directors.

Your Employment Agreement dated January 1, 2023 will be honored per its terms (including the Change of Control Provisions) thereof, subject to compliance with applicable law including but not limited to Sections 409A and 280G of the IRC.

Your guidance, insight and assistance during the integration and conversion process is appreciated as we chart the path of a successful transaction.

Gene, we look forward to you becoming part of the ACNB Team and your continued contributions to the success of our combined company.

On behalf of ACNB Corporation and ACNB Bank, intending to be bound hereby.

Sincerely,

James P. Helt
President and CEO

Acknowledged and accepted.

Eugene Draganosky

Dated: July ___, 2024

Exhibit I

[ACNB Corporation Letterhead]

July ___, 2024

Mr. Michael E. Kochenour

c/o The Board of Directors of Traditions

Bancorp, Inc.

226 Pauline Drive

P.O. Box 3658

York, PA 17402

Re:        Director Emeritus

Dear Mike:

We look forward to you becoming a Director Emeritus of ACNB Corporation and ACNB Bank in accordance with and subject to Section 5.32 of the Agreement and Plan of Reorganization dated July 23, 2024, by and among ACNB Corporation and Traditions Bancorp, Inc., et al., the ACNB Corporation and ACNB Bank bylaws and the ACNB Corporation Corporate Governance Guidelines as they may be in effect from time to time.

This letter is to memorialize our mutual understanding of your role with our Company.

The Director Emeritus position and title is an honorary position and title. It is extended to you in recognition of your vast contributions and relentless dedication to the growth and development of Traditions Bancorp, Inc. and Traditions Bank and your distinguished community service and banking career.

The Director Emeritus position and title exists and serves in accordance with and subject to the Bylaws of ACNB Corporation and ACNB Bank, the Corporate Governance Guidelines of ACNB Corporation and the Job Description of Director Emeritus contained therein, as the same may be in effect from time to time and any applicable SEC regulations and rules, Nasdaq Listing and Governance Standards or requirements and applicable law. A Director Emeritus serves for a one-year term. They may be reelected on an annual basis by the respective Board of Directors with concurrence and reaffirmation of the Director Emeritus. The Director Emeritus position is nonvoting. A Director Emeritus does not attend Board meetings. A Transactional Exception is being made in this case for you to attend the Board of Directors’ non-executive session, general meetings of ACNB Corporation and ACNB Bank for a twelve (12) month period following the Effective Date of the transaction. However, a Director Emeritus does not attend Executive Sessions or Committee Meetings of either Board of Directors. In addition, a Director Emeritus does not serve on any committees of the Board of Directors of the Corporation or Bank or the Boards of any subsidiaries of the Corporation or Bank.

Your annual retainer will be $10,000 per year for each year of service, up to age 79. Reasonable community-related and business-related expenses, including membership expenses, will be reimbursable for those events and activities associated with promoting the Bank and attending corporate and community events on behalf of the Bank.

Mike, we look forward to you becoming part of the ACNB Team and your continued contributions to the success of our combined company.

On behalf of ACNB Corporation and ACNB Bank, intending to be bound hereby.

Sincerely,

James P. Helt
President and CEO

Acknowledged and accepted.

Michael E. Kochenour

Dated: July ___, 2024

Exhibit J

___________, 20__

ACNB Corporation

16 Lincoln Square

Gettysburg, Pennsylvania 17325

Re: Affiliate Agreement

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of July 23, 2024 by and among ACNB Corporation (“ACNB”), ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), ACNB Bank, Traditions Bancorp, Inc. (“Traditions”), and Traditions Bank (“Traditions Bank”) whereby Traditions will merge with and into the Acquisition Subsidiary (the “Merger”), and all of the outstanding common stock of Traditions (the “Traditions Common Stock”) will be converted into the right to receive common stock of ACNB (the “ACNB Common Stock”), it is anticipated that I will be appointed or elected to the boards of directors of ACNB and ACNB Bank.

I have been advised that, as a director of ACNB and ACNB Bank, I may be deemed an “affiliate” of ACNB, as that term is used for purposes of Rule 144 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

I hereby agree that I will not offer to sell, transfer or otherwise dispose of any of the shares of ACNB Common Stock I own or will receive in connection with the Merger or otherwise except in compliance with the applicable provisions of SEC Rule 144.

I hereby consent to the placement of a stop transfer order with ACNB’s stock transfer agent and registrar and the endorsement on the certificates, if any, representing any shares of ACNB Common Stock owned by me, of a restrictive legend that will read, substantially, as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THESE SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE TERMS OF A LETTER AGREEMENT FROM THE UNDERSIGNED TO ACNB CORPORATION AND IN COMPLIANCE WITH THE LIMITATIONS OF RULE 144.”

ACNB’s stock transfer agent and registrar shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of ACNB Common Stock owned by me, unless the proposed transfer is effected in compliance with the terms of this letter agreement.

ACNB Corporation

Re: Affiliate Agreement

 I understand and agree that this letter agreement will terminate and be of no further force and effect and the legend set forth above will be removed, and the related stop transfer restrictions will be lifted forthwith, if:

(i)	any shares of the ACNB Common Stock are sold within the limits, and in accordance with the applicable provisions, of SEC Rule 144 under the Securities Act or upon expiration of all restrictions set forth in SEC Rule 144 applicable to me; or

(ii)	ACNB shall have received a “no action” letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to ACNB, to the effect that the restrictions imposed by SEC Rule 144 are no longer applicable to me.

For so long as and to the extent necessary to permit the undersigned to sell the ACNB Common Stock that I own pursuant to SEC Rule 144, ACNB shall, subject to the restrictions set forth in this letter agreement, use its reasonable best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and Rule 144(c) under the Securities Act.

Very truly yours,

Witness:	[Name]

Exhibit K

FORM OF

SEPARATION AND NON-COMPETITION AGREEMENT

THIS SEPARATION AND NON-COMPETITION AGREEMENT (the “Agreement”) is made this ____ day of ___________, by and among ACNB Corporation (“ACNB”), ACNB Bank, Traditions Bancorp, Inc. (“TBI”), Traditions Bank (“Traditions Bank”), and ________________ (the “Executive”) on the terms and conditions set forth below:

WHEREAS, the Executive has been employed by Traditions Bank and will remain an employee of Traditions Bank until the Effective Time of the merger ( the “Merger”) and the other transactions contemplated by the Agreement and Plan of Reorganization by and among ACNB, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Traditions Bank and Traditions Bank' s parent holding company, TBI, dated July ___, 2024 (the “Reorganization Agreement”);

WHEREAS, Traditions Bank, ACNB Bank and their respective affiliates are engaged in the community banking business (the “Business”);

WHEREAS, the Executive is the _______________ of TBI and Traditions Bank;

WHEREAS, the Executive will terminate his employment with TBI and Traditions Bank and their affiliates and subsidiaries effective and contingent upon the Effective Time of the Merger (the “Termination Date”);

WHEREAS, the Executive, TBI, Traditions Bank, ACNB and ACNB Bank wish to settle, compromise and resolve any and all claims that the Executive may have against TBI, Traditions Bank, ACNB, ACNB Bank or any of the affiliates or subsidiaries of such entities, including claims under the Executive's [Traditions Agreement] with TBI and Traditions Bank dated _____________ (the “Traditions Agreement”), in order to facilitate completion of the Merger;

WHEREAS, Employee is not a party nor subject to any employment, change in control, noncompete, non-solicitation or restrictive covenant agreements, or any other restrictions or agreements, except the Traditions Agreement; and

WHEREAS, ACNB has, as part of this agreement, agreed to provide the Executive with certain special benefits that it was not otherwise obligated to provide, including that ACNB will not dispute the Executive's claim that “___________” as defined in the Traditions Agreement has occurred to Executive as of the Effective Time as defined in the Reorganization Agreement.

NOW THEREFORE, the Executive, TBI, Traditions Bank, ACNB and ACNB Bank hereby agree to the following:

1.            Effective Date and Contingency. This Agreement shall be effective upon the Effective Time of the Merger. None of the parties to this Agreement shall have any rights or obligations set forth in this Agreement before the Effective Time. This Agreement shall be null and void if, and at such time as, the Reorganization Agreement is terminated, and the Merger is abandoned for any reason prior to the Effective Time of the Merger (as defined in the Reorganization Agreement).

2.            Separation from Employment. The Executive's employment with TBI and Traditions Bank and its affiliates and subsidiaries shall terminate as of the Termination Date. Traditions Bank will pay the Executive all salary and vacation benefits, payable through the Termination Date, subject to standard withholdings and deductions, in accordance with its normal payroll processes.

3.            Compensation and Benefits.

(a)            ACNB agrees to pay (or cause its wholly owned subsidiary ACNB Bank to pay) the Executive a lump sum payment in the aggregate amount of $_______, subject to deductions and withholdings as required by law (the “Separation Payment”), in connection with the Executive's termination of employment and in exchange for the promises and releases made by the Executive within this Agreement and specifically for the Non Compete and Non Solicitation provisions of Section 6 below. The Separation Payment will be made [_________________] after the Effective Time of Merger as defined in the Reorganization Agreement, assuming such release is executed on the Termination Date and is not thereafter revoked.

(b)            The Executive agrees that the lump sum payment set forth in Section 3(a) above shall satisfy ALL of the obligations of TBI, Traditions Bank and their successors, ACNB and ACNB Bank under the [Traditions Agreement]. The Executive further acknowledges and agrees that there are no equity awards under the [Traditions Agreement]and that he is waiving any and all rights to continued life insurance, accident, health, and disability insurances, health and welfare benefits pursuant to and as provided in the [Traditions Agreement].

4.            No Other Obligations. Except as set forth in the preceding paragraphs and except as required under any “Traditions Benefits Plan” (as defined in the Reorganization Agreement), neither ACNB, ACNB Bank or any ACNB subsidiaries or affiliates nor TBI or Traditions Bank or any of its affiliates shall have any obligation to make any further payments to or for the Executive's benefit with respect to his services on or before the Termination Date or in connection with or with respect to the [Traditions Agreement].

5.            Release. The Executive agrees to sign a release substantially in the form attached as Exhibit A to this Agreement on the Termination Date.

6.            Non-Compete and Non-Solicitation Provisions.

(a)            The Executive hereby covenants and agrees that for ______ (___) months following the Termination Date that Executive shall not, except as otherwise permitted in writing by ACNB:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the ACNB Bank or any of their subsidiaries are engaged, in any county in which ACNB Bank has a bank branch or loan production office (including branches or offices operating under a trade name) as well as all counties or independent cities contiguous to such county (the “Non-Competition Area”);

2

(ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which ACNB or ACNB Bank or any of their subsidiaries are engaged in the Non-Competition Area;

(iii) directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of Traditions Bank, ACNB, ACNB Bank or their subsidiaries within one (1) year of Employee’s Termination Date, to become a customer or referral source of a person or entity other than ACNB, ACNB Bank or their subsidiaries; or,

(iv) directly or indirectly solicit employees of ACNB, ACNB Bank or their subsidiaries or Traditions Bank who were employed within two (2) years of Employee’s Termination to leave the employ of ACNB, ACNB Bank or their subsidiaries or Traditions Bank or work for anyone other than ACNB, ACNB Bank or their subsidiaries or Traditions Bank.

(b)            It is expressly understood and agreed that, although Executive and ACNB and ACNB Bank consider the restrictions contained in Section 6 hereof reasonable for the purpose of preserving for ACNB and ACNB Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6 hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 6 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

7.            Severability. If any provision of this Agreement is illegal, invalid or unenforceable or is held to be illegal, invalid or unenforceable, the Executive agrees that such provision shall be fully severable with respect to scope, time and geographic area, and this Agreement and its terms in such lesser scope, time and geographic area shall be construed and enforced as if such unenforceable or invalid provision had never been a part of this Agreement.

8.            Confidentiality. You acknowledge that you have had access to trade secrets and other confidential information regarding Traditions Bank, ACNB, ACNB Bank and their businesses that are unique and irreplaceable and that the use of such trade secrets and other confidential information by a competitor, or certain other persons, would cause irreparable harm to ACNB, ACNB Bank and their predecessors and successors. Accordingly, you will not disclose or use to the detriment of ACNB, ACNB Bank and their successors any such trade secrets or other confidential information. Confidential information includes any information, whether or not reduced to written or other tangible form, which (i) is not generally known to the public or within the industry; (ii) has been treated by Traditions Bank, ACNB or ACNB Bank as confidential or proprietary; and (iii) is of competitive advantage to Traditions Bank, ACNB, ACNB Bank and their successors. Nothing in this Agreement shall be interpreted or applied to prohibit the making of any good faith report to Traditions Bank's or ACNB's auditors or any regulator, Governmental Agency or other governmental entity, participating in an investigation by any such entity, or disclosure in compliance with a lawful subpoena.

3

9.            Non-Disparagement. You covenant that, except to the extent required by law, you will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on Traditions Bank, ACNB, ACNB Bank or any of their employees, officers or directors, parent, subsidiaries, or affiliates or that denigrates, disparages or results in detriment to any such entities or persons. This section does not prohibit any truthful statement made to any government agency in the context of an official investigation.

10.            No Waiver. No waiver by any party of any breach of, or of compliance with, any condition or provision of this Agreement by another party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.            Acknowledgments and Affirmations. The Executive affirms that he has not filed, caused to be filed or presently is a party to any claim against TBI, Traditions Bank, ACNB, ACNB Bank or any of their respective affiliates or subsidiaries.

12.            Complete Agreement. This Agreement supersedes any and all prior agreements between the Executive and, TBI, Traditions Bank or ACNB and ACNB Bank, whether written or oral, including the [Traditions Agreement]. This Agreement sets forth the entire understanding of the parties as to the subject matter contained herein and may be amended only in writing by the parties hereto.

13.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles) and any dispute pertaining to or arising out of this Agreement shall be brought only in the state or federal courts located within the Commonwealth of Pennsylvania. Both parties irrevocably consent to the personal jurisdiction of the state and federal courts located within the Commonwealth of Pennsylvania.

14.            Counterparts. This Agreement may be executed in counterparts, each of which .shall be deemed an original and all of which taken together shall constitute one and the same instrument.

15.            Assignment. The Executive represents and warrants that he has not assigned or in any other manner conveyed any right or claim that he has or may have to any third party, and he shall not assign or convey to any assignee for any reason any right or c)aim covered by this Agreement, or the consideration, monetary or other, to be received by him hereunder. Traditions Bank or ACNB may assign their rights and obligations under this Agreement to any third party at their discretion.

4

IN Witness WHEREOF TBI, Traditions Bank, ACNB, and ACNB Bank and the Executive have signed this Agreement on the dates set forth below:

ATTEST:	TRADITIONS BANCORP, INC.

By

ATTEST:	TRADITIONS BANK

By

ATTEST:	ACNB CORPORATION

By
James P. Helt
President and Chief Executive Officer

ATTEST:	ACNB BANK

By
James P. Helt
President and Chief Executive Officer

WITNESS:	EXECUTIVE

5

EXHIBIT A

RELEASE

I, _________________ on behalf of myself and my heirs, executors, administrators and assigns, hereby release, waive and forever discharge Traditions Bancorp, Inc. (“TBI”), Traditions Bank (“Traditions Bank”), ACNB Corporation (“ACNB”), ACNB Bank and their subsidiaries, affiliates, predecessors, successors, parent company or assigns, and their respective directors, officers, trustees, employees, representatives and agents (the “Released Parties”) from, and agree not to sue or bring any other action against all or any of the Released Parties based on, any past or present duties, or responsibilities of any of the Released Parties, and any and all claims· or liabilities of whatever kind or nature, that I ever had or which I now have, at the time of or prior to my execution of this release, known or unknown, including, but not limited to, claims in tort or contract; breach of fiduciary duty; defamation; emotional distress; wrongful or unlawful discharge; claims for bonuses, severance pay, vacation leave, employee or fringe benefits, or other compensation; and claims based on any state or federal wage, employment or common laws, statutes or amendments thereto, including, but not limited to: (a) age discrimination claims under the Age Discrimination in Employment Act (“ADEA''), 29 U.S.C. § 621 et seq.; as amended by the Older Workers Benefit Protection Act; (b ) any race, color, religion, sex or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; (c) any claim under the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq.; (d) claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1001 et seq.; (excluding claims for vested benefits); (e) any claim under the National Labor Relations Act (“NLRA”), 29 U.S.C. § 151 et seq.; (f) claims under the Worker Adjustment and Retraining Notification Act (“WARN”), 20 U.S.C. § 2101 et seq.; (g) claims under any state discrimination in employment statute; (h) any claims related to or arising out of the Executive entering into this Agreement; (i) any claims related to or arising out of the Executive's former employment with and the termination of the Executive's employment and separation from Traditions Bank or ACNB, including but not limited to a claim for wrongful discharge in violation of public policy; or (j) any claims for damages due to personal injury or for compensatory or punitive damages.

Notwithstanding any provision of this release to the contrary, (y) nothing contained herein shall be deemed to modify, waive, release, terminate or amend any right or benefit the Executive may possess under the terms of the Separation and Non-Competition Agreement (the “Agreement”) and (z) the Executive does not waive or release any right that the Executive may have related to (i) vested benefits under any TBI Compensation and Benefit Plan other than the Employment Agreement, (ii) any breach of the Agreement, (iii) any claim or right that may arise after the Executive signs this release, (iv) any accrued but unused vacation leave as of the Termination Date, (v) his rights as a shareholder, depositor or borrower of TBI or Traditions Bank or ACNB or ACNB Bank respectively, or (vi) any right or benefit that cannot be waived as a matter of law.

I specifically acknowledge and represent that: (a) I have been given a period of at least forty-five (45) days to consider the terms of this release, (b) the terms of this release are clear and understandable, ( c) the benefits that ACNB, ACNB Bank and TBI and Traditions Bank are providing to me under the Agreement to which this release is attached exceed the benefits that I was otherwise entitled to receive as an employee of Traditions Bank or ACNB Bank, ( d) I have been advised to consult with an attorney of my choice prior to signing this release, and (e) I have been advised that I have the right to revoke this release at any time within the seven (7) day period following the date on which I sign the release.

6

All capitalized terms which are defined in the Agreement, and which are not otherwise defined herein shall have the meaning set forth in the Agreement.

The Agreement shall not become effective or enforceable until the expiration of the seven (7) day revocation period following the execution of this release.

EXECUTIVE

_________________________

DATED: ________

[Addendum Including Age Discrimination Information to be Included in Final Release.]

7